UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
E ENERGY ADAMS, LLC
(Name of small business issuer in its charter)

Nebraska	2860	20-2627531
State or jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.
510 Main Street, P.O. Box 49
Adams, Nebraska 68301
(402) 988-4655
(Address and telephone number of principal executive offices and principal place of business)
Jack L. Alderman, Chairman of the Board
510 Main Street, P.O. Box 49
Adams, Nebraska 68301
(402) 988-4655
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of Communications to:
Valerie D. Bandstra
Erick D. Prohs
Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000, Des Moines, Iowa 50309-2510
(515) 242-2400
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
CALCULATION OF REGISTRATION FEE

Title of each	Maximum number of	Proposed maximum	Proposed maximum
class of securities	units to be	offering price per	aggregate offering	Amount of
to be registered	registered	unit	price	registration fee
Membership Units	5,810	$10,000	$58,100,000	$6,839(1)

1 Determined pursuant to Section 6(b) of the Securities Act of 1933 and Fee Rate Advisory #6 for Fiscal Year 2005.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities offered by this prospectus may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where an offer or sale is not permitted.
Preliminary Prospectus
Dated October 7, 2005

E Energy Adams, LLC
a Nebraska Limited Liability Company
[Effective Date]
The Securities being offered by E Energy Adams, LLC are Limited Liability Company Membership Units

Minimum Offering Amount	$19,900,000	Minimum Number of Units	1,990
Maximum Offering Amount	$58,100,000	Maximum Number of Units	5,810
Offering Price: $10,000 per Unit
Minimum Purchase Requirement: Two Units ($20,000)
Additional Purchases in Increments of One (1) Unit
     We are offering limited liability company membership units in E Energy Adams, LLC, a development stage Nebraska limited liability company. We intend to use the offering proceeds to develop, construct and operate a 50 million gallon dry mill corn-processing ethanol plant in Gage County, Nebraska near the Village of Adams, Nebraska. We estimate the total project, including operating capital, will cost approximately $83,000,000. We expect to use debt financing to complete project capitalization.
     We are offering the units for a purchase price of $10,000 per unit. The minimum purchase requirement is two units for a minimum investment of $20,000. A unit represents a pro rata ownership interest in our capital, profits, losses, and distributions.
     The offering will end no later than [one year from the effective date of this registration statement]. If we sell the maximum number of units prior to [one year from the effective date of this registration statement], the offering will end on or about the date that the maximum number of units have been sold. We may also decide to end the offering any time after we have sold the minimum number of units and prior to [one year date]. If we decide to abandon the project for any reason prior to [one year date], we will terminate the offering and return the offering proceeds to investors.
     Investments will be held in escrow until the earliest of (1) our receipt of all of the following: $19,900,000 or more in offering cash proceeds, a written debt financing commitment for an amount ranging from approximately $23,930,000 to $62,130,000 and consents to break escrow from each state in which we have registered units; (2) [one year from the effective date of this registration statement]; or (3) termination of the offering. Even if we successfully close the offering by selling at least the minimum number of units by [one year from the effective date of this registration statement], we may have to return the offering proceeds to investors if we are unable to satisfy the conditions for releasing funds from escrow. We are selling the units directly to investors on a best efforts basis without using an underwriter.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
     These securities are speculative securities and involve a significant degree of risk (see “RISK FACTORS” starting on page 6), and will constitute an investment in an illiquid security since no public or other market for the units now exists or is expected to develop.

i

PAGE
PROSPECTUS SUMMARY	1
RISK FACTORS	6
FORWARD LOOKING STATEMENTS	19
DETERMINATION OF OFFERING PRICE	20
DILUTION	20
CAPITALIZATION	21
DISTRIBUTION POLICY	22
SELECTED FINANCIAL DATA	23
MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION	23
ESTIMATED SOURCES OF FUNDS	30
ESTIMATED USE OF PROCEEDS	30
DESCRIPTION OF BUSINESS	39
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	54
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	58
UNITS BENEFICIALLY OWNED BY DIRECTORS AND OFFICERS	58
EXECUTIVE COMPENSATION	59
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	60
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	60
PLAN OF DISTRIBUTION	61
DESCRIPTION OF MEMBERSHIP UNITS	65
SUMMARY OF OUR OPERATING AGREEMENT	68
FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS	71
LEGAL MATTERS	80
EXPERTS	80
TRANSFER AGENT	80
ADDITIONAL INFORMATION	80
INDEX TO FINANCIAL STATEMENTS	1

EXHIBITS
Articles of Organization	A
Operating Agreement	B
Subscription Agreement	C
Articles of Organization
Operating Agreement
Form of Membership Unit Certificate
Form of Subscription Agreement
Form of Escrow Agreement
Form of Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenbaum, P.L.C.
Form of Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenbaum, P.L.C.
Letter of Intent
Consulting Agreement
Project Development Fee Agreement
Project Development Fee Agreement
Amendment Number One to Letter of Intent
Assignment of Option
Option Agreement
Option Agreement
Option Agreement
Amendment Number Two to Letter of Intent
Consent of Boulay, Heutmaker, Zibell & Co., P.L.L.P.

ii

PROSPECTUS SUMMARY
     This summary only highlights selected information from this prospectus and may not contain all of the information that is important to you. You should carefully read the entire prospectus, the financial statements, and attached exhibits before you decide whether to invest.
The Company
     We were formed on March 25, 2005 for the purpose of developing a project to build a 50 million gallon dry mill corn-processing ethanol plant and are organized as a Nebraska limited liability company. We are a development-stage company with no prior operating history. We do not expect to generate any revenue until we begin operating the plant. Our ownership interests are represented by membership interests, which are designated as units. Our principal address and location is 510 Main Street, PO Box 49, Adams, Nebraska 68301. Our telephone number is (402) 988-4655.
The Offering

Minimum number of units offered by us	1,990 units

Maximum number of units offered by us	5,810 units

Purchase price per unit	$10,000

Minimum purchase amount	Two units ($20,000).

Additional Purchases	One unit increments.

Maximum purchase amount	You may purchase any number of additional units subject to the 40% ownership limitation in our operating agreement. There are currently 194 units outstanding. If we sell the minimum number of units, the maximum number of units you can purchase is 873 units. If we sell the maximum number of units, the maximum number of units you can purchase is 2,401 units.

Use of proceeds	The purpose of this offering is to raise equity to help fund the construction and start-up costs of a 50 million gallon dry mill corn-processing ethanol plant to be located in Gage County, Nebraska.

Offering start date	We expect to start selling units as soon as possible following the declaration of effectiveness of this registration statement by the Securities and Exchange Commission.

Offering end date	The offering will end no later than [one year date]. If we sell the maximum number of units prior to [one year date], the offering will end on or about the date that we sell the maximum number of units. We may also end the offering any time after we sell the minimum number of units and prior to [one year date]. In addition, if we abandon the project for any reason prior to [one year date], we will terminate the offering and return offering proceeds to investors

Units issued and outstanding if min. sold	2,184(1)

Units issued and outstanding if max. sold	6,004(1)

Risk Factors	See “Risk Factors” beginning on page 6 of this prospectus for a discussion of factors that you should carefully consider before deciding to invest in our units.

(1)	Includes 194 of seed capital units currently issued and outstanding in our previous private placement.
     We currently plan to register the offering in the states of Nebraska, Iowa, Kansas, Missouri, Wisconsin, South Dakota and Florida. We may also offer or sell our units in other states in reliance on exemptions from the registration requirements of the laws of those other states. The directors and officers identified on page 6 of this prospectus will be offering the securities on our behalf directly to investors without the use of an underwriter. We are exempt from broker-dealer registration with the NASD. We will register as an issuer-dealer in Nebraska and we expect at least two of our authorized directors will offer the units in Nebraska as issuer-dealer agents. We will not pay commissions to our directors and officers for these sales.
The Project
     If we are able to fully capitalize the project as described in our financing plan below, we will use the offering proceeds to build and operate a 50 million gallon dry mill corn-processing ethanol plant in Gage County, Nebraska. Ethanol is an alcohol that can be burned in engines just like gasoline. Ethanol can be blended with gasoline as an oxygenate to decrease harmful emissions and meet clean air standards. Unlike gasoline, which is made by distilling crude oil, ethanol is made from the starchy parts of plants. Most ethanol in the United States is processed through fermentation of corn, but potatoes, sugarcane, and other biomass materials may also be used.
     Changing corn to ethanol by fermentation takes many steps. Starch in corn must be broken down into simple sugars before fermentation can occur. This is achieved by cooking the corn and adding enzymes, which function as catalysts to speed up the chemical changes. Once a simple sugar is obtained, yeast is added. Yeast is a single-celled fungus that feeds on the sugar and causes the fermentation. As the fungus feeds on the sugar, it produces alcohol (ethanol) and carbon dioxide. The alcohol is further distilled to separate it from the remaining stillage and remove all of the remaining water. The stillage is then evaporated and dried to make it suitable for animal consumption.
     While the ethanol we intend to produce is the same alcohol used in beverage alcohol, it must meet fuel grade standards before it can be sold. Ethanol that is to be used as a fuel is denatured by adding a small amount of gasoline to it in order to make it unfit for drinking. We plan to build an ethanol plant with a name plate capacity of 50 million gallons of denatured ethanol (fuel-grade ethanol) per year. Although the name plate capacity is 50 million gallons per year, it is not unusual for plants to produce in excess of this capacity and we expect our plant to do the same. Therefore, we expect our ethanol plant will annually process approximately 20 million bushels of corn into approximately 55 million gallons of denatured ethanol to be used by refiners to blend with gasoline. These production estimates are based upon engineering specifications from our anticipated design-builder, Fagen, Inc. While we believe our production estimates are reasonable, we can offer no assurances that our plant will produce in excess of 50 million gallons of ethanol per year.
     Ethanol plants grind up the entire corn kernel, sending the non-fermentable corn oil, protein and fiber to the distillery along with the starch. These components, which make up a third of the kernel, remain after the starch is converted to alcohol and are dried and sold as distillers grains, also known by the acronyms DDG or DDGS (Distillers Dried Grains or Distillers Dried Grains with Solubles). Distillers grains are typically sold as an nutrient rich ingredient for animal feed.
     Based on an approximate annual production volume of 55 million gallons of ethanol, our plant is projected to produce approximately 169,000 tons annually of dried distillers grains with solubles and 110,200 tons of carbon dioxide. These production estimates are based upon engineering specifications from our anticipated design-builder, Fagen, Inc. Actual production results could vary.
     We have entered into a non-binding letter of intent with Fagen, Inc., for the design and construction of our proposed ethanol plant for a price of $58,883,760, exclusive of any change orders we may approve. We expect to execute a definitive design-build agreement with Fagen, Inc., which will set forth in detail the design and construction services provided by Fagen, Inc., in exchange for a lump sum price equal to the $58,883,760 set forth in our letter of intent. Construction of the project is expected to take 14-16 months from the date our offering closes. Our anticipated completion date is currently scheduled for summer 2007.
Our Financing Plan
     We estimate the total project will cost approximately $83,000,000. This is a preliminary estimate based primarily upon the experience of our anticipated general contractor, Fagen, Inc. with other plants it has built. We expect our estimate to change as we continue to develop the project. Except for our letter of intent with Fagen, Inc., we do not have any binding or non-binding agreements with any contractor or supplier for labor or materials necessary to construct the plant.
     We expect to capitalize our project using a combination of equity and debt to supplement our seed capital proceeds. We raised $970,000 of seed capital equity in a private placement to fund our development, organizational and offering expenses. We intend to raise a minimum of $19,900,000 and a maximum of $58,100,000 of additional equity through this offering.
     Depending on the level of equity raised in this offering and the amount of any grants or tax increment financing we may be awarded, we will need to obtain debt financing ranging from approximately $23,930,000 to $62,130,000, less any grants and/or tax increment financing we are awarded in order to supplement our seed capital proceeds of $970,000 and fully capitalize the project. We estimate the range of debt financing we will need by subtracting the minimum and maximum amount of equity in this offering and the $970,000 we raised as seed capital from the estimated total project cost.
     We have no contracts or commitments with any bank, lender or financial institution for this debt financing. We may also use bond financing to help finance the project including tax-exempt bond financing. However, we currently do not have any contracts or commitments for bond financing. There are no assurances that we will be able to obtain the necessary debt financing, bond financing, other financing or grants sufficient to capitalize the project. The level of debt we require may be reduced by any grants or tax increment financing awarded to us. Depending on the number of units sold, we may also seek third party credit providers to provide subordinate debt for the construction and initial operating expenses of the project.
     Our financing plan will require a significant amount of debt. Before we release funds from escrow, we must secure a written debt financing commitment. You should be aware that a commitment for debt financing is not a binding loan agreement and the lender may not be required to provide us the debt financing as set forth in the commitment. A commitment is an agreement to lend, subject to certain terms and conditions and subject to the negotiation, execution and delivery of loan and loan-related documentation satisfactory to the lender. The agreement is conditional and a lender could later decline the loan if the terms and conditions set forth in the debt financing commitment letter are not satisfied. Therefore, even if we sell the aggregate minimum number of units prior to [one year from the effective date of this registration statement] and receive a debt financing commitment, we may not satisfy the loan commitment conditions before the offering closes, or at all. If this occurs, we have three alternatives:
•	Begin construction of the plant using all or a part of the equity funds raised while we seek another debt financing source;

•	Hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source;

•	Return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds.
Financial Information
     We are a development-stage company with no operating history and no revenues. Please see “SELECTED FINANCIAL DATA” for a summary of our finances and the index to our financial statements for our detailed financial information.

Membership in E Energy Adams and Our Operating Agreement
     If you purchase two or more of our units, you will become a member in E Energy Adams and your rights as a member will be governed by our operating agreement. Each member will have one vote per unit owned. Members may vote on a limited number of issues, such as dissolving the company, amending the operating agreement, and electing future directors.
     As a unit holder, you will have a capital account to which your contributions will be credited. We will increase unit holders’ accounts by the holders’ allocated shares of our profits and other applicable items of income or gain. We will decrease capital accounts by the share of our losses and other applicable items of expenses or losses and any distributions that are made. Generally, we will allocate our profits and losses based upon the ratio each unit holder’s units bear to total units outstanding.
     In the opinion of our counsel, we will be treated as a partnership for federal income tax purposes. As such, we will not pay any federal income taxes at the company level and will instead allocate net income to unit holders. Our unit holders must then include that income in his or her taxable income. This means that each unit holder must pay taxes upon the allocated shares of our income regardless of whether we make a distribution in that year. Our unit holders may be able to deduct his or her allocated share of any loss. However, this is subject to a number of rules which may restrict an investor’s ability to deduct the loss including rules related to at-risk and passive losses and basis.
     The transfer of units is restricted by our operating agreement, which, except in limited circumstances, does not allow unit transfers until the plant is operational. Once we are operational, unit transfers will be permitted. However, our units will not be listed on any national exchange and may not be readily traded due to certain restrictions imposed by tax and securities laws.
Suitability of Investors
     Investing in the units involves a high degree of risk. Accordingly, the purchase of units is suitable only for persons of substantial financial means that have no need for liquidity in their investments and can bear the economic risk of loss of any investment in the units. Units will be sold only to persons that meet these and other specific suitability requirements. Even if you represent that you meet the required suitability standards, the board of directors reserves the right to reject any subscription for any reason, including if the board determines that the units are not a suitable investment for you.
Subscription Period
     The offering will end no later than [one year from the effective date of this registration statement]. If we sell the maximum number of units prior to [one year date], the offering will end on or about the date that we sell the maximum number of units. We may also end the offering any time after we sell the minimum number of units and prior to [one year from the effective date of this registration statement]. In addition, if we abandon the project for any reason prior to [one year from the effective date of this registration statement], we will terminate the offering and return offering proceeds to investors. We may continue to offer any remaining units to reach the maximum number to be sold until the offering closes. We reserve the right to cancel or modify the offering, to reject subscriptions for units in whole or in part, and to waive conditions to the purchase of units. Additionally, in our sole discretion, we may also determine that it is not necessary to sell all available units.
Subscription Procedures
     Before purchasing any units, investors must read and complete the subscription and signature page of our operating agreement, pay 10% of their total investment into our escrow account and sign a promissory note and security agreement for the 90% balance of the purchase price.
     Once you have executed the subscription agreement, you will not be able to withdraw funds from escrow, sell or transfer your units or otherwise cancel this agreement. Any time after we sell the minimum aggregate offering amount of $19,900,000, we may give written demand for payment and you will have 20 days to pay the balance of the purchase price. If you fail to pay the balance of the purchase price, you will forfeit your 10% cash deposit and you will not be entitled to any ownership interest in E Energy Adams. If we acquire sufficient equity proceeds to release funds from escrow prior to your initial investment, then you must pay the full purchase price at the time of subscription for the total number of units you wish to purchase.
Escrow Procedures
     Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account that we have established with Union Bank & Trust Company, as escrow agent, under a written escrow agreement. We will not release funds from the escrow account until specific conditions are satisfied. Those conditions are (1) cash proceeds from unit sales deposited in the escrow account equals or exceeds the minimum offering amount of $19,900,000, exclusive of interest; (2) we obtain a written debt financing commitment for debt financing ranging from approximately $23,930,000 to $62,130,000, less any grants and/or tax increment financing we are awarded; (3) we elect, in writing, to terminate the escrow agreement; and 4) an affidavit prepared by our escrow agent has been sent to the states in which we have registered units stating that the conditions set out in (1) and (2) have been met and we have received approval to break escrow from those states.
     We will terminate the escrow account and your investment will be promptly returned to you plus nominal interest, less a deduction for escrow agent fees, if we terminate the offering prior to the ending date or if we have not sold the minimum number of units (1,990) and received the initial 10% minimum offering amount ($1,990,000) in cash prior to [one year from the effective date of this registration statement].
     If we sell the minimum number of units, receive the initial 10% minimum offering amount in cash and notify the purchasers of their obligation to pay the 90% balance on the purchase price prior to [one year from the effective date of this registration statement], then the escrow account will continue for a period of 3 months from the one-year date to allow us sufficient time to collect the outstanding 90%.
     If cash proceeds deposited in our escrow account do not equal or exceed the minimum offering amount of $19,900,000 at the end of the 3 month period, the escrow account will terminate and we will promptly return your investment plus nominal interest less a deduction for escrow agent fees. If the escrow fees exceed the interest earned on the escrow account, we will use seed capital funds to pay the escrow fees. None of the principal deposited in the escrow account will be used to pay escrow fees. This means that if we have to terminate the escrow account and return your investment, you will not receive less than the full amount of your original investment. Even if we are successful in releasing funds from escrow, we intend to allow the offering to continue until [one year from date of effectiveness of this prospectus] or the sale of the maximum number of units.
IMPORTANT NOTICES TO INVESTORS
     This prospectus does not constitute an offer to sell or the solicitation of an offer to purchase any securities in any jurisdiction in which, or to any person to whom, it would be unlawful to do so.
     Investing in our units involves significant risk. Please see “RISK FACTORS” beginning on page 6 to read about important risks you should consider before purchasing units in E Energy Adams. No representations or warranties of any kind are intended or should be inferred with respect to economic returns or tax benefits of any kind that may accrue to the investors of the securities.
     In making an investment decision, investors must rely upon their own examination of the entity creating the securities and the terms of the offering, including the merits and risks involved. Investors should not invest any funds in this offering unless they can afford to lose their entire investment. There is no public market for the resale of the units in the foreseeable future. Furthermore, state securities laws and our operating agreement place substantial restrictions on the transferability of the units. Investors should be aware that they will be required to bear the financial risks of this investment for an indefinite period of time.
     During the course of the offering of the units and prior to the sale of the units, each prospective purchaser and his or her representatives, if any, are invited to ask questions of, and obtain additional information from, our representatives concerning the terms and conditions of this offering, us, our business, and other relevant matters. We will provide the requested information to the extent that we possess such information or can acquire it without unreasonable effort or expense. Prospective purchasers or representatives having questions or desiring additional information should contact us at (402) 988-4655, or at our business address: E Energy Adams, LLC, 510 Main Street, PO Box 49, Adams, Nebraska 68301. Also, you may contact any of the following board members directly at the phone numbers listed below:

NAME	POSITION	PHONE NUMBER
Jack L. Alderman	Chairman, President and Director	608-372-5755
Donald “Bud” W. Olsson	Director	402-323-1630
RISK FACTORS
     The purchase of units involves substantial risks and the investment is suitable only for persons with the financial capability to make and hold long-term investments not readily converted into cash. Investors must, therefore, have adequate means of providing for their current and future needs and personal contingencies. Prospective purchasers of the units should carefully consider the Risk Factors set forth below, as well as the other information appearing in this prospectus, before making any investment in the units. Investors should understand that there is a possibility that they could lose their entire investment in us.
Risks Related to the Offering
If we fail to sell the minimum number of units, the offering will fail and your investment may be returned to you with nominal interest or no interest.
     We may not be able to sell the minimum amount of units required to close on this offering. We must sell at least $19,900,000 worth of units to close the offering. If we do not sell units with a purchase price of at least $19,900,000 by [one year from the effective date of this registration statement], we cannot close the offering and must return investors’ money with nominal interest, less expenses for escrow agency fees. This means that from the date of an investor’s investment, the investor may earn a nominal rate of return on the money he, she, or it deposits with us in escrow. If escrow fees exceed interest, investments may be returned without interest, but investors will receive no less than the purchase price they paid for the units. We do not expect the termination date to be later than [one year from effective date of this prospectus].
We are not experienced in selling securities and no one has agreed to assist us or purchase any units that we cannot sell ourselves, which may result in the failure of this offering.
     We are making this offering on a “best efforts” basis, which means that we will not use an underwriter or placement agent and if we are unsuccessful in selling the minimum aggregate offering amount by [one year from the effective date of this registration statement], we will be required to return your investment. We have no firm commitment from any prospective buyer to purchase our units and there can be no assurance that the offering will be successful. We plan to offer the units directly to investors by registering our securities in the states of Nebraska, Iowa, Kansas, Missouri, Wisconsin, South Dakota and Florida. We plan to advertise in local media in these states and by mailing information to area residents. We also plan to hold informational meetings throughout Nebraska, Wisconsin, Iowa and Florida. Our directors have significant responsibilities in their primary occupations in addition to trying to raise capital. These individuals have no broker-dealer experience or any experience with public offerings of securities. There can be no assurance that our directors will be successful in securing investors for the offering.

Proceeds of this offering are subject to promissory notes due after the offering is closed and investors unable to pay the 90% balance on their investment may have to forfeit their 10% cash deposit.
     As much as 90% of the total offering proceeds of this offering could be subject to promissory notes that may not be due until after the offering is closed. If we sell the minimum number of units by [one year date], we will be able to close the offering. However, we will not be able to release funds from escrow until the notes are paid off and the cash proceeds in escrow equal or exceed $19,900,000 and we have received a written debt financing commitment, the escrow agent provides an affidavit to each state securities department in which the Company has registered its securities for sale stating that the escrow agreement requirements have been satisfied, and the state securities commissioners have consented to release of the funds on deposit.
     The success of our offering will depend on the investors’ ability to pay the outstanding balances on these promissory notes. In order to become a member in E Energy Adams, each investor must, among other requirements, submit a check in the amount of 10% of the total amount due for the number of units for which subscription is sought, and a promissory note for the remaining 90% of the total amount due for the units. That balance will become due within 20 days of the date of our notice that our sales of units, including the amounts owed under the promissory notes, have exceeded the minimum escrow deposit of $19,900,000. We will take a security interest in the units. We intend to retain the initial payment and to seek damages from any investor who defaults on the promissory note obligation. This means that if you are unable to pay the 90% balance of your investment within 20 days of our notice, you may have to forfeit your 10% cash deposit. Accordingly, the success of the offering depends on the payment of these amounts by the obligors.
Investors will not be allowed to withdraw their investments, which means that you should invest only if you are willing to have your investment unavailable to you for an indefinite period of time.
     Investors will not be allowed to withdraw their investments for any reason, absent a rescission offer tendered by E Energy Adams. We do not anticipate making a rescission offer. This means that from the date of your investment through [the ending date of this offering], your investment will be unavailable to you. You should only invest in us if you are willing to have your investment be unavailable for this period of time, which could be up to one year. If our offering succeeds, and we convert your cash investment into units of E Energy Adams, your investment will be denominated in our units until you transfer those units. There are significant transfer restrictions on our units. You will not have a right to withdraw from E Energy Adams and demand a cash payment from us.
Risks Related to Our Financing Plan
Even if we raise the minimum amount of equity in this offering, we may not obtain the debt financing necessary to construct and operate our ethanol plant, which would result in the failure of the project and E Energy Adams and the potential loss of your investment.
     Our financing plan requires a significant amount of debt financing. We do not have contracts or commitments with any bank, lender, governmental entity, underwriter or financial institution for debt financing, and we will not release funds from escrow until we secure a written debt financing commitment sufficient to construct and operate the ethanol plant. If debt financing on acceptable terms is not available for any reason, we will be forced to abandon our business plan and return your investment from escrow plus nominal interest less deduction for escrow agency fees. Depending on the level of equity raised in this offering, we expect to require approximately $23,930,000 to $62,130,000 (less any grants and/or tax increment financing we are awarded) in senior or subordinated long term debt from one or more commercial banks or other lenders. Because the amounts of equity and grant funding are not yet known, the exact amount and nature of total debt is also unknown. If we do not sell the minimum amount of units, the offering will not close. Even though we must receive a debt financing commitment as a condition of closing escrow, the agreements to obtain debt financing may not be fully negotiated when we close on escrow. Therefore, there is no assurance that such commitment will be received, or if it is received, that it will be on terms acceptable to us. If agreements to obtain debt financing are arranged and executed, we expect that we will be required to use the funds raised from this offering prior to receiving the debt financing funds.

Future loan agreements with lenders may hinder our ability to operate the business by imposing restrictive loan covenants, which could delay or prohibit us from making cash distributions to our unit holders.
     Our debt load and service requirements necessary to implement our business plan will result in substantial debt service requirements. Our debt load and service requirements could have important consequences which could hinder our ability to operate, including our ability to:
•	Incur additional indebtedness;

•	Make capital expenditures or enter into lease arrangements in excess of prescribed thresholds;

•	Make distributions to unit holders, or redeem or repurchase units;

•	Make certain types of investments;

•	Create liens on our assets;

•	Utilize the proceeds of asset sales; and

•	Merge or consolidate or dispose of all, or substantially all, of our assets.
     In the event that we are unable to pay our debt service obligations, our creditors could force us to (1) reduce or eliminate distributions to unit holders (even for tax purposes); or (2) reduce or eliminate needed capital expenditures. It is possible that we could be forced to sell assets, seek to obtain additional equity capital or refinance or restructure all or a portion of our debt. In the event that we would be unable to refinance our indebtedness or raise funds through asset sales, sales of equity or otherwise, our ability to operate our plant would be greatly affected and we may be forced to liquidate.
We do not have any bond financing commitments or contracts and if we are unable to obtain bond financing or if the bond financing is provided on unfavorable terms, our financial performance may suffer and the value of your investment may be reduced.
     We may use bond financing, including tax exempt bond financing, to help capitalize the project, however, we do not have contracts or commitments with any lender, bank, financial institution, governmental entity or underwriter to provide bond financing for our project. There is no assurance that we will be able to use bond financing or that bond financing, if available, will be secured on terms that are favorable to us. If we do not use bond financing, we may be charged a higher interest rate or our secured lenders may require a greater amount of equity financing in order to complete project capitalization. If bond financing is not available or is only available on terms that are not favorable to us, our financial performance may suffer and your investment could lose value.
If we decide to spend equity proceeds and begin plant construction before we have fulfilled all of the loan commitment conditions, signed binding loan agreements or received loan proceeds, we may be unable to close the loan and you may lose all of your investment.
     If we sell the aggregate minimum number of units prior to [one year from the effective date of this registration statement] and satisfy the other conditions of releasing funds from escrow, including our receipt of a written debt financing commitment, we may decide to begin spending the equity proceeds to begin plant construction or for other project-related expenses. If, after we begin spending equity proceeds, we are unable to close the loan, we may have to seek another debt financing source or abandon the project. If that happens, you could lose some or all of your investment.
If we successfully release funds from escrow but are unable to close our loan, we may decide to hold your investment while we search for alternative debt financing sources, which means your investment will continue to be unavailable to you and may decline in value.
     We must obtain a written debt financing commitment prior to releasing funds from escrow. However, a debt financing commitment does not guarantee that we will be able to successfully close the loan. If we fail to close the loan, we may choose to seek alternative debt financing sources. While we search for alternative debt financing, we may continue to hold your investment in another interest-bearing account. Your investment will continue to be unavailable while we search for alternative debt financing. It is possible that your investment will decline in value while we search for the debt financing necessary to complete our project.

Risks Related to E Energy Adams as a Development-Stage Company
E Energy Adams has no operating history, which could result in errors in management and operations causing a reduction in the value of your investment.
     We were recently formed and have no history of operations. We cannot provide assurance that E Energy Adams can manage start-up effectively and properly staff operations, and any failure to manage our start-up effectively could delay the commencement of plant operations. A delay in start-up operations is likely to further delay our ability to generate revenue and satisfy our debt obligations. We anticipate a period of significant growth, involving the construction and start-up of operations of the plant. This period of growth and the start-up of the plant are likely to be a substantial challenge to us. If we fail to manage start-up effectively, you could lose all or a substantial part of your investment.
We have little to no experience in the ethanol industry, which increases the risk of our inability to build and operate the ethanol plant.
     We are presently, and are likely for some time to continue to be, dependent upon our founding members, some of whom will serve as our initial directors. Most of these individuals are experienced in business generally but have very little or no experience in raising capital from the public, organizing and building an ethanol plant, and governing and operating a public company. None of our directors, other than Bill Riechers, has expertise in the ethanol industry. See “DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.” In addition, certain directors on our board are presently engaged in business and other activities which impose substantial demand on the time and attention of such directors. You should not purchase units unless you are willing to entrust all aspects of our management to our board of directors.
We will depend on Fagen, Inc. for expertise in beginning operations in the ethanol industry and any loss of this relationship could cause us delay and added expense, placing us at a competitive disadvantage.
     We will be dependent on our relationship with Fagen, Inc. and its employees. Any loss of this relationship with Fagen, Inc., particularly during the construction and start-up period for the plant, may prevent us from commencing operations and result in the failure of our business. The time and expense of locating new consultants and contractors would result in unforeseen expenses and delays. Unforeseen expenses and delays may reduce our ability to generate revenue and profitability and significantly damage our competitive position in the ethanol industry such that you could lose some or all of your investment.
If we fail to finalize critical agreements, such as the design-build agreement, ethanol and co-product marketing agreements and utility supply agreements, or the final agreements are unfavorable compared to what we currently anticipate, our project may fail or be harmed in ways that significantly reduce the value of your investment.
     You should be aware that this prospectus makes reference to documents or agreements that are not yet final or executed, and plans that have not been implemented. In some instances such documents or agreements are not even in draft form. The definitive versions of those agreements, documents, plans or proposals may contain terms or conditions that vary significantly from the terms and conditions described. These tentative agreements, documents, plans or proposals may not materialize or, if they do materialize, may not prove to be profitable.
Our lack of business diversification could result in the devaluation of our units if our revenues from our primary products decrease.
     We expect our business to solely consist of ethanol and distillers grains production and sales. We do not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the plant. Our lack of business diversification could cause you to lose all or some of your investment if we are unable to generate revenues by the production and sales of ethanol and distillers grains since we do not expect to have any other lines of business or alternative revenue sources.

We have a history of losses and may not ever operate profitably.
     From our inception on March 25, 2005 through June 30, 2005, we incurred an accumulated net loss of $123,351. We will continue to incur significant losses until we successfully complete construction and commence operations of the plant. There is no assurance that we will be successful in completing this offering and/or in our efforts to build and operate an ethanol plant. Even if we successfully meet all of these objectives and begin operations at the ethanol plant, there is no assurance that we will be able to operate profitably.
Your investment may decline in value due to decisions made by our initial board of directors and until the plant is built, your only recourse to replace these directors will be through amendment to our operating agreement.
     Our operating agreement provides that the initial board of directors will serve until the first annual or special meeting of the members following substantial operations of the ethanol plant commence. If our project suffers delays due to financing or construction, our initial board of directors could serve for an extended period of time. In that event, your only recourse to replace these directors would be through an amendment to our operating agreement which could be difficult to accomplish.
Risks Related to Construction of the Ethanol Plant
We will depend on Fagen, Inc. and ICM, Inc. to design and build our ethanol plant, however, we currently have no binding agreement with them and their failure to perform could force us to abandon business, hinder our ability to operate profitably or decrease the value of your investment.
     We will be highly dependent upon Fagen, Inc. and ICM, Inc. to design and build the plant, but we have no definitive binding agreement with either company. We have entered into a non-binding letter of intent with Fagen, Inc. for various design and construction services. Fagen, Inc. has indicated its intention to deliver to us a proposed design-build contract, in which it will serve as our general contractor and will engage ICM, Inc. to provide design and engineering services. We anticipate that we will execute a definitive binding design-build agreement with Fagen, Inc. to construct the plant. However, we have not yet negotiated, reviewed or executed the design-build agreement and there is no assurance that such an agreement will be executed.
     If we do not execute a definitive, binding design-build agreement with Fagen, Inc., or if Fagen, Inc. terminates its relationship with us after initiating construction, there is no assurance that we would be able to obtain a replacement general contractor. Any such event may force us to abandon our business. We do, however, intend to purchase a performance bond to mitigate some of the risk of Fagen, Inc. terminating its relationship with us after initiation of construction.
We may need to increase cost estimates for construction of the ethanol plant, and such increase could result in devaluation of our units if ethanol plant construction requires additional capital.
     We anticipate that Fagen, Inc. will construct the plant for a fixed contract price, based on the plans and specifications in the anticipated design-build agreement. We have based our capital needs on a design for the plant that will cost approximately $58,884,000 with additional start-up and development costs of approximately $24,116,000 for a total project completion cost of approximately $83,000,000. This price includes construction period interest. The estimated cost of the plant is based on preliminary discussions, and there is no assurance that the final cost of the plant will not be higher. There is no assurance that there will not be design changes or cost overruns associated with the construction of the plant. In addition, shortages of steel could affect the final cost and final completion date of the project. Any significant increase in the estimated construction cost of the plant could delay our ability to generate revenues and reduce the value of your units because our revenue stream may not be able to adequately support the increased cost and expense attributable to increased construction costs.

Construction delays could result in devaluation of our units if our production and sale of ethanol and its by-products are similarly delayed.
     We currently expect our plant to be operating by summer 2007; however, construction projects often involve delays in obtaining permits, construction delays due to weather conditions, or other events that delay the construction schedule. In addition, Fagen, Inc.’s involvement in the construction of a number of other plants while constructing our plant could cause delays in our construction schedule. Also, any changes in interest rates or the credit environment or any changes in political administrations at the federal, state or local level that result in policy change towards ethanol or this project, could also cause construction and operation delays. If it takes longer to construct the plant than we anticipate, it would delay our ability to generate revenue and make it difficult for us to meet our debt service obligations. This could reduce the value of the units.
Defects in plant construction could result in devaluation of our units if our plant does not produce ethanol and its by-products as anticipated.
     There is no assurance that defects in materials and/or workmanship in the plant will not occur. Under the terms of the anticipated design-build agreement with Fagen, Inc., Fagen, Inc. would warrant that the material and equipment furnished to build the plant will be new, of good quality, and free from material defects in material or workmanship at the time of delivery. Though we expect the design-build agreement to require Fagen, Inc. to correct all defects in material or workmanship for a period of one year after substantial completion of the plant, material defects in material or workmanship may still occur. Such defects could delay the commencement of operations of the plant, or, if such defects are discovered after operations have commenced, could cause us to halt or discontinue the plant’s operation. Halting or discontinuing plant operations could delay our ability to generate revenues and reduce the value or your units.
The plant site may have unknown environmental problems that could be expensive and time consuming to correct, which may delay or halt plant construction and delay our ability to generate revenue.
     Pursuant to a memorandum of understanding with Gage County Economic Development, Inc., it has assigned us its option to purchase a 172.42 acre site in Gage County, Nebraska. The option also includes an easement to access the site. Gage County Economic Development, Inc. has also completed a Phase I environmental assessment on the site. Our board of directors reserves the right to change the location of the plant site, in their sole discretion, for any reason. There can be no assurance that we will not encounter hazardous environmental conditions at the Gage County site or any alternative site that may delay the construction of the plant. We do not anticipate Fagen, Inc. being responsible for any hazardous environmental conditions encountered at the plant site. Upon encountering a hazardous environmental condition, Fagen, Inc. may suspend work in the affected area. If we receive notice of a hazardous environmental condition, we may be required to correct the condition prior to continuing construction. The presence of a hazardous environmental condition will likely delay construction of the plant and may require significant expenditure of our resources to correct the condition. In addition, Fagen, Inc. will be entitled to an adjustment in price and time of performance if it has been adversely affected by the hazardous environmental condition. If we encounter any hazardous environmental conditions during construction that require time or money to correct, such event could delay our ability to generate revenues and reduce the value or your units.
Risks Related to Conflicts of Interest
Our directors and officers have other business and management responsibilities which may cause conflicts of interest in the allocation of their time and services to our project.
     Since our project is currently managed by the board of directors rather than a professional management group, the devotion of the directors’ time to the project is critical. However, the directors and officers have other management responsibilities and business interests apart from our project. As a result, our directors and officers may experience conflicts of interest in allocating their time and services between us and their other business responsibilities. In addition, conflicts of interest may arise if the directors and officers, either individually or collectively, hold a substantial percentage of the units because of their position to substantially influence our business and management.

The fees we expect to pay to one of our directors, Bill Riechers, for assisting us with our financing plan may cause a conflict of interest if this director makes decisions based on his personal financial interest in obtaining these fees rather than our best interests.
     One of our directors, Bill Riechers, is serving as a project consultant and we are compensating him as such. A portion of the fees payable to Mr. Riechers is contingent upon our ability to obtain sufficient debt financing to fully capitalize the project. This arrangement could create a conflict of interest for Mr. Riechers with regards to decision-making related to our financing plan. This conflict could threaten our ability to capitalize the project if Mr. Riechers puts his personal interest in obtaining fees ahead of our best interests related to funding the project.
Our director, Bill Riechers, may have an additional conflict of interest arising from his relationship with Fagen, Inc., if he puts his interest in that relationship ahead of our best interests.
     Bill Riechers receives regular consulting compensation from Fagen, Inc., in connection with project development consulting services Mr. Riechers provides to various ethanol projects in which Fagen, Inc., is significantly involved. This arrangement could cause Mr. Riechers conflicts of interest in decision-making related to contracts and agreements between us and Fagen, Inc. These conflicts could threaten our ability to secure favorable contracts and agreements with Fagen, Inc., if Mr. Riechers puts his personal interest in maintaining his relationship with Fagen, Inc., ahead of our best interests.
The fees we expect to pay to two of our directors, Jack L. Alderman and Everett W. Larson, for assisting us with the development of our project may cause a conflict of interest if either director makes decisions based on his personal financial interest in obtaining his respective fee rather than our best interests.
     One of our directors, Jack L. Alderman, is providing organizational and project development services and we are compensating him for these services. His duties include, but are not limited to, public relations, on-site development issues, and timely completion of the project. The fee payable to Mr. Alderman is contingent upon project completion (i.e., the plant is producing ethanol for sale.) Everett W. Larson, another one of our directors, is also providing organizational and project development services and we are compensating him for these services. The fee payable to Mr. Larson is payable on a monthly basis. These arrangements could create conflicts of interest for Mr. Alderman or Mr. Larson if either director puts his personal financial interest in obtaining his respective fee ahead of our best interests.
Our directors may have additional conflicts of interest arising from their involvement in other ethanol projects.
     Jack L. Alderman, along with other members of our board of directors, are exploring the development of additional ethanol plants. Jack L. Alderman has entered into a letter of intent with Fagen, Inc. for the construction of a 50 million gallon per year ethanol plant near Auburn, Nebraska, which is approximately 40 miles from our proposed plant site. Some of our directors may participate as investors in the Auburn project as well as other ethanol projects. As a result, these directors may experience conflicts of interest in allocating their time and services between our project and any additional ethanol project or projects they may pursue. In addition, this could create conflicts of interest for our directors if they put the interests of these other potential ethanol projects ahead of our best interests.
We may have conflicting financial interests with Fagen, Inc., which could cause Fagen, Inc. to put its financial interests ahead of ours.
     Fagen, Inc. is expected to advise our directors and has been, and is expected to be, involved in substantially all material aspects of our formation, capital formation and operations to date. In addition, Bill Riechers, a director on our board, our project coordinator and a member, has a consulting relationship with Fagen, Inc. Consequently, the terms and conditions of our agreements and understandings with Fagen, Inc. (and, through Fagen, Inc., with ICM, Inc.), including our design-build letter of intent, have not been negotiated at arm’s length. Therefore, there is no assurance that our arrangements with such parties are as favorable to us as could have been if obtained from unaffiliated third parties. Most of the cost of our project will be paid to Fagen, Inc. for the design and construction of our ethanol plant. Fagen, Inc. may experience conflicts of interest that cause it to put its financial interest in the design and construction of our plant ahead of our best interests. In addition, because of the extensive roles that

Fagen, Inc. and/or ICM, Inc. will have in the construction and operation of the plant, it may be difficult or impossible for us to enforce claims that we may have against Fagen, Inc. and/or ICM, Inc. Such conflicts of interest may reduce our profitability and the value of the units and could result in reduced distributions to investors. See “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.”
     Fagen, Inc. and ICM, Inc., and their affiliates, may also have conflicts of interest because Fagen, Inc., ICM, Inc. and their employees or agents are involved as owners, creditors and in other capacities with other ethanol plants in the United States. We cannot require Fagen, Inc. or ICM, Inc. to devote their full time or attention to our activities. As a result, Fagen, Inc. and ICM, Inc. may have, or come to have, a conflict of interest in allocating personnel, materials and other resources to our plant.
     Our board will have no independent directors as defined by the North American Securities Administrators Association. Accordingly, any contracts or agreements with Fagen, Inc., will not be approved by independent directors since there are none at this time. We do not believe that this will pose a problem, however, because the directors’ investment interest in our plant is directly adverse to Fagen, Inc.’s interest in its contracts. We believe these adverse interests constitute sufficient protection to justify our lack of independent directors.
Risks Related to the Production of Ethanol
Changes in the prices of corn and natural gas can be volatile and these changes will significantly impact our financial performance and the value of your investment.
     Our results of operations and financial condition will be significantly affected by the cost and supply of corn and natural gas. Changes in the price and supply of corn and natural gas are subject to and determined by market forces over which we have no control. Relative to ethanol plants located in higher corn producing states, we are more susceptible to the effects of changes in the supply of corn. Higher corn and natural gas prices will produce lower profit margins. If we experience a sustained price increase in the cost of corn or natural gas, our profit margins may significantly decrease or be eliminated and you may lose some or all of your investment.
Declines in the prices of ethanol and distillers grains will have a significant negative impact on our financial performance and the value of your investment.
     Our revenues will be greatly affected by the price at which we can sell our ethanol and distillers grains. These prices can be volatile as a result of a number of factors. These factors include the overall supply and demand, the price of gasoline, level of government support, and the availability and price of competing products. For instance, the price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. Any lowering of gasoline prices will likely also lead to lower prices for ethanol, which may decrease our ethanol sales and reduce revenues, causing a reduction in the value of your investment.
     The price of ethanol has recently been much higher than its 10 year average. We do not expect these prices to be sustainable as supply from new and existing ethanol plants increases to meet increased demand. Increased production of ethanol may lead to lower prices. The increased production of ethanol could have other adverse effects. For example, the increased production could lead to increased supplies of by-products from the production of ethanol, such as distillers grains. Those increased supplies could outpace demand, which would lead to lower prices for those by-products. Also, the increased production of ethanol could result in increased demand for corn. This could result in higher prices for corn and corn production creating lower profits. There can be no assurance as to the price of ethanol or distillers grains in the future. Any downward changes in the price of ethanol and/or distillers grains may result in less income which would decrease our revenues and you could lose some or all of your investment as a result.
We will depend on others for sales of our products, which may place us at a competitive disadvantage and reduce profitability.
     We expect to hire a third-party marketing firm to market all of the ethanol we plan to produce. We currently expect to market our own distillers grains by selling to local livestock, poultry and swine markets. However, if the local markets do not provide an adequate outlet for our distillers grains at the prices we desire, we expect to contract with a broker to market and sell a portion or all of our distillers grains. As a result, we expect to be dependent on the ethanol broker and any distillers grains broker we engage. There is no assurance that we will be able to enter into contracts with any ethanol broker or distillers grains broker on terms that are favorable to us. If the ethanol or distillers grains broker breaches the contract or does not have the ability, for financial or other reasons to market all of the ethanol or distillers grains we produce, we will not have any readily available means to sell our products. Our lack of a sales force and reliance on third parties to sell and market our products may place us at a competitive disadvantage. Our failure to sell all of our ethanol and distillers dried grains feed products may result in less income from sales, reducing our revenue stream, which could reduce the value of your investment.
Changes and advances in ethanol production technology could require us to incur costs to update our ethanol plant or could otherwise hinder our ability to compete in the ethanol industry or operate profitably.
     Advances and changes in the technology of ethanol production are expected to occur. Such advances and changes may make the ethanol production technology installed in our plant less desirable or obsolete. These advances could also allow our competitors to produce ethanol at a lower cost than us. If we are unable to adopt or incorporate technological advances, our ethanol production methods and processes could be less efficient than our competitors, which could cause our plant to become uncompetitive or completely obsolete. If our competitors develop, obtain or license technology that is superior to ours or that makes our technology obsolete, we may be required to incur significant costs to enhance or acquire new technology so that our ethanol production remains competitive. Alternatively, we may be required to seek third-party licenses, which could also result in significant expenditures. We cannot guarantee or assure you that third-party licenses will be available or, once obtained, will continue to be available on commercially reasonable terms, if at all. These costs could negatively impact our financial performance by increasing our operating costs and reducing our net income, all of which could reduce the value of your investment.
Risks Related to Ethanol Industry
Competition from the advancement of alternative fuels may lessen the demand for ethanol and negatively impact our profitability, which could reduce the value of your investment.
     Alternative fuels, gasoline oxygenates and ethanol production methods are continually under development. A number of automotive, industrial and power generation manufacturers are developing alternative clean power systems using fuel cells or clean burning gaseous fuels. Like ethanol, the emerging fuel cell industry offers a technological option to address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. Fuel cells have emerged as a potential alternative to certain existing power sources because of their higher efficiency, reduced noise and lower emissions. Fuel cell industry participants are currently targeting the transportation, stationary power and portable power markets in order to decrease fuel costs, lessen dependence on crude oil and reduce harmful emissions. If the fuel cell and hydrogen industries continue to expand and gain broad acceptance, and hydrogen becomes readily available to consumers for motor vehicle use, we may not be able to compete effectively. This additional competition could reduce the demand for ethanol, which would negatively impact our profitability, causing a reduction in the value of your investment.
Corn-based ethanol may compete with cellulose-based ethanol in the future, which could make it more difficult for us to produce ethanol on a cost-effective basis and could reduce the value of your investment.
     Most ethanol is currently produced from corn and other raw grains, such as milo or sorghum - especially in the Midwest. The current trend in ethanol production research is to develop an efficient method of producing ethanol from cellulose-based biomass, such as agricultural waste, forest residue, municipal solid waste, and energy crops. This trend is driven by the fact that cellulose-based biomass is generally cheaper than corn, and producing ethanol from cellulose-based biomass would create opportunities to produce ethanol in areas which are unable to grow corn. Although current technology is not sufficiently efficient to be competitive, a recent report by the U.S. Department of Energy entitled “Outlook for Biomass Ethanol Production and Demand” indicates that new conversion technologies may be developed in the future. If an efficient method of producing ethanol from cellulose-based biomass is developed, we may not be able to compete effectively. We do not believe it will be cost-effective to convert the ethanol plant we are proposing into a plant which will use cellulose-based biomass to produce ethanol. If we are unable to produce ethanol as cost-effectively as cellulose-based producers, our ability to generate revenue will be negatively impacted and your investment could lose value.

As domestic ethanol production continues to grow, ethanol supply may exceed demand causing ethanol prices to decline and the value of your investment to be reduced.
     The number of ethanol plants being developed and constructed in the United States continues to increase at a rapid pace. The recent passage of the Energy Policy Act of 2005 included a renewable fuels mandate that we expect will further increase the number of domestic ethanol production facilities. Archer Daniels Midland recently announced its plan to add approximately 500 million gallons per year of additional ethanol production capacity in the United States. ADM is currently the largest ethanol producer in the U.S. and controls a significant portion of the ethanol market. ADM’s plan to produce an additional 500 million gallons of ethanol per year will strengthen its position in the ethanol industry and cause a significant increase in domestic ethanol supply. As these plants begin operations, we expect domestic ethanol production to significantly increase. If the demand for ethanol does not grow at the same pace as increases in supply, we would expect the price for ethanol to decline. Declining ethanol prices will result in lower revenues and may reduce or eliminate profits causing the value of your investment to be reduced.
Consumer resistance to the use of ethanol based on the belief that ethanol is expensive, adds to air pollution, harms engines and takes more energy to produce that it contributes may affect the demand for ethanol which could affect our ability to market our product and reduce the value of your investment.
     Certain individuals believe that use of ethanol will have a negative impact on prices at the pump. Many also believe that ethanol adds to air pollution and harms car and truck engines. Still other consumers believe that the process of producing ethanol actually uses more fossil energy, such as oil and natural gas, than the amount of ethanol that is produced. These consumer beliefs could potentially be wide-spread. If consumers choose not to buy ethanol, it would affect the demand for the ethanol we produce which could lower demand for our product and negatively affect our profitability.
Competition from ethanol imported from Caribbean basin countries may be a less expensive alternative to our ethanol, which would cause us to lose market share and reduce the value of your investment.
     Ethanol produced or processed in certain countries in Central America and the Caribbean region is eligible for tariff reduction or elimination upon importation to the United States under a program known as the Caribbean Basin Initiative. Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the United States. Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol. Competition from ethanol imported from Caribbean Basin countries may affect our ability to sell our ethanol profitably, which would reduce the value of your investment.
Competition from ethanol imported from Brazil may be a less expensive alternative to our ethanol, which would cause us to lose market share and reduce the value of your investment.
     Brazil is currently the world’s largest producer and exporter of ethanol. In Brazil, ethanol is produced primarily from sugarcane, which is also used to produce food-grade sugar. Brazil experienced a dramatic increase in ethanol production and trade in 2004, exporting approximately 112 million gallons to the U.S. alone. Ethanol imported from Brazil may be a less expensive alternative to domestically produced ethanol, which is primarily made from corn. Tariffs presently protecting U.S. ethanol producers may be reduced or eliminated. Competition from ethanol imported from Brazil may affect our ability to sell our ethanol profitably, which would reduce the value of your investment.
Risks Related to Regulation and Governmental Action
A change in government policies favorable to ethanol may cause demand for ethanol to decline, which could reduce the value of your investment.
     Growth and demand for ethanol may be driven primarily by federal and state government policies, such as state laws banning Methyl Tertiary Butyl Ether (MTBE) and the national renewable fuels standard. The continuation of these policies is uncertain, which means that demand for ethanol may decline if these policies change or are discontinued. A decline in the demand for ethanol is likely to cause a reduction in the value of your investment.
Federal tax incentives for ethanol production may be eliminated in the future, which could hinder our ability to operate at a profit and reduce the value of your investment in us.
     The ethanol industry and our business are assisted by various federal ethanol tax incentives, including those included in the Energy Policy Act of 2005. The provision of the Energy Policy Act of 2005 likely to have the greatest impact on the ethanol industry is the creation of a 7.5 billion gallon Renewable Fuels Standard (RFS). The RFS will begin at 4 billion gallons in 2006, increasing to 7.5 billion gallons by 2012. The RFS helps support a market for ethanol that might disappear without this incentive. The elimination or reduction of tax incentives to the ethanol industry could reduce the market for ethanol, which could reduce prices and our revenues by making it more costly or difficult for us to produce and sell ethanol. If the federal tax incentives are eliminated or sharply curtailed, we believe that a decreased demand for ethanol will result, which could result in the failure of the business and the potential loss of some or all of your investment.
     Another important provision involves an expansion in the definition of who qualifies as a small ethanol producer. Historically, small ethanol producers were allowed a 10-cents-per-gallon production income tax credit on up to 15 million gallons of production annually. The size of the plant eligible for the tax credit was limited to 30 million gallons. Under the Energy Policy Act of 2005 the size limitation on the production capacity for small ethanol producers increases from 30 million to 60 million gallons. This tax credit may foster additional growth in ethanol plants of a size similar to our proposed plant and increase competition in this particular plant size category.
Changes in environmental regulations or violations of the regulations could be expensive and reduce our profit and the value of your investment.
     We will be subject to extensive air, water and other environmental regulations and we will need to obtain a number of environmental permits to construct and operate the plant. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various environmental permits that we will require. If for any reason, any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all. Additionally, any changes in environmental laws and regulations, both at the federal and state level, could require us to invest or spend considerable resources in order to comply with future environmental regulations. The expense of compliance could be significant enough to reduce our profit and the value of your investment.
Our lack of eligibility for any Nebraska ethanol supports or tax incentives may damage our competitive position in the ethanol industry and may weaken our financial performance relative to other ethanol plants operating in Nebraska and other states.
     The current Nebraska ethanol incentive program requires ethanol production prior to June 30, 2004. Because we were not operational as of June 30, 2004, we do not qualify for the Nebraska ethanol production tax credit of $0.18 per gallon. This may cause our plant to be less competitive than other Nebraska ethanol plants that are eligible to receive the tax credit or ethanol plants operating in other states that provide ethanol supports or tax incentives. The current program is scheduled to expire on June 30, 2012.
Risks Related to the Units
There has been no independent valuation of the units, which means that the units may be worth less than the purchase price.
     The per unit purchase price has been determined by us without independent valuation of the units. We established the offering prices based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. We did not obtain an independent appraisal opinion on the valuation of the units. The units may have a value significantly less than the offering prices and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.

No public trading market exists for our units and we do not anticipate the creation of such a market, which means that it will be difficult for you to liquidate your investment.
     There is currently no established public trading market for our units and an active trading market will not develop despite this offering. To maintain partnership tax status, you may not trade the units on an established securities market or readily trade the units on a secondary market (or the substantial equivalent thereof). We, therefore, will not apply for listing of the units on any national securities exchange or on the NASDAQ Stock Market. As a result, you will not be able to readily sell your units.
Public investors will experience immediate and substantial dilution as a result of this offering.
     Our seed capital investors paid substantially less per unit for our membership units than the current public offering price. Accordingly, if you purchase units in this offering, you will experience immediate and substantial dilution of your investment. Based upon the issuance and sale of the minimum number of units (1,990) at the public offering price of $10,000 per unit, you will incur immediate dilution of $520.56 in the net tangible book value per unit if you purchase units in this offering. If we sell the maximum number of units (5,810) at the public offering price of $10,000 per unit, you will incur immediate dilution of $189.36 in the net tangible book value per unit if you purchase units in this offering.
We have placed significant restrictions on transferability of the units, limiting an investor’s ability to withdraw from the company.
     The units are subject to substantial transfer restrictions pursuant to our amended and restated operating agreement. In addition, transfers of the units may be restricted by state securities laws. As a result, investors may not be able to liquidate their investments in the units and, therefore, may be required to assume the risks of investments in us for an indefinite period of time. See “SUMMARY OF OUR OPERATING AGREEMENT.”
     To help ensure that a secondary market does not develop, our amended and restated operating agreement prohibits transfers without the approval of our board of directors. The board of directors will not approve transfers unless they fall within “safe harbors” contained in the publicly-traded partnership rules under the tax code, which include, without limitation, the following:
•	transfers by gift to the member’s descendants;

•	transfer upon the death of a member;

•	transfers between family members; and

•	transfers that comply with the “qualifying matching services” requirements.
There is no assurance that an investor will receive cash distributions which could result in an investor receiving little or no return on his or her investment.
     Distributions are payable at the sole discretion of our board of directors, subject to the provisions of the Nebraska Limited Liability Company Act, our amended and restated operating agreement and the requirements of our creditors. We do not know the amount of cash that we will generate, if any, once we begin operations. Cash distributions are not assured, and we may never be in a position to make distributions. See “DESCRIPTION OF MEMBERSHIP UNITS.” Our board may elect to retain future profits to provide operational financing for the plant, debt retirement and possible plant expansion or the construction of additional plants. This means that you may receive little or no return on your investment and be unable to liquidate your investment due to transfer restrictions and lack of a public trading market. This could result in the loss of your entire investment.
These units will be subordinate to company debts and other liabilities, resulting in a greater risk of loss for investors.
     The units are unsecured equity interests and are subordinate in right of payment to all our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the holders of the units. In the event of our bankruptcy, liquidation, or reorganization, all units will be paid ratably with all our other equity holders, and there is no assurance that there would be any remaining funds after the payment of all our debts for any distribution to the holders of the units.
You may have limited access to information regarding our business because our operating agreement does not require us to deliver an annual report to security holders, we will not be required to furnish proxy statements, our directors, officers and beneficial owners will not be required to report their ownership of units, and our obligations to file periodic reports with the Securities and Exchange Commission could be automatically suspended under certain circumstances..
     Except for our duty to deliver audited annual financial statements to our members pursuant to our amended and restated operating agreement, we are not required to deliver an annual report to security holders and currently have no plan to do so. We also will not be required to furnish proxy statements to security holders and our directors, officers and beneficial owners will not be required to report their beneficial ownership of units to the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934. This means that your access to information regarding our business will be limited. However, as of effectiveness of our registration statement, we will be required to file periodic reports with the Securities and Exchange Commission which will be immediately available to the public for inspection and copying. These reporting obligations will be automatically suspended under Section 15(d) of the Securities Exchange Act of 1934 if we have less than 300 members. If this occurs, we will no longer be obligated to file periodic reports with the SEC and your access to our business information would then be even more restricted.
Risks Related to Tax Issues
EACH PROSPECTIVE MEMBER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE IMPACT THAT HIS OR HER PARTICIPATION IN THE COMPANY MAY HAVE ON HIS OR HER FEDERAL INCOME TAX LIABILITY AND THE APPLICATION OF STATE AND LOCAL INCOME AND OTHER TAX LAWS TO HIS OR HER PARTICIPATION IN THIS OFFERING.
IRS classification of the company as a corporation rather than as a partnership would result in higher taxation and reduced profits, which could reduce the value of your investment in us.
     We are a Nebraska limited liability company that has elected to be taxed as a partnership for federal and state income tax purposes, with income, gain, loss, deduction and credit passed through to the holders of the units. However, if for any reason the IRS would successfully determine that we should be taxed as a corporation rather than as a partnership, we would be taxed on our net income at rates of up to 35% for federal income tax purposes, and all items of our income, gain, loss, deduction and credit would be reflected only on our tax returns and would not be passed through to the holders of the units. If we were to be taxed as a corporation for any reason, distributions we make to investors will be treated as ordinary dividend income to the extent of our earnings and profits, and the payment of dividends would not be deductible by us, thus resulting in double taxation of our earnings and profits. See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS- Partnership Status.” If we pay taxes as a corporation, we will have less cash to distribute as a distribution to our Unit holders.
The IRS may classify your investment as passive activity income, resulting in your inability to deduct losses associated with your investment.
     If you are not involved in our operations on a regular, continuing and substantial basis, it is likely that the Internal Revenue Service will classify your interest in us as a passive activity. If an investor is either an individual or a closely held corporation, and if the investor’s interest is deemed to be “passive activity,” then the investor’s allocated share of any loss we incur will be deductible only against income or gains the investor has earned from other passive activities. Passive activity losses that are disallowed in any taxable year are suspended and may be carried forward and used as an offset against passive activity income in future years. These rules could restrict an investor’s ability to currently deduct any of our losses that are passed through to such investor.

Income allocations assigned to an investor’s units may result in taxable income in excess of cash distributions, which means you may have to pay income tax on your investment with personal funds.
     Investors will pay tax on their allocated shares of our taxable income. An investor may receive allocations of taxable income that result in a tax liability that is in excess of any cash distributions we may make to the investor. Among other things, this result might occur due to accounting methodology, lending covenants that restrict our ability to pay cash distributions, or our decision to retain the cash generated by the business to fund our operating activities and obligations. Accordingly, investors may be required to pay some or all of the income tax on their allocated shares of our taxable income with personal funds.
An IRS audit could result in adjustments to our allocations of income, gain, loss and deduction causing additional tax liability to our members.
     The IRS may audit our income tax returns and may challenge positions taken for tax purposes and allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging our allocations in a manner that reduces loss or increases income allocable to investors, you may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor’s tax returns, especially if adjustments are required, which could result in adjustments on your tax returns. Any of these events could result in additional tax liabilities, penalties and interest to you, and the cost of filing amended tax returns.
     Investors are not to construe this prospectus as constituting legal or tax advice. Before making any decision to invest in us, investors should read this entire prospectus, including all of its exhibits, and consult with their own investment, legal, tax and other professional advisors.
     An investor should be aware that we will assert that the investor consented to the risks and the conflicts of interest described or inherent in this prospectus if the investor brings a claim against us or any of our directors, officers, managers, employees, advisors, agents or representatives.
FORWARD LOOKING STATEMENTS
     Throughout this prospectus, we make “forward-looking statements” that involve future events, our future performance, and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may,” “should,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” “believe,” “expect” or “anticipate” or the negative of these terms or other similar expressions. The forward-looking statements are generally located in the material set forth under the headings “MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS,” “PLAN OF DISTRIBUTION,” “RISK FACTORS,” “USE OF PROCEEDS” and “DESCRIPTION OF BUSINESS,” but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon management’s reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. Actual results may differ from projected results due, but not limited to, unforeseen developments, including developments relating to the following:
•	The availability and adequacy of our cash flow to meet its requirements, including payment of loans;

•	Economic, competitive, demographic, business and other conditions in our local and regional markets;

•	Changes or developments in laws, regulations or taxes in the ethanol, agricultural or energy industries;

•	Actions taken or not taken by third-parties, including our suppliers and competitors, as well as legislative, regulatory, judicial and other governmental authorities;

•	Competition in the ethanol industry;

•	Increases in corn and natural gas prices;

•	Changes and advances in ethanol production technology;

•	The loss of any license or permit;

•	The loss of our plant due to casualty, weather, mechanical failure or any extended or extraordinary maintenance or inspection that may be required;

•	Changes in our business strategy, capital improvements or development plans;

•	The availability of additional capital to support capital improvements and development; and

•	Other factors discussed under the section entitled “RISK FACTORS” or elsewhere in this prospectus.
     You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus have been compiled as of the date of this prospectus and should be evaluated with consideration of any changes occurring after the date of this prospectus. Except as required under federal securities laws and SEC rules and regulations, we will not update forward-looking statements even though our situation may change in the future.
DETERMINATION OF OFFERING PRICE
     There is no established market for our units. We established the offering price without an independent valuation of the units. We established the offering price based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. In considering our capitalization requirements, we determined the minimum and maximum aggregate offering amounts based upon our cost of capital analysis and debt to equity ratios generally acceptable in the industry. In determining the offering price per unit we considered the additional administrative expense which would likely result from a lower offering price per unit, such as the cost of increased unit trading. We also considered the dilution impact of our recent private placement offering price in determining an appropriate public offering price per unit. The units may have a value significantly less than the offering price and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.
DILUTION
     As of June 30, 2005, we had 194 outstanding units, which were sold to our seed capital investors for $5,000 per unit. The units, as of June 30, 2005, had a net tangible book value of $803,104 or $4,139.71 per unit. The net tangible book value per unit represents members’ equity less intangible assets which includes deferred offering costs, divided by the number of units outstanding. The offering price of $10,000 per unit substantially exceeds the net tangible book value per unit of our outstanding units. Therefore, all current holders will realize an immediate increase of at least $5,339.73 per unit in the pro forma net tangible book value of their units if the minimum is sold at a price of $10,000 per unit, and an increase of at least $5,670.93 per unit if the maximum is sold at a price of $10,000 per unit. Purchasers of units in this offering will realize an immediate dilution of at least $520.56 per unit in the net tangible book value of their units if the minimum is sold at a price of $10,000 per unit, and a decrease of at least $189.36 per unit if the maximum is sold at a price of $10,000 per unit.
     An investor purchasing units in this offering will receive units diluted by the prior purchase of units by purchasers during our seed capital offering. We have sold units to our seed capital investors at prices substantially below the price at which we are currently selling units. The presence of these previously sold units will dilute the relative ownership interests of the units sold in this offering because these earlier investors received a relatively greater share of our equity for less consideration than investors are paying for units issued in this offering. Generally, all investors in this offering will notice immediate dilution. We have and will continue to use this previously contributed capital to finance development costs and for initial working capital purposes. We intend to use any remaining balance for the same purposes as those of this offering.
     The following table illustrates the increase to existing unit holders and the dilution to purchasers in the offering in the net tangible book value per unit assuming the minimum or the maximum number of units is sold. The table does not take into account any other changes in the net tangible book value of our units occurring after June 30, 2005 or offering expenses related to this offering.

		Minimum	Maximum
•	Pro forma net tangible book value per
	unit at June 30, 2005	$4,139.71	$4,139.71
•	Increase in pro forma net tangible book
	value per unit attributable to the sale of
	1,990 (minimum) and 5,810 (maximum) units at
	$10,000 per unit(1)	$5,339.73	$5,670.93
•	Net tangible book value per unit at
	June 30, 2005, as adjusted for the sale of
	units	$9,479.44	$9,810.64
•	Dilution per unit to new investors in
	this offering	$(520.56)	$(189.36)

(1)	The minimum and maximum number of units is circumscribed by the minimum offering amount of $19,900,000 and maximum offering amount of $58,100,000.
     We may seek additional equity financing in the future, which may cause additional dilution to investors in this offering, and a reduction in their equity interest. The holders of the units purchased in this offering will have no preemptive rights on any units to be issued by us in the future in connection with any such additional equity financing. We could be required to issue warrants to purchase units to a lender in connection with our debt financing. If we sell additional units or warrants to purchase additional units, the sale or exercise price could be higher or lower than what investors are paying in this offering. If we sell additional units at a lower price it could lower the value of an existing investor’s units.
     The table below sets forth as of June 30, 2005, on an “as-if-converted” basis, the difference between the number of units purchased, and total consideration paid for those units, by existing unit holders, compared to units purchased by new investors in this offering without taking into account any offering expenses.

	Total Number of Units Purchased
	Minimum Number	Percent	Maximum Number	Percent
Existing unit holders	194	8.88%	194	3.23%
New investors	1,990	91.12%	5,810	96.77%
Total	2,184	100.00%	6,004	100.00%

	Amount	Minimum Percent	Average	Amount	Maximum Percent	Average
Existing unit holders	$970,000	4.65%	$5,000	$970,000	1.64%	$5,000
New investors	$19,900,000	95.35%	$10,000	$58,100,000	98.36%	$10,000
Total	$20,870,000	100.00%	$9,556	$59,070,000	100.00%	$9,838
CAPITALIZATION
     We have issued a total of 194 units to our seed capital investors at a price of $5,000 per unit, for total seed capital proceeds of $970,000. If the minimum offering of $19,900,000 is attained, we will have total membership proceeds of $20,870,000 at the end of this offering, less offering expenses. If the maximum offering of $58,100,000 is attained, we will have total membership proceeds of $59,070,000 at the end of this offering, less offering expenses.

Capitalization Table
     The following table sets forth our capitalization at June 30, 2005 on an actual and pro forma basis to reflect the units offered in this offering.

		Pro Forma (1)
	Actual	Minimum	Maximum
Unit holders’ equity:	$952,808	$20,852,808	$59,052,808
Accumulated deficit	(123,351)	(123,351)	(123,351)

Total Unit holder’s equity (deficit)	829,457	20,729,457	58,929,457

Total Capitalization(2)	$829,457	$20,729,457	$58,929,457

(1)	As adjusted to reflect receipt of gross proceeds from this offering prior to deducting offering expenses and prior to securing a debt financing commitment.

(2)	In order to fully capitalize the project, we will also need to obtain debt financing ranging from approximately $23,930,000 to $62,130,000 less any grants and/or tax increment financing we are awarded. Our estimated long-term debt requirements are based upon our project coordinators’ past experience with similar projects, preliminary discussions with lenders and our independent research regarding capitalization requirements for similar ethanol plants.
     Our seed capital private placement was made directly by us without use of an underwriter or placement agent and without payment of commissions or other remuneration. The aggregate sales proceeds, after payment of offering expenses in immaterial amounts, were applied to our working capital and other development and organizational purposes.
     With respect to the exemption from registration of issuance of securities claimed under Rule 506 and Section 4(2) of the Securities Act, neither we, nor any person acting on our behalf offered or sold the securities by means of any form of general solicitation or advertising. Prior to making any offer or sale, we had reasonable grounds to believe and believed that each prospective investor was capable of evaluating the merits and risks of the investment and were able to bear the economic risk of the investment. Each purchaser represented in writing that the purchaser was an accredited investor and that the securities were being acquired for investment for such purchaser’s own account. Each purchaser also agreed that the securities would not be sold without registration under the Securities Act or exemption from the Securities Act. Each purchaser further agreed that a legend was placed on each certificate evidencing the securities stating the securities have not been registered under the Securities Act and setting forth restrictions on their transferability.
DISTRIBUTION POLICY
     We have not declared or paid any distributions on the units. We do not expect to generate revenues until the proposed ethanol plant is operational, which is expected to occur approximately 14-16 months after we close the offering. After operation of the proposed ethanol plant begins, it is anticipated, subject to any loan covenants or restrictions with any senior and term lenders, that we will distribute "net cash flow” to our members in proportion to the units that each member holds relative to the total number of units outstanding. “Net cash flow,” means our gross cash proceeds less any portion, as determined by the board of directors in their sole discretion, used to pay or establish reserves for operating expenses, debt payments, capital improvements, replacements and contingencies. However, there can be no assurance that we will ever be able to pay any distributions to the unit holders including you. Additionally, our lenders may further restrict our ability to make distributions during the initial period of the term debt.

SELECTED FINANCIAL DATA
     The following table summarizes important financial information from our June 30, 2005 audited financial statements. You should read this table in conjunction with the financial statements and the notes included elsewhere in this prospectus.

From Inception (March 25, 2005) to
Statement of Operations Data:	June 30, 2005
Revenue	$—
Operating expenses:
Professional fees	68,313
General and administrative.	55,038

Other Income (Expense):	—

Net Loss	$(123,351)

Balance Sheet Data:	June 30, 2005
Assets:
Cash and cash equivalents	$797,058
Prepaid Expenses and Other	28,465
Net equipment	730
Deferred offering costs	26,353

Total Assets	$852,606

Liabilities and members’ equity:
Current liabilities	$23,149
Total members’ equity	829,457

Total liabilities and members’ equity	$852,606

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION
Overview
     This prospectus contains forward-looking statements that involve risks and uncertainties. Actual events or results may differ materially from those indicated in such forward-looking statements. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those risk factors described elsewhere in this prospectus. The following discussion of the financial condition and results of our operations should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus.
     We are a development stage Nebraska limited liability company formed on March 25, 2005, for the purpose of constructing a 50 million gallon per year ethanol plant near Adams, Nebraska, approximately 30 miles southeast of Lincoln, Nebraska. We do not expect to generate any revenue until the plant is completely constructed and operational. Gage County Economic Development, Inc. has assigned us its option to purchase a 172.42 acre site in

Gage County, Nebraska approximately one and one-half miles northwest of Adams, Nebraska. The option also includes an easement to access the land. For more information about our potential plant site, please refer to “Description of Business — Project Location and Proximity to Markets.” Our board of directors reserves the right to change the location of the plant site, in their sole discretion, for any reason. We anticipate the final plant site will have access to both truck and rail transportation.
     Based upon engineering specifications produced by Fagen, Inc., the plant will annually consume approximately 20 million bushels of corn and annually produce approximately 55 million gallons of fuel grade ethanol and approximately 169,000 tons distillers grain. We currently estimate that it will take 14 to 16 months from the date that we close the offering, which includes obtaining our debt financing, and obtaining all necessary permits, to complete the construction of the plant.
     We expect the project will cost approximately $83,000,000 to complete. This includes approximately $58,884,000 to build the plant and an additional $24,116,000 in other capital expenditures and working capital. Except for the letter of intent with Fagen, Inc., we do not have any binding or non-binding agreements with any contractor for the labor or materials necessary to build the plant. As a result, our anticipated total project cost is not a firm estimate and is expected to change from time to time as the project progresses. We are still in the development phase, and until the proposed ethanol plant is operational, we will generate no revenue. We anticipate that accumulated losses will continue to increase until the ethanol plant is operational.
Plan of Operations Until Start-Up of Ethanol Plant
     We expect to spend at least the next 12 months focused on three primary activities: (1) project capitalization; (2) site acquisition and development; and (3) plant construction and start-up operations. Assuming the successful completion of this offering and the related debt financing, we expect to have sufficient cash on hand to cover all costs associated with construction of the project, including, but not limited to, site acquisition and development, utilities, construction and equipment acquisition. In addition, we expect our seed capital proceeds to supply us with enough cash to cover our costs through this period, including staffing, office costs, audit, legal, compliance and staff training. We estimate that we will need approximately $83,000,000 to complete the project.
Project Capitalization
     We will not close the offering until we have raised the minimum offering amount of $19,900,000. We have until [one year date] to sell the minimum number of units required to raise the minimum offering amount. If we sell the minimum number of units prior to [one year date], we may decide to continue selling units until we sell the maximum number of units or [one year date], whichever occurs first. Even if we successfully close the offering by selling at least the minimum number of units by [one year date], we will not release the offering proceeds from escrow until the cash proceeds in escrow equal $19,900,000 or more and we secure a written debt financing commitment for debt financing ranging from a minimum of $23,930,000 to a maximum of $62,130,000 depending on the level of equity raised and the amount of bond financing and any grant funding and tax increment financing we may receive. We estimated the range of debt financing we will need by subtracting the minimum and maximum amount of equity in this offering and the $970,000 we raised in seed capital from the estimated total project cost of $83,000,000.
     A debt financing commitment only obligates the lender to lend us the debt financing that we need if we satisfy all the conditions of the commitment. These conditions may include, among others, the total cost of the project being within a specified amount, the receipt of engineering and construction contracts acceptable to the lender, evidence of the issuance of all permits, acceptable insurance coverage and title commitment, the contribution of a specified amount of equity and attorney opinions. At this time, we do not know what business and financial conditions will be imposed on us. We may not satisfy the loan commitment conditions before closing, or at all. If this occurs we may:
•	commence construction of the plant using all or a part of the equity funds raised while we seek another debt financing source;

•	hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source;

•	return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds.
     While the foregoing alternatives may be available, we do not expect to begin substantial plant construction activity before satisfying the loan commitment conditions or closing the loan transaction because it is very likely that Fagen, Inc., and any lending institution will prohibit substantial plant construction activity until satisfaction of loan commitment conditions or loan closing. However, in the unlikely event that the loan commitment and Fagen, Inc. permit us to spend equity proceeds prior to closing the loan and obtaining loan proceeds, we may decide to spend equity proceeds on project development expenses, such as securing critical operating contracts or owner’s construction costs such as site development expenses. If we decide to proceed in that manner, we expect the minimum aggregate offering amount would satisfy our cash requirements for approximately three to four months and the maximum aggregate offering amount would satisfy our cash requirements for approximately six to seven months. We expect that proceeding with plant construction prior to satisfaction of the loan commitment conditions or closing the loan transaction could cause us to abandon the project or terminate operations. As a result, you could lose all or part of your investment.
     We also do not expect to hold the equity funds indefinitely in an interest-bearing account while we seek another debt financing source because it is likely that Fagen, Inc., would not be willing to renew its letter of intent with us until we had secured a debt financing source. Our letter of intent with Fagen, Inc., terminates on March 31, 2007 unless we have secured financing. If we failed to find a new debt financing source and Fagen, Inc., refused a renewal or extension of its letter of intent with us, we would expect to return your investment with any accrued interest after deducting operating expenses. Please refer to the section of the prospectus entitled, “RISK FACTORS — Risks Related to Our Financing Plan,” on page 6 for a discussion of the risks involved in project capitalization.
Site Acquisition and Development
     During and after the offering, we expect to continue working principally on the preliminary design and development of our proposed ethanol plant, the acquisition and development of a plant site in Gage County, Nebraska, obtaining the necessary construction permits, identifying potential sources of debt financing and negotiating the corn supply, ethanol and co-product marketing, utility and other contracts. We plan to fund these activities and initiatives using the $970,000 of seed capital. We believe that our existing funds will permit us to continue our preliminary activities through the end of this offering. If we are unable to close on this offering by that time or otherwise obtain other funds, we may need to discontinue operations.
Plant Construction and Start-up of Plant Operations
     We expect to complete construction of the proposed plant and commence operations approximately 14 to 16 months after construction commences. Our work will include completion of the final design and development of the plant. We also plan to negotiate and execute finalized contracts concerning the construction of the plant, provision of necessary electricity, natural gas and other power sources and marketing agreements for ethanol and by-products. Assuming the successful completion of this offering and our obtaining the necessary debt financing, we expect to have sufficient cash on hand to cover construction and related start-up costs necessary to make the plant operational. We estimate that we will need approximately $58,884,000 to construct the plant and a total of approximately $24,116,000 to cover all capital expenditures necessary to complete the project, make the plant operational and produce revenue.
Future Plans to Develop or Participate in Other Ethanol Manufacturing Facilities
     In the future, we may pursue opportunities to develop or invest in other ethanol manufacturing facilities. Our chairman, Jack L. Alderman, has secured a letter of intent with Fagen, Inc. to construct a 50 million gallon per year ethanol plant near Auburn, Nebraska, which is approximately 40 miles from our proposed plant site. Our board authorized Mr. Alderman to pursue this opportunity and it is possible that we may participate in the Auburn project. However, we do not have any agreement or arrangement concerning the Auburn project or any other ethanol project at this time. We will continue to monitor and evaluate these opportunities as they present themselves to determine if participation in any other project is in the best interests of the Company.

Trends and Uncertainties Impacting the Ethanol Industry and Our Future Revenues
     If we are able to build the plant and begin operations, we will be subject to industry-wide factors that affect our operating and financial performance. These factors include, but are not limited to, the available supply and cost of corn from which our ethanol and distillers grains will be processed; the cost of natural gas, which we will use in the production process; dependence on our ethanol marketer and distillers grain marketer to market and distribute our products; the intensely competitive nature of the ethanol industry; possible legislation at the federal, state and/or local level; changes in federal ethanol tax incentives and the cost of complying with extensive environmental laws that regulate our industry.
     We expect ethanol sales to constitute the bulk of our future revenues. Ethanol prices have recently been much higher than their 10 year average. However, due to the increase in the supply of ethanol from the number of new ethanol plants scheduled to begin production and the expansion of current plants, we do not expect current ethanol prices to be sustainable in the long term. Areas where demand may increase are new markets in New Jersey, Philadelphia, Baltimore, Boston, North Carolina, South Carolina, Michigan, Nashville, Baton Rouge and Houston. Minnesota may also generate additional demand due to the recent passage of state legislation mandating a 20% ethanol blend in its gasoline. Montana passed a similar mandate this year, but it will not go into effect until 60 million gallons of ethanol are produced in the state.
     We expect to benefit from federal ethanol supports and federal tax incentives. Changes to these supports or incentives could significantly impact demand for ethanol. In late July 2005, the U.S. House of Representatives and the U.S. Senate passed the Energy Policy Act of 2005, containing a Renewable Fuel Standard (“RFS”). President George W. Bush signed the measure in to law on August 8, 2005. The RFS is a national flexible program that does not require that any renewable fuels be used in any particular area or state, allowing refiners to use renewable fuel blends in those areas where it is most cost-effective. The RFS will begin at 4 billion gallons in 2006, and increase to 7.5 billion gallons by 2012. According to the Renewable Fuels Association, the Act is expected to lead to about $6 billion in new investment in ethanol plants across the country. An increase in the number of new plants will bring an increase in the supply of ethanol. Thus, while this Act may cause ethanol prices to increase in the short term due to additional demand, future supply could outweigh the demand for ethanol in the future. This would have a negative impact on our earnings in the long term.
     Although the Act did not impose a national ban of MTBE, its failure to include liability protection for manufacturers of MTBE could result in refiners and blenders using ethanol as an oxygenate rather than MTBE to satisfy the reformulated gasoline oxygenate requirement. While this may create some additional demand in the short term, the Act repeals the Clean Air Act’s 2% oxygenate requirement for reformulated gasoline immediately in California and 270 days after enactment elsewhere. However, the Clean Air Act also contains an oxygenated fuel requirement for areas classified as carbon monoxide non-attainment areas. These areas are required to establish an oxygenated fuels program for a period of no less than three months each winter. The minimum oxygen requirement for gasoline sold in these areas is 2.7% by weight. This is the equivalent of 7.7% ethanol by volume in a gasoline blend. This requirement was unaffected by the Act and a number of states, including California, participate in this program.
     Demand for ethanol may also increase as a result of increased consumption of E85 fuel. E85 fuel is a blend of 70% to 85% ethanol and gasoline. According to the Energy Information Administration, E85 consumption is projected to increase from a national total of 11 million gallons in 2003 to 47 million gallons in 2025. E85 is used as an aviation fuel and as a hydrogen source for fuel cells. In the U.S., there are currently about 3 million flexible fuel vehicles capable of operating on E85 and 400 retail stations supplying it. Automakers have indicated plans to produce an estimated 2 million more flexible fuel vehicles per year.
     Ethanol production continues to grow as additional plants become operational. Demand for ethanol has been supported by higher oil prices and its refined components and by clean air standards mandated by federal agencies have required highly populated areas to blend ethanol into their gasoline supplies as an oxygenate. The intent of the air standards is to reduce harmful emissions into the atmosphere. These mandates have been challenged in several metropolitan areas, and are currently being reviewed by the courts. In the future, the combination of additional supply, successful challenges to the clean air standards and stagnant or reduced demand may damage our ability to generate revenues and maintain positive cash flows.
     Consumer resistance to the use of ethanol may affect the demand for ethanol which could affect our ability to market our product and reduce the value of your investment. Certain individuals believe that use of ethanol will have a negative impact on prices at the pump. Many also believe that ethanol adds to air pollution and harms car and truck engines. Still other consumers believe that the process of producing ethanol actually uses more fossil energy, such as oil and natural gas, than the amount of ethanol that is produced. These consumer beliefs could potentially be wide-spread. If consumers choose not to buy ethanol, it would affect the demand for the ethanol we produce which could negatively affect our abilty sell our product and negatively affect our profitability.
Technology Developments
     A new technology has recently been introduced, to remove corn oil from concentrated thin stillage (a by-product of “dry milling” ethanol processing facilities) which would be used as an animal feed supplement or possibly as an input for bio-diesel production. Although the recovery of oil from the thin stillage may be economically feasible, it fails to produce the advantages of removing the oil prior to the fermentation process. Various companies are currently working on or have already developed starch separation technologies that economically separate a corn kernel into its main components. The process removes the germ, pericarp and tip of the kernel leaving only the endosperm of kernel for the production of ethanol. This technology has the capability to reduce drying costs and the loading of volatile organic compounds. The separated germ would also be available through this process for other uses such as high oil feeds or bio-diesel production. Each of these new technologies is currently in its early stages of development. There is no guarantee that either technology will be successful or that we will be able to implement the technology in our ethanol plant.
Trends and Uncertainties Impacting the Corn and Natural Gas Markets and Our Future Cost of Goods Sold
     We expect our future cost of goods sold will consist primarily of costs relating to the corn and natural gas supplies necessary to produce ethanol and distillers grains for sale. The 2004 corn crop was the largest corn crop on record with national production at approximately 11.8 billion bushels. This allowed ethanol plants to purchase corn cheaply throughout 2005, which widened profit margins for many ethanol plants in the current year. We do not expect corn prices to remain this low. The USDA has projected the 2005 corn crop to be 10.64 billion bushels, which is a 10% decrease from last years corn crop. As harvest begins, these estimates may be revised. Although we do not expect to begin operations until summer 2007, we expect these same factors will continue to cause continuing volatility in the price of corn, which will significantly impact our cost of goods sold.
     Natural gas is also an important input commodity to our manufacturing process. We estimate that our natural gas usage will be approximately 10% to 15% of our annual total production cost. We use natural gas to dry our distillers grain products to moisture contents at which they can be stored for long periods of time, and can be transported greater distances. Dried distillers grains have a much broader market base, including the western cattle feedlots, and the dairies of California and Florida. Recently, the price of natural gas has risen along with other energy sources. Natural gas prices are considerably higher than the 10-year average. In late August 2005, Hurricane Katrina caused dramatic damage to areas of Louisiana, which is the location of one of the largest natural gas hubs in the United States. As the damage from the hurricane became apparent, natural gas prices substantially increased. It is currently unknown how the damage will affect intermediate and long term prices of natural gas. Hurricane Rita also impacted the Gulf Coast and caused shutdowns at several Texas refineries, which further increased natural gas prices. Future hurricanes in the Gulf of Mexico could cause similar or greater uncertainty. We look for continued volatility in the natural gas market. Any ongoing increases in the price of natural gas will increase our cost of production and may negatively impact our future profit margins.
Employees
     As a development stage company, we currently do not have any full time employees. We expect to hire approximately 32 full-time employees before plant operations begin.

Liquidity and Capital Resources
     In April through May 2005, we sold a total of 194 of our membership units to our seed capital investors at a price of $5,000 per unit and received aggregate seed capital proceeds of $970,000. We determined the offering price per unit of $5,000 based upon the capitalization requirements necessary to fund our development, organization and financing activities as a development-stage company. We did not rely upon any independent valuation, book value or other valuation criteria in determining the seed capital offering price per unit. We expect our seed capital offering proceeds to provide us with sufficient liquidity to fund the developmental, organizational and financing activities necessary to advance our project. All of the seed capital proceeds were immediate at-risk capital at the time of investment. We increased the public offering price per unit based upon the differences in risk and the development stage of our project at the time of investment.
     As of June 30, 2005, we had total assets of $852,606 consisting primarily of cash and cash equivalents. As of June 30, 2005, we had current liabilities of $23,149 consisting of our accounts payable and accrued expenses. Since our inception through June 30, 2005, we have an accumulated deficit of $123,351. Total members’ equity as of June 30, 2005, was $829,457. Since our inception, we have generated no revenue from operations. For the four-month period ended June 30, 2005, we have a net loss of $123,351, primarily due to start-up business costs.
     Based on our business plan and current construction cost estimates, we believe the total project will cost approximately $83,000,000. Our capitalization plan consists of a combination of equity, including our previous seed capital, debt, government grants and tax increment financing.
Equity Financing
     We are seeking to raise a minimum of $19,900,000 and a maximum of $58,100,000 of equity in this offering. Depending on the level of equity raised in this offering and the amount of any grants and tax increment financing awarded to us, we expect to require debt financing ranging from approximately a minimum of $23,930,000 to a maximum of $62,130,000.
Debt Financing
     We hope to attract senior debt financing from a major bank (with participating loans from other banks) and/or bond financing to construct the proposed ethanol plant. We expect the senior debt financing will be secured by all of our real property, including receivables and inventories. We plan to pay near prime rate on this loan, plus annual fees for maintenance and observation of the loan by the lender, however, there is no assurance that we will be able to obtain the senior debt financing or that adequate debt financing will be available on the terms we currently anticipate. Our senior debt financing may also include bond financing issued through a governmental entity, such as Gage County, Nebraska or bonds guaranteed by a governmental agency, such as Farmer Mac. We do not have any contracts or commitments with any governmental entity or underwriter for bond financing and there is no assurance that we will be able to secure bond financing as part of the senior debt financing for the project. If we are unable to obtain senior debt in an amount necessary to fully capitalize the project, we may have to seek subordinated debt financing which would increase the cost of debt and could require us to issue warrants. The increased cost of the subordinated debt financing could reduce the value of our units.
     We do not have contracts or commitments with any bank, lender, underwriter, governmental entity or financial institution for debt financing. We have started identifying and interviewing potential lenders, however, we have not signed any commitment or contract for debt financing. Completion of the project relies entirely on our ability to attract these loans and close on this offering.
     We are also discussing with Gage County, Nebraska the potential issuance of tax-exempt bonds that are subordinate to the senior debt financing. The issuance of these bonds could reduce the amount of equity and/or term debt financing required to fully capitalize our project. However, we do not have any contracts or commitments with Gage County, Nebraska to provide tax-exempt bond financing and there is no assurance that Gage County, Nebraska or any other governmental entity will facilitate the tax-exempt bond financing. In addition, even if tax-exempt bond financing becomes available, there is no assurance that it will be on terms favorable to us.

Grants, Government Programs and Tax Increment Financing
     We are seeking approximately $5,000,000 in tax increment financing from the Village of Adams, Nebraska. Tax increment financing is a program created by state statute and provides city councils the power to use all of the real property tax resulting from the increase in taxable valuation due to the construction of new industrial or commercial facilities to provide economic incentives. We must obtain approval from the city council of the Village of Adams, Nebraska, or any other governing body of the city or village in which we locate the plant in order to receive tax increment financing. There is no guarantee that the city council will approve tax increment financing for our project. A failure to obtain some or all of the tax increment financing will result in us raising the minimum amount of equity we need to raise by the amount not obtained.
     We have applied for participation in the Nebraska Employment and Investment Growth Act, which is a tax incentive program used in the State of Nebraska to promote economic development. If we make a capital investment of at least $3,000,000 and create at least 30 new full-time jobs, we expect to receive a 10% investment tax credit and 5% annual job credit. These tax credits may be used against income and/or sales tax. In addition, the program allows a refund on sales tax for capital investments qualified for participation in the program. There is no assurance that we will be eligible to participate in this program or, if approved, that we will receive the benefits currently anticipated.
     We have applied for a $500,000 Community Development Block Grant. If we receive this grant, we will assign the funds to the Village of Adams for offsite street costs. We have not yet received firm commitments or approvals for either of these grants and we have no assurance that these funds will be available to us.
     The state of Nebraska has established a production tax credit of 18 cents per gallon of ethanol produced during a 96 consecutive month period by newly constructed facilities in production prior to June 30, 2004. The tax credit is only available to offset Nebraska motor fuels excise taxes. The tax credit is transferable to third parties. No producer is eligible to receive tax credits for more than 15,625,000 gallons of ethanol produced in one year and no producer will receive tax credits for more than 125 million gallons of ethanol produced over the consecutive 96 month period. As the program is currently structured, we are not eligible for these production tax credits since our plant did not become operational by the June 30, 2004 production deadline. This may cause our plant to be less competitive than other Nebraska plants that are eligible to participate in the program and receive tax credits or cash payments in exchange for transfer of the credits. The program is scheduled to expire on June 30, 2012.
     A legislative bill was introduced in the 2005 Nebraska legislature that offered Nebraska ethanol producers a tax credit of 8 cents per gallon of ethanol up to 75 million gallons over 72 consecutive months with a maximum credit of $5,810,000 per plant. The bill has been carried over by the Revenue Committee of the Nebraska Legislature until the 2006 legislative session when it will again be considered by the Nebraska legislature. There is no assurance that the Nebraska legislature will re-introduce similar legislation or any other type of ethanol incentive legislation in its next session or that such legislation, if introduced, will be approved. In addition, we cannot guarantee that our project will be able to benefit from any ethanol incentive program that may be enacted by the Nebraska legislature.
     The Commodity Credit Corporation Bioenergy Program reimburses eligible ethanol producers of less than 65 million gallons of ethanol, one bushel of corn for every two and one-half bushels of corn used for the increased production of ethanol. No eligible producer may receive more than $7,500,000 annually under the program. The Bioenergy Program is scheduled to continue through September 2006. Unless the program is extended, it is unlikely that our plant will be eligible for payments under the program since our current anticipated completion date is Summer 2007. Our capitalization plan does not assume we will receive any Bioenergy program payments.
Critical Accounting Policies
     Management uses estimates and assumptions in preparing our financial statements in accordance with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Significant estimates include the deferral of expenditures for offering costs, which are dependent upon successful financing of the project. We defer the costs incurred to raise equity financing until that financing occurs. At the time we issue new equity, we will net these costs against the equity proceeds received. Alternatively, if the equity financing does not occur, we will expense the offering costs. It is at least reasonably possible that this estimate may change in the near term.
Off-Balance Sheet Arrangements.
     We do not have any off-balance sheet arrangements.
ESTIMATED SOURCES OF FUNDS
     The following tables set forth various estimates of our sources of funds, depending upon the amount of units sold to investors and based upon various levels of equity that our lenders may require. The information set forth below represents estimates only and actual sources of funds could vary significantly due to a number of factors, including those described in the section entitled “RISK FACTORS” and elsewhere in this prospectus.

	Maximum 5,810	Percent of
Sources of Funds(1)	Units Sold	Total
Unit Proceeds	$58,100,000	70.00%
Seed Capital Proceeds	$970,000	1.17%
Term Debt Financing	$23,930,000	28.83%

Total Sources of Funds	$83,000,000	100.00%

	If 2,393	Percent of
Sources of Funds(1)	Units Sold	Total
Unit Proceeds	$23,930,000	28.83%
Seed Capital Proceeds	$970,000	1.17%
Term Debt Financing	$58,100,000	70.00%

Total Sources of Funds	$83,000,000	100.00%

	Minimum 1,990(3)	Percent of
Sources of Funds(1) and (2)	Units Sold	Total
Unit Proceeds	$19,900,000	23.98%
Seed Capital Proceeds	$970,000	1.17%
Term Debt Financing	$62,130,000	74.85%

Total Sources of Funds	$83,000,000	100.00%

(1)	We may receive tax increment financing of $5,000,000, however, we have not yet entered into any written definitive agreements for the tax increment financing anticipated to be provided by the Village of Adams, Nebraska. If we receive tax increment financing, we expect to reduce the amount of equity proceeds or term debt financing necessary for our capitalization by the same or similar amount.

(2)	A minimum of 1,990 units assumes that we receive tax increment financing of $5,000,000. If we only receive a portion of the tax increment financing or none at all, we expect to increase the minimum number of units sold to an amount that will allow us to raise the additional equity necessary to cover the shortfall.
ESTIMATED USE OF PROCEEDS
     The gross proceeds from this offering, before deducting offering expenses, will be $19,900,000 if the minimum amount of equity offered is sold, and $58,100,000 if the maximum number of units offered is sold for $10,000 per unit. We estimate the offering expenses to be approximately $330,000a. Therefore, we estimate the net proceeds of

[a]	All of the following offering expenses are estimated, except for the SEC registration fee.

Securities and Exchange Commission registration fee	$6,839
Legal fees and expenses	150,000
Consulting fees	30,000
Accounting fees	50,000
Blue Sky filing fees	15,500
Printing expenses	15,000
Advertising	56,050
Miscellaneous expenses	6,611

Total	$330,000

the offering to be $19,570,000 if the minimum amount of equity is raised, and $57,770,000 if the maximum number of units offered is sold.

	Maximum Offering	Minimum Offering
Offering Proceeds ($10,000 per unit)	$58,100,000	$19,900,000
Less Estimated Offering Expenses	$330,000	$330,000
Net Proceeds from Offering	$57,770,000	$19,570,000
     We intend to use the net proceeds of the offering to construct and operate an ethanol plant with a 50 million gallon per year nameplate capacity. We must supplement the proceeds of this offering with debt financing to meet our stated goals. We estimate that the total capital expenditures for the construction of the plant will be approximately $83,000,000. The total project cost is a preliminary estimate primarily based upon the experience of our general contractor, Fagen, Inc., with ethanol plants similar to the plant we intend to construct and operate. We expect the total project cost will change from time to time as the project progresses.
     The following table describes our proposed use of proceeds. The actual use of funds is based upon contingencies, such as the estimated cost of plant construction, the suitability and cost of the proposed site, the regulatory permits required and the cost of debt financing and inventory costs, which are driven by the market. Therefore, the following figures are intended to be estimates only, and the actual use of funds may vary significantly from the descriptions given below depending on contingencies such as those described above. However, we anticipate that any variation in our use of proceeds will occur in the level of proceeds attributable to a particular use (as set forth below) rather than a change from one of the uses set forth below to a use not identified in this prospectus.

		Percent of
Use of Proceeds	Amount	Total
Plant construction	$58,884,000	70.94%
Road and ditch construction costs	1,000,000	1.20%
Land cost	970,000	1.17%
Site development costs	3,970,000	4.78%
Construction contingency	1,521,000	1.83%
Construction performance bond	500,000	0.60%
Construction insurance costs	120,000	0.14%
Administrative building	300,000	0.36%
Office equipment	75,000	0.09%
Computers, Software, Network	150,000	0.18%
Rail infrastructure	2,220,000	2.67%
Rolling stock	330,000	0.40%
Fire Protection / Water Supply	950,000	1.14%
Water treatment system	930,000	1.12%
Capitalized interest	1,000,000	1.20%
Start up costs:		0.00%
Financing costs	630,000	0.76%
Organization costs(1)	1,250,000	1.51%
Pre production period costs	750,000	0.90%
Inventory — working capital	3,750,000	4.52%
Inventory — corn	1,100,000	1.33%
Inventory — chemicals and ingredients	350,000	0.42%

Inventory — work in process — Ethanol	1,250,000	1.51%
Inventory — work in process — DDGS	500,000	0.60%

		0.00%

Inventory spare parts — process equipment	500,000	0.60%

Total	$83,000,000	100.00%

(1)	Includes estimated offering expenses of $330,000 .
     Plant Construction. The construction of the plant itself is by far the single largest expense at approximately $58,884,000. We expect Fagen, Inc., will design and build the plant using ICM, Inc., technology. We have a letter of intent with Fagen, Inc., but we have not yet signed a binding definitive agreement for plant construction. Neither Fagen, Inc., nor ICM, Inc., is an affiliate.
     Road and ditch construction costs. We anticipate spending an additional $1,000,000 on road and ditch construction costs.
     Land Cost. If the plant is constructed near Adams, Nebraska, we expect the land cost to be approximately $970,000.
     Site Development. We estimate that site development costs will be approximately $3,970,000. Site development primarily consists of site improvements such as dirt work and soil compaction which is currently estimated at approximately $1,500,000. Site development also includes utility infrastructure costs of approximately $850,000, hard surface road costs of approximately $750,000, water discharge pipe costs of approximately $500,000 and engineering, fencing, maintenance, propane fuel storage, permitting, and construction management costs of approximately $370,000.
     Construction Contingency. We project approximately $1,521,000 for unanticipated expenditures in connection with the construction of our plant. We plan to use excess funds for our general working capital.
     Construction Performance Bond and Insurance Costs. We estimate the construction bond for the project to cost approximately $500,000. We have budgeted approximately $120,000 for builder’s risk insurance, general liability insurance, workers’ compensation and property insurance. We have not yet determined our actual costs and they may exceed this estimate.
     Administration Building, Furnishings, Office and Computer Equipment. We anticipate expending approximately $300,000 to build a 2,700 square foot light office administration building on the plant site. We expect to spend an additional $75,000 on our furniture and other office equipment and $150,000 for our computers, software and network.
     Rail Infrastructure and Rolling Stock. If the plant is constructed near Adams, Nebraska, rail improvements, such as siding and switches may need to be installed at an estimated cost of $2,220,000. We anticipate the need to purchase rolling stock at an estimated cost of $330,000.
     Fire Protection/Water Supply. We anticipate spending $950,000 to equip the plant with adequate fire protection and water supply.
     Water Treatment System. We estimate that it will cost $930,000 to install a water treatment system at our plant.
     Capitalized Interest. This consists of the interest we anticipate accruing during the development and construction period of our project. For purposes of estimating capitalized interest and financing costs, we have assumed debt financing of approximately $53,100,000. We determined this amount of debt financing based upon an assumed equity amount of 23,930,000, tax increment financing of $5,000,000 and seed capital proceeds of $970,000. If any of these assumptions changed, we would need to revise the level of term debt accordingly. Loan interest during construction will be capitalized and is estimated to be $1,000,000, based upon term debt of $53,100,000. We have estimated our financing costs of $630,000 based upon this same level of term debt. In this section of the prospectus, we have estimated our debt financing at approximately $53,100,000, rather than

$58,100,00 for purposes of estimating our capitalized interest and financing costs, since we believe it is likely that we will receive tax increment financing of $5,000,000, which will reduce our total debt financing by $5,000,000. Any change in our assumptions, including the amount of tax increment financing and/or debt financing we receive, could result in higher than estimated capitalized interest and financing costs.
     Financing Costs. Financing costs consist of all costs associated with the procurement of approximately $53,100,000 of debt financing. These costs include bank origination and legal fees, loan processing fees, appraisal and title insurance charges, recording and deed registration tax, our legal and accounting fees associated with the financing and project coordinator fees, if any, associated with securing the financing. Our actual financing costs will vary on the amount we borrow.
     Organizational Costs. We have budgeted $1,250,000 for developmental, organizational, legal, accounting and other costs associated with our organization and operation as an entity, including, but not limited to offering expenses of $330,000.
     Pre Production Period Costs and Inventory. We project $8,200,000 of pre-production period costs and inventory. These represent costs of beginning production after the plant construction is finished, but before we begin generating income. These costs include $750,000 of pre-production period expenses, $1,450,000 of initial inventories of corn and other ingredients, our initial $1,750,000 of ethanol and dry distillers grain work in process inventories, $500,000 of spare parts for our process equipment and $3,750,000 of working capital.
INDUSTRY OVERVIEW
     Ethanol is ethyl alcohol, a fuel component made primarily from corn and various other grains, and can be used as: (i) an octane enhancer in fuels; (ii) an oxygenated fuel additive for the purpose of reducing ozone and carbon monoxide vehicle emissions; and (iii) a non-petroleum-based gasoline substitute. Approximately 95% of all ethanol is used in its primary form for blending with unleaded gasoline and other fuel products. The implementation of the Federal Clean Air act has made ethanol fuels an important domestic renewable fuel additive. Used as a fuel oxygenate, ethanol provides a means to control carbon monoxide emissions in large metropolitan areas. The principal purchasers of ethanol are generally the wholesale gasoline marketer or blender. Oxygenated gasoline is commonly referred to as reformulated gasoline.
     According to the Renewable Fuels Association, over the past twenty years the U.S. fuel ethanol industry has grown from almost nothing to an estimated 4.1 billion gallons of ethanol production per year. Plans to construct new ethanol plants or expand existing plants have been announced which would increase capacity by approximately 1.1 billion gallons per year. There are approximately 90 ethanol production facilities located throughout the United States. Most of these facilities are based in the Midwest because of the nearby access to the corn and grain feedstocks necessary to produce ethanol.
General Ethanol Demand and Supply
     According to the Renewable Fuels Association, demand for fuel ethanol in the United States reached a new high in 2004 of 3.57 billion gallons per year. In its report titled, “Ethanol Industry Outlook 2005”, the Renewable Fuels Association anticipates demand for ethanol to remain strong. The passage of the Volumetric Ethanol Excise Tax Credit (“VEETC”), is expected to provide the flexibility necessary to expand ethanol blending into higher blends of ethanol such as E85, E diesel and fuel cell markets. In addition, the recent implementation of a Renewable Fuels Standard contained in the Energy Policy Act of 2005, which was signed into law on August 8, 2005 is expected to favorably impact the ethanol industry by enhancing both the production and use of ethanol.
     The provision of the Energy Policy Act of 2005 likely to have the greatest impact on the ethanol industry is the creation of a 7.5 billion gallon Renewable Fuels Standard (RFS). The RFS will begin at 4 billion gallons in 2006, increasing to 7.5 billion gallons by 2012. The RFS is a national flexible program that does not require that any renewable fuels be used in any particular area or state, allowing refiners to use renewable fuel blends in those areas where it is most cost-effective. According to the Renewable Fuels Association, the bill is expected to lead to about $6 billion in new investment in ethanol plants across the country. An increase in the number of new plants will bring an increase in the supply of ethanol. Thus, while this bill may cause ethanol prices to increase in the short term due to additional demand, future supply could outweigh the demand for ethanol in the future. This would have a negative impact on our earnings. Alternatively, since the RFS begins at 4 billion gallons in 2006 and national production is expected to exceed this amount, there could be a short-term oversupply until the RFS requirements exceed national production. This would have an immediate adverse effect on our earnings.
Source: American Coalition for Ethanol (ACE)
     The supply of domestically produced ethanol is at an all-time high. In 2004, 81 ethanol plants located in 20 states produce a record 3.41 billion gallons, a 21% increase from 2003 and 109% increase from 2000. At the end of 2004, 16 plants and 2 major expansions were under construction, representing an additional 750 million gallons of production capacity. The following table shows 2005 projected U.S. ethanol production capacity by state:
Ethanol Production Capacity Ranked by State
(Largest to Smallest Production Capacity as of July 2005)

Rank	State	(Million Gallons Per Year)
1	Iowa	1,632.5
2	Illinois	816.0
3	Minnesota	523.6
4	Nebraska	523.0
5	South Dakota	458.0
6	Wisconsin	210.0
7	Kansas	164.5
8	Missouri	105.0
9	Indiana	102.0
10	North Dakota	83.5
11	Tennessee	67.0
12	Michigan	50.0
13	Colorado	43.5
14	California	31.4

		Ethanol Production Capacity
Rank	State	(Million Gallons Per Year)
15	New Mexico	30.0
15	Texas	30.0
16	Kentucky	27.0
17	Wyoming	5.0
18	Ohio	3.0
19	Washington	0.7

	United States Total	4,905.7

Sources: Renewable Fuels Association, Washington, DC. Nebraska Energy Office, Lincoln, NE.
     Ethanol supply is also affected by ethanol produced or processed in certain countries in Central America and the Caribbean region. Ethanol produced in these countries is eligible for tariff reduction or elimination upon importation to the United States under a program known as the Caribbean Basin Initiative (“CBI”). Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the United States. Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol. The International Trade Commission recently announced the 2005 CBI import quota of 240.4 million gallons of ethanol. Last year, legislation was introduced in the Senate that would limit the transshipment of ethanol through the CBI. It is possible that similar legislation will be introduced this year, however, there is no assurance or guarantee that such legislation will be introduced or that it will be successfully passed.
Federal Ethanol Supports
     The ethanol industry is heavily dependent on several economic incentives to produce ethanol, including federal ethanol supports. The most recent ethanol supports are contained in the Energy Policy Act of 2005. Most notably, the Act creates a 7.5 billion gallon Renewable Fuels Standard (RFS). The RFS requires refiners to use 4 billion gallons of renewable fuels in 2006, increasing to 7.5 billion gallons by 2012.
     Historically, ethanol sales have also been favorably affected by the Clean Air Act amendments of 1990, particularly the Federal Oxygen Program which became effective November 1, 1992. The Federal Oxygen Program requires the sale of oxygenated motor fuels during the winter months in certain major metropolitan areas to reduce carbon monoxide pollution. Ethanol use has increased due to a second Clean Air Act program, the Reformulated Gasoline Program. This program became effective January 1, 1995, and requires the sale of reformulated gasoline in nine major urban areas to reduce pollutants, including those that contribute to ground level ozone, better known as smog. The two major oxygenates added to reformulated gasoline pursuant to these programs are MTBE and ethanol, however MTBE has caused groundwater contamination and has been banned from use by many states. Although the Energy Policy Act of 2005 did not impose a national ban of MTBE, its failure to include liability protection for manufacturers of MTBE is expected to result in refiners and blenders using ethanol as an oxygenate rather than MTBE to satisfy the reformulated gasoline oxygenate requirement. While this may create increased demand in the short-term, we do not expect this to have a long term impact on the demand for ethanol as the Act repeals the Clean Air Act’s 2% oxygenate requirement for reformulated gasoline immediately in California and 270 days after enactment elsewhere. However, the Act did not repeal the 2.7% oxygenate requirement for carbon monoxide nonattainment areas which are required to use oxygenated fuels in the winter months. While we expect ethanol to be the oxygenate of choice in these areas, there is no assurance that ethanol will in fact be used.
     The government’s regulation of the environment changes constantly. It is possible that more stringent federal or state environmental rules or regulations could be adopted, which could increase our operating costs and expenses. It also is possible that federal or state environmental rules or regulations could be adopted that could have an adverse effect on the use of ethanol. For example, changes in the environmental regulations regarding ethanol’s use due to currently unknown effects on the environment could have an adverse effect on the ethanol industry. Furthermore, plant operations likely will be governed by the Occupational Safety and Health Administration (“OSHA”). OSHA

regulations may change such that the costs of the operation of the plant may increase. Any of these regulatory factors may result in higher costs or other materially adverse conditions effecting our operations, cash flows and financial performance.
     The use of ethanol as an alternative fuel source has been aided by federal tax policy. On October 22, 2004, President Bush signed H.R. 4520, which contained the Volumetric Ethanol Excise Tax Credit (“VEETC”) and amended the federal excise tax structure effective as of January 1, 2005. Prior to VEETC, ethanol-blended fuel was taxed at a lower rate than regular gasoline (13.2 cents on a 10% blend). Under VEETC, the ethanol excise tax exemption has been eliminated, thereby allowing the full federal excise tax of 18.4 cents per gallon of gasoline to be collected on all gasoline and allocated to the highway trust fund. This is expected to add approximately $1.4 billion to the highway trust fund revenue annually. In place of the exemption, the bill creates a new volumetric ethanol excise tax credit of 5.1 cents per gallon of ethanol blended at 10%. Refiners and gasoline blenders apply for this credit on the same tax form as before only it is a credit from general revenue, not the highway trust fund. Based on volume, the VEETC is expected to allow much greater refinery flexibility in blending ethanol since it makes the tax credit available on all ethanol blended with all gasoline, diesel and ethyl tertiary butyl ether (“ETBE”), including ethanol in E-85 and the E-20 in Minnesota. The VEETC is scheduled to expire on December 31, 2010.
     The Energy Policy Act of 2005 expands who qualifies for the small ethanol producer tax credit. Historically, small ethanol producers were allowed a 10-cents-per-gallon production income tax credit on up to 15 million gallons of production annually. The size of the plant eligible for the tax credit was limited to 30 million gallons. Under the Energy Policy Act of 2005 the size limitation on the production capacity for small ethanol producers increases from 30 million to 60 million gallons. The credit can be taken on the first 15 million gallons of production. The tax credit is capped at $1.5 million per year per producer. If our production exceeds production limits of 60 million gallons a year, we will be ineligible for the credit.
     In addition, the Energy Policy Act of 2005 creates a new tax credit that permits taxpayers to claim a 30% credit (up to $30,000) for the cost of installing clean-fuel vehicle refueling equipment, such as an E85 fuel pump, to be used in a trade or business of the taxpayer or installed at the principal residence of the taxpayer. Under the provision, clean fuels are any fuel of at least 85% of the volume of which consists of ethanol, natural gas, compressed natural gas, liquefied natural gas, liquefied petroleum gas, and hydrogen and any mixture of diesel fuel and biodiesel containing at least 20% biodiesel. The provision is effective for equipment placed in service December 31, 2005 and before January 1, 2010. While it is unclear how this credit will affect the demand for ethanol in the short term, we expect it will help raise consumer awareness of alternative sources of fuel and could positively impact future demand for ethanol.
     The ethanol industry and our business depend upon continuation of the federal ethanol supports discussed above. These incentives have supported a market for ethanol that might disappear without the incentives. Alternatively, the incentives may be continued at lower levels than at which they currently exist. The elimination or reduction of such federal ethanol supports would make it more costly for us to sell our ethanol and would likely reduce our net income and the value of your investment.
Our Primary Competition
     We will be in direct competition with numerous other ethanol producers, many of whom have greater resources than we do. We also expect that additional ethanol producers will enter the market if the demand for ethanol continues to increase. Our plant will compete with other ethanol producers on the basis of price, and to a lesser extent, delivery service. We believe that we can compete favorably with other ethanol producers, rail access and ample grain supplies at favorable prices.
     The ethanol industry has grown to over 90 production facilities in the United States. The largest ethanol producers include Abengoa Bioenergy Corp., Archer Daniels Midland, Aventine Renewable Energy, Inc., Cargill, Inc., New Energy Corp. and VeraSun Energy Corporation, all of which are capable of producing more ethanol than we expect to produce. In addition, there are several regional entities recently formed, or in the process of formation, of similar size and with similar resources to ours. Nebraska currently has 11 ethanol plants producing an aggregate of 600 million gallons of ethanol per year. In addition, there are a number of ethanol plants in Nebraska under construction or in the planning stage. This includes a 100 million gallons per year plant currently planned for

Fairmont, Nebraska, which is approximately 60 miles from our anticipated plant site and a 50 million gallon per year plant in the early planning stages currently planned for Auburn, Nebraska, which is approximately 40 miles from our anticipated plant site.
     The following table identifies most of the producers in the United States along with their production capacities.
U.S. FUEL ETHANOL PRODUCTION CAPACITY
million gallons per year (mmgy)

			Current Capacity	Under Construction/
COMPANY	LOCATION	FEEDSTOCK	(mmgy)	Expansions (mmgy)
Abengoa Bioenergy Corp.	York, NE	Corn/milo	55
	Colwich, KS		25
	Portales, NM		30
ACE Ethanol, LLC	Stanley, WI	Corn	30
Adkins Energy, LLC*	Lena, IL	Corn	40
AGP*	Hastings, NE	Corn	52
Agra Resources Coop. d.b.a. EXOL*	Albert Lea, MN	Corn	40
Agri-Energy, LLC*	Luverne, MN	Corn	21
Alchem Ltd. LLLP	Grafton, ND	Corn	10.5
Al-Corn Clean Fuel*	Claremont, MN	Corn	30
Amaizing Energy, LLC*^	Denison, IA	Corn		40
Archer Daniels Midland	Decatur, IL	Corn	1070
	Cedar Rapids, IA	Corn
	Clinton, IA	Corn
	Columbus, NE	Corn
	Marshall, MN	Corn
	Peoria, IL	Corn
	Wallhalla, ND	Corn/barley
Aventine Renewable Energy, Inc.	Pekin, IL	Corn	100
	Aurora, NE	Corn	40
Badger State Ethanol, LLC*	Monroe, WI	Corn	48
Big River Resources, LLC *	West Burlington, IA	Corn	40
Broin Enterprises, Inc.	Scotland, SD	Corn	9
Bushmills Ethanol*^	Atwater, MN	Corn		40
Cargill, Inc.	Blair, NE	Corn	85
	Eddyville, IA	Corn	35
Central MN Ethanol Coop*	Little Falls, MN	Corn	20.5
Central Wisconsin Alcohol	Plover, WI	Seed corn	4
Chief Ethanol	Hastings, NE	Corn	62
Chippewa Valley Ethanol Co.*	Benson, MN	Corn	45
Commonwealth Agri-Energy, LLC*	Hopkinsville, KY	Corn	23
Corn, LP*^	Goldfield, IA	Corm		50
Corn Plus, LLP*	Winnebago, MN	Corn	44
Dakota Ethanol, LLC*	Wentworth, SD	Corn	50
DENCO, LLC*	Morris, MN	Corn	21.5
East Kansas Agri-Energy, LLC*	Garnett, KS	Corn	35
ESE Alcohol Inc.	Leoti, KS	Seed corn	1.5
Ethanol2000, LLP*	Bingham Lake, MN	Corn	30

Frontier Ethanol, LLC^	Gowrie, IA	Corn		60
Front Range Energy, LLC^	Windsor, CO	Corn		40
Glacial Lakes Energy, LLC*	Watertown, SD	Corn	50
Golden Cheese Company of California*	Corona, CA	Cheese whey	5
Golden Grain Energy L.L.C.*	Mason City, IA	Corn	40
Golden Triangle Energy, LLC*	Craig, MO	Corn	20
Grain Processing Corp.	Muscatine, IA	Corn	20
Granite Falls Energy, LLC^	Granite Falls, MN	Corn		45
Great Plains Ethanol, LLC*	Chancellor, SD	Corn	50
Hawkeye Renewables, LLC	Iowa Falls, IA	Corn	45	50
	Fairbank, IA	Corn		100
Heartland Corn Products*	Winthrop, MN	Corn	36
Heartland Grain Fuels, LP*	Aberdeen, SD	Corn	9
	Huron, SD	Corn	12	18
Horizon Ethanol, LLC^	Jewell, IA	Corn		60
Husker Ag, LLC*	Plainview, NE	Corn	24
Illinois River Energy, LLC^	Rochelle, IL	Corn		50
Iowa Ethanol, LLC*	Hanlontown, IA	Corn	55
Iroquois Bio-Energy Company, LLC^	Rensselaer, IN	Corn		40
James Valley Ethanol, LLC	Groton, SD	Corn	50
KAAPA Ethanol, LLC*	Minden, NE	Corn	40
Land O’ Lakes*	Melrose, MN	Cheese whey	2.6
Lincolnland Agri-Energy, LLC*	Palestine, IL	Corn	40
Lincolnway Energy, LLC*^	Nevada, IA	Corn		50
Liquid Resources of Ohio	Medina, OH	Waste beverage	3
Little Sioux Corn Processors, LP*	Marcus, IA	Corn	49
Merrick/Coors	Golden, CO	Waste beer	1.5
MGP Ingredients, Inc.	Pekin, IL	Corn/wheat starch	78
	Atchison, KS
Michigan Ethanol, LLC	Caro, MI	Corn	50
Mid-Missouri Energy, Inc.*	Malta Bend, MO	Corn	45
Midwest Grain Processors*	Lakota, IA	Corn	50	45
	Riga, MI	Corn		57
Midwest Renewable Energy, LLC	Sutherland, NE	Corn	15
Minnesota Energy*	Buffalo Lake, MN	Corn	18
New Energy Corp.	South Bend, IN	Corn	102
North Country Ethanol, LLC*	Rosholt, SD	Corn	20
Northeast Missouri Grain, LLC*	Macon, MO	Corn	40
Northern Lights Ethanol, LLC*	Big Stone City, SD	Corn	50
Northstar Ethanol, LLC^	Lake Crystal, MN	Corn	50
Otter Creek Ethanol, LLC*	Ashton, IA	Corn	55
Panhandle Energies of Dumas, LP^	Dumas, TX	Corn/Grain Sorghum		30
Parallel Products	Louisville, KY	Beverage Waste	5.4
	R. Cucamonga, CA
Permeate Refining	Hopkinton, IA	Sugars & starches	1.5
Phoenix Biofuels	Goshen, CA	Corn	25
Pine Lake Corn Processors, LLC*	Steamboat Rock, IA	Corn	20

Platte Valley Fuel Ethanol, L.L.C.	Central City, NE	Corn	40
Pro-Corn, LLC*	Preston, MN	Corn	40
Prairie Horizon Agri-Energy, LLC^	Phillipsburg, KS	Corn		40
Quad-County Corn Processors*	Galva, IA	Corn	23
Red Trail Energy, LLC^	Richardton, ND	Corn		50
Reeve Agri-Energy	Garden City, KS	Corn/milo	12
Siouxland Energy & Livestock Coop*	Sioux Center, IA	Corn	22
Sioux River Ethanol, LLC*	Hudson, SD	Corn	55
Sterling Ethanol, LLC^	Sterling, CO	Corn		42
Tall Corn Ethanol, LLC*	Coon Rapids, IA	Corn	49
Tate & Lyle	Loudon, TN	Corn	67
The Anderson Albion Ethanol LLC^	Albion, MI	Corn		55
Trenton Agri Products, LLC	Trenton, NE	Corn	30
United WI Grain Producers, LLC*	Friesland, WI	Corn	40
US BioEnergy Corp. ^	Albert City, IA	Corn		100
	Lake Odessa, MI	Corn		45
U.S. Energy Partners, LLC	Russell, KS	Milo/wheat starch	40
Utica Energy, LLC	Oshkosh, WI	Corn	48
VeraSun Energy Corporation	Aurora, SD	Corn	120
VeraSun Fort Dodge, LLC^	Ft. Dodge, IA	Corn		110
Voyager Ethanol, LLC*	Emmetsburg, IA	Corn	50
Western Plains Energy, LLC*	Campus, KS	Corn	45
Western Wisconsin Renewable Energy, LLC*^	Boyceville, WI	Corn		40
Wind Gap Farms	Baconton, GA	Brewery Waste	0.4
Wyoming Ethanol	Torrington, WY	Corn	5
Xethanol BioFuels, LLC	Blairston, IA	Corn	5

Total Existing Capacity			4075.4

Total Under Construction/ Expansions				1147.0

Total Capacity			5222.4

* farmer-owned Renewable Fuels Association

^ under construction Last Updated: September 2005
Competition from Alternative Fuels
     Alternative fuels and ethanol production methods are continually under development by ethanol and oil companies with far greater resources. The major oil companies have significantly greater resources than we have to develop alternative products and to influence legislation and public perception of ethanol. New ethanol products or methods of ethanol production developed by larger and better-financed competitors could provide them competitive advantages and harm our business.
DESCRIPTION OF BUSINESS
     We are a development-stage Nebraska limited liability company formed on March 25, 2005 for the purpose of raising capital to develop, construct, own and operate a 50 million gallon dry mill corn-based ethanol plant near Adams, Nebraska, which is approximately 30 miles southeast of Lincoln, Nebraska. Based upon engineering specifications from Fagen, Inc., we expect the ethanol plant to process approximately 20 million bushels of corn per year into approximately 55 million gallons of denatured fuel grade ethanol and approximately 169,000 tons dried distillers grains with solubles and 110,200 tons of raw carbon dioxide gas.

     The following diagram from Fagen, Inc. depicts the plant we anticipate building:
1.	Ethanol Storage Tanks: Two ethanol storage tanks, one 190-proof ethanol, one 200-proof undenatured ethanol and one denaturant. All of the described tanks will be within a retention berm.

2.	Administration Building: This building will have brick and/or siding on the exterior and will be approximately 2,700 square feet.

3.	DDGS Building: This will be a steel sided building and will be 21,875 square feet. All dry distillers grain will be stored in this building.

4.	Grain Receiving Building: The building will be a steel-sided building, 165 feet long by 65 feet wide and approximately 40 feet tall. There will be two truck bays and one rail bay.

5.	Cement Corn Silos: Two 200,000 bushel silos and two 15,000 bushel per hour legs.

6.	Fermentation Tanks: Four fermentation tanks and one beer well.

7.	Main Process Building: Structural steel frame building housing tanks, pumps and heat exchangers as well as a control room and laboratory. Total size is approximately 25,000 square feet.

8.	Two Methanator Tanks:

9.	Thermal Oxidizer Stack: Approximately 125 feet tall. The exact height will depend on air modeling and input from the DNR.

10.	Distillation and Evaporation Center:

11.	Stillage and Syrup Tanks:

12.	Energy Center: Structural steel building totaling approximately 13,750 square feet housing both of the DDGS dryers and the Thermal Oxidizer.

13.	Cooling Tower: Four cell-induced draft-cooling tower.
Primary Product — Ethanol
     Ethanol is a chemical produced by the fermentation of sugars found in grains and other biomass. Ethanol can be produced from a number of different types of grains, such as wheat and milo, as well as from agricultural waste products such as rice hulls, cheese whey, potato waste, brewery and beverage wastes and forestry and paper wastes. However, according to the Renewable Fuels Association, approximately 85 percent of ethanol in the United States today is produced from corn, and approximately 90 percent of ethanol is produced from a corn and other input mix. Corn produces large quantities of carbohydrates, which convert into glucose more easily than most other kinds of biomass.
     We anticipate that our business will be that of the production and marketing of ethanol and its by-products. We do not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the plant, or if we are not able to market ethanol and its by-products. We anticipate entering into an agreement with a company to market our ethanol, however, we have not yet negotiated or discussed the terms of an ethanol marketing agreement with any ethanol marketing company.
Description of Dry Mill Process
     Our plant will produce ethanol by processing corn or possibly other raw grains such as grain sorghum or milo. The corn and other grains will be received by rail and by truck, then weighed and unloaded in a receiving building. It will then be transported to storage bins. Thereafter, it will be converted to a scalper to remove rocks and debris before it is transported to a hammermill or grinder where it is ground into a mash and conveyed into a slurry tank for enzymatic processing. Then, water, heat and enzymes are added to break the ground grain into a fine slurry. The slurry will be heated for sterilization and pumped to a liquefaction tank where additional enzymes are added. Next, the grain slurry is pumped into fermenters, where yeast is added, to begin a batch fermentation process. A vacuum distillation system will divide the alcohol from the grain mash. Alcohol is then transported through a rectifier column, a side stripper and a molecular sieve system where it is dehydrated. The 200 proof alcohol is then pumped to farm shift tanks and blended with five percent denaturant, usually gasoline, as it is pumped into storage tanks. The 200 proof alcohol and five percent denaturant constitute ethanol.
     Corn mash from the distillation stripper is pumped into one of several decanter-type centrifuges for dewatering. The water (“thin stillage”) is then pumped from the centrifuges to an evaporator where it is dried into thick syrup. The solids that exit the centrifuge or evaporators (the “wet cake”) are conveyed to the distillers dried grains dryer system. Syrup is added to the wet cake as it enters the dryer, where moisture is removed. The process will produce distillers grains, which is processed corn mash that can be used as animal feed.
     The following flow chart illustrates the dry mill process:
Source: Renewable Fuels Association

We expect that the ethanol production technology we will use in our plant will be supplied by Fagen, Inc. and/or ICM, Inc. and that they will either own the technology or have obtained any license to utilize the technology that is necessary.
Ethanol Markets
     The principal purchasers of ethanol are generally the wholesale gasoline marketer or blender. The principal markets for our ethanol are petroleum terminals in the continental United States. We may also attempt to access local markets, but these will be limited and must be evaluated on a case-by-case basis. Although local markets will be the easiest to service, they may be oversold, particularly in Nebraska. Oversold markets depress ethanol prices.
     We intend to serve the regional and national markets by rail. Because ethanol use results in less air pollution than regular gasoline, regional and national markets typically include large cities that are subject to anti-smog measures in either carbon monoxide or ozone non-attainment areas. We expect to reach these markets by delivering ethanol to terminals who then blends the ethanol to E-10 and E-85 gasoline and transports the blended gasoline to retail outlets in these markets.
     Regional pricing tends to follow national pricing less the freight difference. As with national markets, the use of a group-marketing program or a broker is advantageous, especially in the first one to three years of operation.
     In addition to rail, we may try to service the regional markets by truck. Occasionally, there are opportunities to obtain backhaul rates from local trucking companies. These are rates that are reduced since the truck is loaded both ways. Normally, the trucks drive to the refined fuels terminals empty and load gasoline product for delivery. A backhaul is the opportunity to load the truck with ethanol to return to the terminal.
Ethanol Pricing
     The following chart illustrates the historical relationship between the price of ethanol and natural gas using Chicago spot prices.
Source: United Bio-Energy, LLC

Ethanol price histories for the nearby regional markets for our proposed plant are presented in the following table:
Ethanol Average Prices

		5 Year	3 Year	1 Year	52 Weeks
State	City	2000-2004	2002-2004	2004	03/24/05
KS	Kansas	$1.40	$1.38	$1.68	$1.69
NE	Lincoln	$1.42	$1.38	$1.70	$1.72
NE	Omaha	$1.39	$1.36	$1.66	$1.67

	Average	$1.40	$1.37	$1.68	$1.69

Source: Hart’s Renewable-Fuel News
Historic prices may not be indicative of future prices. On March 23, 2005, the Chicago Board of Trade (“CBOT”) launched the CBOT Denatured Fuel Ethanol futures contract. The new contract is designed to address the growing demand for an effective hedging instrument for domestically produced ethanol. Since we expect to engage a third party marketing firm to sell all of our ethanol we do not expect to directly use the new ethanol futures contract. However, it is possible that any ethanol marketing firm we engage may use the new ethanol futures contracts to manage ethanol price volatility.
By-Products
     The principal by-product of the ethanol production process is distillers grains, a high protein, high-energy animal feed supplement primarily marketed to the dairy and beef industry and also to the poultry and swine markets. Distillers grains contain bypass protein that is superior to other protein supplements such as cottonseed meal and soybean meal. According to a 1986 study by the University of Nebraska reported in “Nebraska Company Extension Study MP51—Distillers Grains,” bypass proteins are more digestible to the animal, thus generating greater lactation in milk cows and greater weight gain in beef cattle. Dry mill ethanol processing creates three forms of distillers grains: distillers wet grains with solubles (“distillers wet grains”), distillers modified wet grains with solubles (“distillers modified wet grains”) and distillers dry grains. Distillers wet grains is processed corn mash that contains approximately 70% moisture and has a shelf life of approximately three days. Therefore, it can be sold only to farms within the immediate vicinity of an ethanol plant. Distillers modified wet grains are distillers wet grains that have been dried to approximately 50% moisture. It has a slightly longer shelf life of approximately three weeks and is often sold to nearby markets. Distillers dried grains are distillers wet grains that have been dried to 10% moisture. Distillers dried grains has an almost indefinite shelf life and may be sold and shipped to any market regardless of its proximity to an ethanol plant.
     We plan to initially market our distillers grains to the local livestock poultry and swine markets surrounding the plant, however, if the local markets prove insufficient to absorb our distillers grains at the prices we desire, we will engage a company to market our distillers grains nationally.
     The plant is expected to produce approximately 110,200 tons annually of raw carbon dioxide as another by-product of the ethanol production process. At this time, we do not intend to capture and market our carbon dioxide gas.
Corn Feedstock Supply
     We anticipate that our plant will need approximately 20 million bushels of grain per year for our dry milling process. The corn supply for our plant will be obtained primarily from local markets. Traditionally, corn grown in the area has been fed locally to livestock or exported for feeding or processing. Our feasibility study indicated that in the year 2003, the nine county area surrounding the anticipated location of our plant produced approximately 129.2 million bushels of corn. The chart below describes the amount of corn grown in Gage and surrounding counties for 2001 through 2004 based upon the information gathered in our feasibility study.

	2004 Corn	2003 Corn	2002 Corn	2001 Corn
	Production	Production	Production	Production
Country	(bushels)	(bushels)	(bushels)	(bushels)
Cass, NE	20,585,810	11,492,000	6,139,000	13,987,000
Gage, NE	17,319,000	10,695,000	10,065,810	14,898,000
Jefferson, NE	12,312,000	9,411,000	7,358,000	10,264,000
Johnson, NE	5,812,000	3,598,000	1,447,000	4,125,810
Lancaster, NE	19,523,000	11,425,810	7,970,000	13,602,000
Nemaha, NE	12,732,000	6,752,000	3,485,810	9,823,000
Otoe, NE	18,922,000	8,664,000	3,195,810	12,760,000
Pawnee, NE	5,571,000	2,388,000	1,788,000	4,728,000
Saline, NE	16,447,000	13,228,000	12,044,000	13,192,000

Total	129,224,000	77,654,000	53,494,000	97,380,000

     We will be dependent on the availability and price of corn. The price at which we will purchase corn will depend on prevailing market prices. Although the area surrounding the plant produces a significant amount of corn and we do not anticipate problems sourcing corn, there is no assurance that a shortage will not develop, particularly if there are other ethanol plants competing for corn, an extended drought or other production problem. In addition, our financial projections assume that we can purchase grain for prices near the ten-year average for corn in the area of the plant. Our feasibility study states that the average price of corn in this same nine-county area over the last ten years is $2.34 per bushel. The following chart shows the ten-year average corn price in the nine-county area surrounding our plant:

10-Year Average
County	Corn Price ($/Bu.)
Cass, NE	$2.32
Gage, NE	$2.36
Jefferson, NE	$2.35
Johnson, NE	$2.32
Lancaster, NE	$2.33
Nemaha, NE	$2.35
Otoe, NE	$2.32
Pawnee, NE	$2.35
Saline, NE	$2.36

Total / Avg.	$2.34

     Source: ProExporter Network
     New corn demand within a market can have varying impacts on the corn price. According to our feasibility study prepared by PRX Geographic and Holbrook Consulting Services, LLC, a new ethanol plant with a name plate capacity of 50 million gallon of ethanol per year is expected to raise the local corn basis by $0.02 per bushel if none of the distillers grains is fed locally. If one-hundred percent of the distillers grains is fed locally, basis is expected to rise by $0.016 per bushel.
     Grain prices are primarily dependent on world feedstuffs supply and demand and on U.S. and global corn crop production, which can be volatile as a result of a number of factors, the most important of which are weather, current and anticipated stocks and prices, export prices and supports and the government’s current and anticipated agricultural policy. We note that historical grain pricing information indicates that the price of grain has fluctuated significantly in the past and may fluctuate significantly in the future. Because the market price of ethanol is not related to grain prices, ethanol producers are generally not able to compensate for increases in the cost of grain feedstock through adjustments in prices charged for their ethanol. We, therefore, anticipate that our plant’s profitability will be negatively impacted during periods of high corn prices.
Grain origination and risk management
     We anticipate establishing ongoing business relationships with local farmers and grain elevators to acquire the corn needed for the project. We have no contracts, agreements or understandings with any grain producer in the area. Although we anticipate procuring grains from these sources, there can be no assurance that such grains can be procured on acceptable terms, or if at all.
     We expect to hire a commodities manager to ensure the consistent scheduling of corn deliveries and to establish and fill forward contracts through grain elevators. The commodities manager will utilize forward contracting and hedging strategies, including certain derivative instruments such as futures and option contracts, to manage our commodity risk exposure and optimize finished product pricing on our behalf. We anticipate that most of our grain will be acquired in this manner. Forward contracts allow us to purchase corn for future delivery at fixed prices without using the futures market. The corn futures market allows us to trade in standard units of corn for delivery at specific times in the future. Option contracts consist of call options (options to purchase a fixed amount of a commodity) and put options (options to sell a fixed amount of a commodity). We expect to use a combination of these derivative instruments in our hedging strategies to help guard against corn price volatility. Hedging means protecting the price at which we buy corn and the price at which we will sell our products in the future. It is a way to attempt to reduce the risk caused by price fluctuation. The effectiveness of such hedging activities will depend on, among other things, the cost of corn and our ability to sell enough ethanol and distillers grains to use all of the corn subject to futures and option contracts we have purchased as part of our hedging strategy. Although we will attempt to link hedging activities to sales plans and pricing activities, such hedging activities themselves can result in costs because price movements in corn contracts are highly volatile and are influenced by many factors that are beyond our control. We may incur such costs and they may be significant.
Project Location and Proximity to Markets
     We anticipate building our plant near Adams, Nebraska, in southeast Nebraska. We reserve the right, in the sole discretion of our board of directors, to select a different location for the plant. We have a three-year option on a parcel containing approximately 172 acres. The option also includes an easement to access the site. We also have options on two different parcels containing 22 acres to provide additional rail access to the property.
     We selected our anticipated primary plant site because of the site’s location relative to existing grain production, accessibility to road and rail transportationand its proximity to major distribution channels. The site is adjacent to the mainline BNSF Railroad, just off of Nebraska Highway 41 and ten miles east of Highway 77, which is a north-south corridor in Southeastern Nebraska.
     The map below shows the approximate location of our proposed plant site:

     The following is a map of our proposed plant site in greater detail:
     There can be no assurance that we will not encounter environmental hazardous conditions such as groundwater or other subsurface contamination at the plant site. We are relying on Fagen, Inc. to determine the adequacy of the site for construction of the ethanol plant. We may encounter environmental hazardous conditions at the chosen site that may delay the construction of the ethanol plant. We do not expect that Fagen, Inc. will be responsible for any environmental hazardous conditions encountered at the site. Upon encountering an environmental hazardous condition, Fagen, Inc. may suspend work in the affected area. If we receive notice of an environmental hazardous condition, we may be required to correct the condition prior to continuing construction. The presence of an environmental hazardous condition will likely delay construction of the ethanol plant and may require significant expenditure of our resources to correct the condition. In addition, it is anticipated that Fagen, Inc. will be entitled to an adjustment in price if it has been adversely affected by the environmental hazardous condition. If we encounter any environmental hazardous conditions during construction that require time or money to correct, such event may have a material adverse effect on our operations, cash flows and financial performance.
Transportation and Delivery
     The plant will have the facilities to receive grain by truck and rail and to load ethanol and distillers grains onto trucks and rail cars. We expect that the Burlington Northern Santa Fe Railroad will provide rail service to the proposed site. However, we will still need to establish rail access directly to the plant from the main rail line. The estimated cost of this rail infrastructure is approximately $2,220,000, which includes several thousand feet of new track, two mainline turnouts, two switch point derails and five additional turnouts not on the mainline to accommodate the additional side track. We anticipate that each siding will accommodate a minimum of 90 cars with a 10 car ethanol and distillers grain loading track.
     We have engaged Antioch International, Inc. of Elkhorn, Nebraska, to assist us with the rail engineering and design services necessary to install rail infrastructure for a 50 million gallon per year name plate ethanol plant. The three phases of rail engineering services include Phase 1 – Study and Report, Phase 2 – Preliminary Design and Phase 3- Final Design. Phase 1 services will be paid on an hourly basis not to exceed a total of $5,000. Phase 2 and 3 services will be a fixed fee totaling 3% of track construction costs estimated for a 50 million gallon per year ethanol plant as described in the Phase 1 Study and Report. We expect the Phase 3 Final Design to be sufficient to obtain approval from the Burlington Northern Santa Fe Railroad, however, there is no assurance or guarantee that we will obtain the necessary approval.
Thermal Oxidizer
     Ethanol plants such as ours may produce odors in the production of ethanol and its by-products, which some people may find unpleasant. We intend to eliminate odors by routing dryer emissions through thermal oxidizers. Based upon materials and information from ICM, Inc., we expect thermal oxidation to significantly reduce any unpleasant odors caused by the ethanol and distillers grains manufacturing process. We expect thermal oxidation, which burns emissions, will eliminate a significant amount of the volatile organic carbon compounds in emissions that cause odor in the drying process and allow us to meet the applicable permitting requirements. We also expect this addition to the ethanol plant to reduce the risk of possible nuisance claims and any related negative public reaction against us.
Utilities
     The production of ethanol is a very energy intensive process that uses significant amounts of electricity and natural gas. Water supply and quality are also important considerations. We plan to enter into agreements with local gas and electric utilities to provide our needed energy and we plan on drilling two wells at our site to supply our water. We have engaged U.S. Energy Services, Inc. to assist us in negotiating our utilities contracts and provide us with on-going energy management services. There can be no assurance that any utility provider that we contract with will be able to reliably supply the gas and electricity that we need.
     If there is an interruption in the supply of energy or water for any reason, such as supply, delivery, or mechanical problems, we may be required to halt production. If production is halted for an extended period of time, it may have a material adverse effect on our operations, cash flows, and financial performance.
Natural gas
     Natural gas accounts for approximately 10-15% of the total production cost of ethanol. The plant will produce process steam from its own boiler system and dry the distillers dried grains by-product via a direct gas-fired dryer. If we operate at our project production volume of 55 million gallons per year, we will require approximately 1,870,000 Million British Thermal Units (“MMBtu”)
     Our proposed site has access to multiple interstate natural gas pipelines. We expect to enter into an agreement with either Northern Natural Gas or Natural Gas Pipeline Company of America to provide natural gas to the plant, however, we have not yet negotiated, reviewed or executed any natural gas agreement. To access sufficient supplies of natural gas to operate the plant, a dedicated lateral pipeline from the Northern Natural Gas interstate natural gas pipeline located near the property will be necessary. Natural gas prices have historically fluctuated dramatically, which could significantly affect the profitability of our operations. Natural gas accounts for approximately 10% to 15% of the total production cost of ethanol. Recently, natural gas prices increased sharply as Hurricanes Katrina and Rita devastated operations and impacted infrastructure on the Gulf Coast. As indicated on the chart below, natural gas prices have risen from approximately $6.50/mmbtu to over $12.00/mmbtu.

NYMEX Natural Gas Futures Near-Month Contract Settlement Price, West Texas Intermediate Crude Oil Spot Price, and Henry Hub Natural Gas Spot Price
Dollars per Million Btu
$14
$13
$12
$11
$10
$9
$8
$7
$6
$5
$4
$3
$2
$1
$0
NYMEX Natural Gas Settlement Price
WTI Spot Price
Henry Hub Spot Price
Nymex Closing Dates
5/26/2005
6/28/2005
7/27/2005
8/29/2005
4/28/2005
5/5/2005
5/12/2005
5/19/2005
5/26/2005
6/2/2005
6/9/2005
6/16/2005
6/23/2005
6/30/2005
7/7/2005
7/14/2005
7/21/2005
7/28/2005
8/4/2005
8/11/2005
8/18/2005
8/25/2005

Note:The West Texas Intermediate crude oil price, in dollars per barrel, is converted to $/MMBtu using a conversion factor of 5.80 MMBtu per barrel. The dates marked by vertical lines are the NYMEX near-month contract settlement dates.

Source: NGI's *Daily Gas Price Index* (http://Intelligencepress.com)

     Source: Energy Information Administration
     We are uncertain as to how the disruption in natural gas supplies caused by Hurricane Katrina and Rita will impact long term natural gas prices. Based upon our anticipated usage volumes and assuming natural gas prices of $6.50/mmbtu, we expect our natural gas costs will be approximately $10,000,000 per year. However, our natural gas costs could be considerably higher if prices remain at the current elevated levels.
Electricity
     Based on engineering specifications, we expect to require a significant amount of electrical power to operate the plant. In the State of Nebraska, wholesale electricity is supplied by Nebraska Public Power District, a utility owned by the people of Nebraska. In the region of Nebraska where our plant will be located, the Nebraska Public Power District is the generation and transmission wholesaler to the Norris Public Power District, the local public power district. The Norris Public Power District owns a 115,000 volt substation approximately four miles north of the proposed project site. The voltage at this substation is reduced to 34,500 volts and then transmitted by the Norris Public Power District over its own power grip. We anticipated that the Norris Public Power District will construct a sub-transmission tie in from the existing 34,500 volt line, which runs parallel to the anticipated plant site’s west boundary, to feed the proposed site. Norris Public Power District has high voltage 69kV level transmission lines located on easements on our anticipated plant site that may be available to supply us with an on-site substation at primary voltage. We have not yet negotiated, reviewed or executed any agreement with Norris Public Power District to provide electricity to the site.
Water
     We will require a significant supply of water. Engineering specifications show our plant water requirements to be approximately 384 gallons per minute. That is approximately 552,960 gallons per day. We anticipate drilling two 700 gallon per minute wells at the site to handle our water needs. A well drilled in April 2005 produces 800 gallons per minute and indicates Soil the presence of an adequate water supply. There is no assurance, however, that the wells will reliably supply us with the water that we need.
     Much of the water used in an ethanol plant is recycled back into the process. There are, however, certain areas of production where fresh water is needed. Those areas include boiler makeup water and cooling tower water.

Boiler makeup water is treated on-site to minimize all elements that will harm the boiler and recycled water cannot be used for this process. Cooling tower water is deemed non-contact water because it does not come in contact with the mash, and, therefore, can be regenerated back into the cooling tower process. The makeup water requirements for the cooling tower are primarily a result of evaporation. Depending on the type of technology utilized in the plant design, much of the water can be recycled back into the process, which will minimize the discharge water. This will have long-term effect of lowering wastewater treatment costs. Many new plants today are zero or near zero effluent facilities. We anticipate our plant design incorporating the ICM/Phoenix Bio-Methanator wastewater treatment process resulting in a zero discharge of plant process water. We anticipate that the cost of water treatment system to be approximately $930,000.
Employees
     Prior to completion of the plant construction and commencement of operations, we intend to hire approximately 32 full-time employees. Approximately five of our employees will be involved primarily in management and administration and the remainder will be involved primarily in plant operations. As of the date of this prospectus, we have not hired any employees. Three of our directors, Jack L. Alderman, Everett Larson and Bill Riechers, have been engaged as independent contractors to provide project development and consulting services in exchange for cash compensation.
     The following table represents some of the anticipated positions within the plant and the minimum number of individuals we expect will be full-time personnel:

POSITION	# Full-Time Personnel
CEO	1
General Manager	1
Plant Manager	1
Commodities Manager	1
Controller	1
Lab Manager	1
Lab Technician	2
Secretary/Clerical	2
Shift Supervisors	4
Office Manager	1
Maintenance Supervisor	1
Maintenance Craftsmen	4
Plant Operators	12
TOTAL	32
     The positions, titles, job responsibilities and number allocated to each position may differ when we begin to employ individuals for each position.
     We intend to enter into written confidentiality and assignment agreements with our officers and employees. Among other things, these agreements will require such officers and employees to keep all proprietary information developed or used by us in the course of our business strictly confidential.
     Our success will depend in part on our ability to attract and retain qualified personnel at a competitive wage and benefit level. We must hire qualified managers, accounting, human resources and other personnel. We operate in a rural area with low unemployment. There is no assurance that we will be successful in attracting and retaining qualified personnel at a wage and benefit structure at or below those we have assumed in our project. If we are unsuccessful in this regard, we may not be competitive with other ethanol plants and your investment may lose value.

Design-Build Team
Design Builder: Fagen, Inc.
     We have entered into a non-binding letter of intent with Fagen, Inc. in connection with the design, construction and operation of the proposed plant. Fagen, Inc. has been involved in the construction of more ethanol plants than any other company in this industry. The expertise of Fagen, Inc. in integrating process and facility design into a construction and an operationally efficient facility is very important. We believe Fagen, Inc. also has knowledge and support to assist our management team in executing a successful start-up.
Letter of intent with Fagen, Inc.
     We have executed a letter of intent with Fagen, Inc. who has agreed to enter into good faith negotiations with us to prepare definitive agreements for financial, design and construction services. We expect to pay Fagen, Inc. approximately $58,884,000 in exchange for the following services:
•	Providing a preliminary design and construction schedule and a guaranteed maximum price for the design and construction of the plant;

•	Assisting us with site evaluation and selection;

•	Designing and building the plant; and

•	Assisting us in locating appropriate operational management for the plant.
     We expect to be responsible for certain site improvements, infrastructure, utilities, permitting and maintenance and power equipment costs.
Design Process Engineer: ICM, Inc.
     ICM, Inc. is a full-service engineering, manufacturing and merchandising firm based in Colwich, Kansas and is expected to be the principal subcontractor for the plant. ICM, Inc. is expected to provide the process engineering operations for Fagen, Inc. Principals of ICM, Inc. have over twenty years of experience in the ethanol industry and have been involved in the design, fabrication and operations of many ethanol plants.
Construction and timetable for completion of the project
     Assuming this offering is successful, and we are able to complete the debt portion of our financing, we estimate that the project will be completed approximately 14 to 16 months after we close on this offering. This schedule further assumes that two months of detailed design will occur prior to closing and a 14 month construction schedule will be followed by two months of commissioning. This schedule also assumes that weather, interest rates, and other factors beyond our control do not upset our timetable. There can be no assurance that the timetable that we have set will be followed, and factors or events beyond our control could hamper our efforts to complete the project in a timely fashion.
Regulatory Permits
     We will be subject to extensive air, water and other environmental regulations and we will need to obtain a number of environmental permits to construct and operate the plant. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various required environmental permits. We have engaged ICM, Inc. to coordinate and assist us with obtaining certain environmental permits, and to advise us on general environmental compliance. HDR Engineering, Inc. has been retained to obtain-NPDES permits. We expect the cost of obtaining the required permits to be approximately $100,000.
     Of the permits described below, we must obtain the Minor Source Construction Permit for air emissions and the Construction Storm Water Discharge Permit prior to starting construction. The remaining permits will be required shortly before or shortly after we can begin to operate the plant. If for any reason any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all. In addition to the state requirements, the United States Environmental Protection Agency (“EPA”) could impose conditions or other restrictions in the permits that are detrimental to us or which increase permit requirements or the testing protocols and methods necessary to obtain a permit either before, during or after the permitting process. The State of Nebraska and the EPA could also modify the requirements for obtaining a permit. Any such event would likely have a material adverse impact on our operations, cash flows and financial performance.
     Even if we receive all required permits from the State of Nebraska, we may also be subject to regulatory oversight from the EPA. Currently, the EPA’s statutes and rules do not require us to obtain separate EPA approval in connection with the construction and operation of the proposed plant. Nebraska is authorized to enforce the EPA’s federal emissions program. However, the EPA does retain authority to take action if it decides that Nebraska is not correctly enforcing its emissions program. Additionally, environmental laws and regulations, both at the federal and state level, are subject to change, and changes can be made retroactively. Consequently, even if we have the proper permits at the present time, we may be required to invest or spend considerable resources to comply with future environmental regulations or new or modified interpretations of those regulations to the detriment of our financial performance.
Minor construction permit for air emissions
     Our preliminary estimates indicate that this facility will be considered a minor source of regulated air pollutants. There are a number of emission sources that are expected to require permitting. These sources include the boiler, ethanol process equipment, storage tanks, scrubbers, and baghouses. The types of regulated pollutants that are expected to be emitted from our plant include PM10, CO, NOx and VOCs. The activities and emissions mean that we are expected to obtain a minor source construction permit for the facility emissions. Because of regulatory requirements, we anticipate that we will agree to limit production levels to a certain amount, which may be slightly higher than the production levels described in this document (currently projected at 55 million gallons per year at the nominal rate with the permit at a slightly higher rate) in order to avoid having to obtain Title V air permits. These production limitations will be a part of the minor source construction permit. If we exceed these production limitations, we could be subjected to very expensive fines, penalties, injunctive relief and civil or criminal law enforcement actions. Exceeding these production limitations could also require us to pursue a Title V air permit. There is also a risk that further analysis prior to construction, a change in design assumptions or a change in the interpretation of regulations may require us to file for a Title V air permit. If we must obtain a Title V air permit, then we will experience significantly increased expenses and a significant delay in obtaining a subsequently sought Title V air permit. There is also a risk that the State might reject a Title V air permit application and request additional information, further delaying startup and increasing expenses. Even if we obtain a minor source construction permit prior to construction, the air quality standards may change, thus forcing us to later apply for a Title V air permit. There is also a risk that the area in which the plant is situated may be determined to be a nonattainment area for a particular pollutant. In this event, the threshold standards that require a Title V permit may be changed, thus requiring us to file for and obtain a Title V air permit. The cost of complying and documenting compliance should a Title V air permit be required is also higher. It is also possible that in order to comply with applicable air regulations or to avoid having to obtain a Title V permit, we would have to install additional air pollution control equipment such as additional or different scrubbers.
Air pollution standard
     There are a number of standards which may effect the construction and operation of the plant going forward. The Prevention of Significant Deterioration (“PSD”) regulation creates more stringent and complicated permit review procedures for construction permits. It is possible, but not expected, that the plant may exceed applicable PSD levels for NOx, CO, and VOCs.
Waste Water National Pollutant Discharge Elimination System Permits (INPDES Permit)
     We expect that we will use water to cool our closed circuit systems in the proposed plant based upon engineering specifications. Although the water in the cooling system will be re-circulated to decrease facility water demands, a certain amount of water will be continuously replaced to make up for evaporation and to maintain a high quality of water in the cooling tower. In addition, there will be occasional blowdown water that will have to be discharged. The exact details regarding the source of water and the amount of non-process and other wastewater that needs to be discharged will not be known until tests confirm the water quality and quantity for the site.

Although unknown at this time, the quality and quantity of the water source and the specific requirements imposed by the Nebraska DEQ for discharge will materially affect the financial performance of the Company. We expect to apply for a Nebraska Pretreatment Permit (NPP) for the discharge of the non-process waste water. We expect to file for a permit to allow the discharge of wastewater from a manufacturing or commercial operation. We expect to apply for an NPDES wastewater construction site permit prior to construction. This permit will require submission of plans and specifications with the Nebraska DEQ. We do not expect to require a permit for the land application or discharge of process wastewater based on the design proposed by our engineers. There can be no assurances that these permits will be granted to us. If these permits are not granted, then our plant may not be allowed to operate. However, we anticipate receiving the permits. Because Nebraska has no statute or regulation governing or limiting the withdrawal of water from wells, and because we will not be transferring water from one waste district or basin to another, no well withdrawal permit will be sought or required.
     We have engaged HDR Engineering, Inc. of Omaha, Nebraska, to assist us with obtaining the necessary water discharge permits. HDR Engineering, Inc. is expected to provide us with preliminary evaluations of our waste water discharge system, field investigations, follow-up waste management options screening and assistance with permit applications as well as other on-call services. We will pay HDR Engineering, Inc. for these services on an hourly basis plus reimbursable expenses. HDR Engineering, Inc. will provide monthly invoices to us itemizing their services and the corresponding billable rates and hours.
Storm Water Discharge Permit and Storm Water Pollution Prevention Program (General NPDES Permits)
     Before we can begin construction of our proposed ethanol plant, we must obtain a construction storm water discharge permit from the Nebraska Department of Environmental Quality (“General Permit NER100000”). This permit application must be filed 90 days before construction begins. In connection with this permit, we must have a Pollution Prevention Plan in place that outlines various measures we plan to implement to prevent storm water pollution. The plan must be submitted, but need not be approved by the Nebraska Department of Environmental Quality. We anticipate, but there can be no assurances, that we will be able to obtain a General Permit NER100000. We must also file a separate application for a General Permit NER000000 for industrial storm water discharges. The application for the General Permit for industrial storm water discharges, NER000000, must be filed 24 hours prior to the start of operations. We anticipate, but there can be no assurances, that we will be able to obtain a General Permit NER000000 storm water discharge permit. HDR Engineering, Inc. is expected to assist us in obtaining this permit.
New source performance standards
     The plant will be subject to New Source Performance Standards for both the plant’s distillation processes and the storage of volatile organic compounds used in the denaturing process. These duties include initial notification, emissions limits, compliance, monitoring requirements, and record keeping requirements.
Spill prevention, control, and countermeasures plan
     Before we can begin operations, we must prepare and implement a Spill Prevention Control and Countermeasure (“SPCC”) plan in accordance with the guidelines contained in 40 CFR § 112. This plan will address oil pollution prevention regulations and must be reviewed and certified by a professional engineer. The SPCC must be reviewed and updated every three years.
Alcohol and Tobacco Tax and Trade Bureau,Requirements
     Before we can begin operations, we must comply with applicable Alcohol and Tobacco Tax and Trade Bureau (formerly the Bureau of Alcohol, Tobacco and Firearms) regulations. These regulations require that we first make application for and obtain an alcohol fuel producer’s permit. The application must include information identifying the principal persons involved in our venture and a statement as to whether any of them have ever been convicted of a felony or misdemeanor under federal or state law. The term of the permit is indefinite until terminated, revoked or suspended. The permit also requires that we maintain certain security measures. We must also secure an operations bond pursuant to 27 CFR § 19.957. There are other taxation requirements related to special occupational tax and a special stamp tax.

Risk management plan
     Pursuant to § 112(r)(7) of the Clean Air Act, stationary sources with processes that contain more than a threshold quantity of a regulated substance are required to prepare and implement a Risk Management Plan. Since we plan to use anhydrous ammonia, we must establish a plan to prevent spills or leaks of the ammonia and an emergency response program in the event of spills, leaks, explosions or other events that may lead to the release of the ammonia into the surrounding area. The same requirement may also be true for denaturant. This determination will be made as soon as the exact chemical makeup of the denaturant is obtained. We will need to conduct a hazardous assessment and prepare models to assess the impact of an ammonia and/or denaturant release into the surrounding area. The program will be presented at one or more public meetings. In addition, it is likely that we will have to comply with the prevention requirements under OSHA’s Process Safety Management Standard. These requirements are similar to the Risk Management Plan requirements. The Risk Management Plan should be filed before use.
Environmental Protection Agency
     Even if we receive all Nebraska environmental permits for construction and operation of the plant, we will also be subject to oversight activities by the EPA. There is always a risk that the EPA may enforce certain rules and regulations differently than Nebraska’s environmental administrators. Nebraska or EPA rules and regulations are subject to change, and any such changes may result in greater regulatory burdens.
Nuisance
     Ethanol production has been known to produce an odor to which surrounding residents could object. Ethanol production may also increase dust in the area due to operations and the transportation of grain to the plant and ethanol and distillers dried grains from the plant. Such activities may subject us to nuisance, trespass, or similar claims by employees or property owners or residents in the vicinity of the plant. To help minimize the risk of nuisance claims based on odors related to the production of ethanol and its by-products, we intend to install a thermal oxidizer in the plant. See “DESCRIPTION OF BUSINESS – Thermal Oxidizer” for additional information. Nonetheless, any such claims or increased costs to address complaints may have a material adverse effect on us, our operations, cash flows, and financial performance.
     We are not currently involved in any litigation involving nuisance or any other claims.
Endangered Species
     Nebraska’s Nongame and Endangered Species Conservation Act requires that the Nebraska Department of Natural Resources review a proposed site to determine if it will have a negative impact on endangered species. We have received a letter from the United States Department of Interior, Fish and Wildlife Service indicating that our proposed site does not appear to impact federal fish and wildlife management facilities or will not adversely affect federal listed threatened and endangered species, or their designated critical habitat.
Archaeological and Historical Sites
     State Historic Preservation Office of the Nebraska State Historical Society will be asked to review the site plan and proposed use of the site to determine if it will negatively impact any archeological or historical sites. It is possible that this review will result in requirements being imposed in order to reduce or eliminate the impact on an archaeological or historical site. It is possible that such requirements might increase costs and reduce our profitability and the value of your investment.
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
     Our operating agreement provides that our board of directors will be comprised of no fewer than seven and no more than 15 members. However, the total number of directors may exceed 15 depending on the number of directors appointed by members purchasing 200 or more units in this offering. Regardless of the total number of directors, a majority of our board must be elected by the members. Any member eligible to appoint a director cannot vote in the general election. Appointed directors serve until removed by the member appointing them, so long as such member owns 200 or more units. We have 15 directors on our initial board of directors. The initial board of directors will serve until the first annual or special meeting of the members following the date on which substantial operations of the ethanol plant commences. If our project suffers delays due to financing or construction, our initial board of directors could serve for an extended period of time. In that event, your only recourse to replace these directors would be through an amendment to our operating agreement which could be difficult to accomplish.
     Our operating agreement further provides that at the first annual or special meeting of the members following the date on which substantial operations of the facilities commence, the number of elected Directors shall be reduced and become fixed at 9. If the reduction in the number of directors at the first annual or special meeting requires the removal of any director, Jack L. Alderman shall not be included in the directors removed at that time. The operating agreement further provides for a staggered board of directors, where, upon the expiration of the initial board, the first group of directors shall serve for one year, the second group shall serve for two years, and the third group shall serve for three years. The successors for each group of directors shall be elected for a 3-year term and at that point, one-third of the total number of directors will be elected by the members each year. Prior to expiration of the initial directors terms, the initial directors shall conduct a lottery to separately identify the director positions to be elected. Each director position will be designated as either Group I (serving one year), Group II (serving two years) and Group III (serving three years). Our operating agreement provides that our chairman, Jack L. Alderman, will automatically be placed in Group III.
Identification of Directors, Executive Officers and Significant Employees
     The following table shows the directors and officers of E Energy Adams, LLC as of the date of this prospectus:

Board Member	Office
Jack L. Alderman	Chairman, President and Director
Everett W. Larson	Vice Chairman, Vice President and Director
Nicholas J. Cusick	Treasurer and Director
Dennis L. Boesiger	Secretary and Director
William L. Riechers	Director
Vinson W. VanEngen	Director
Duane H. Wollenburg	Director
Kenneth S. Brinkman	Director
Mark O. Weber	Director
Steven L. Dean	Director
Amy J. Johnston	Director
Gary R. Bentzinger	Director
Donald W. Olsson	Director
Ron L. Miller	Director
Tom Roode	Director
     Jack L. Alderman has served as a director since the Company’s formation on March 25, 2005. All other directors, except Tom Roode, have held their positions since April 29, 2005. Tom Roode joined our board on August 12, 2005. All officers serve at the board’s discretion and will continue serving until the earlier of their resignation or removal from office by the board.
Business Experience of Directors and Officers
     The following is a brief description of the business experience and background of our officers and directors.
Jack L. Alderman, Chairman, President and Director, Age 54

          For the past five years, Jack L. Alderman has operated a construction, development and management business. He is president of Alderman Construction, Inc., Alderman Property Management Inc. and sole proprietor of Alderman Properties. His holdings include several apartment complexes, an office building, mini-storage facilities and vacation rentals. He is also an investor in and active member on the board of Directors of Timberwood Banks, in Tomah, Wisconsin.
     Mr. Alderman has served as our Chairman, President and director since our inception.
Everett W. Larson, Vice Chairman, Vice President and Director, Age 68
     For the past five years, Everett Larson has been a Executive Vice-President with Midlands Financial Benefits in Lincoln, Nebraska.
     Mr. Larson has served as our Vice Chairman, Vice President and director since April 29, 2005.
Nicholas J. Cusick, Director and Treasurer, Age 54
     For the past five years, Nicholas J. Cusick has served as CEO of IMSCORP, a Lincoln, Nebraska based holding company with three operating divisions, manufacturing and marketing products for a wide range of institutional and consumer markets. Cusick is an active member in the Lincoln Partnership for Economic Development.
     Mr. Cusick has served as our Treasurer and director since April 29, 2005.
Dennis L. Boesiger, Secretary and Director, Age 67
     For the past five years, Dennis Boesiger has served as Vice President/General Manager/Part Owner of Midwest Livestock Systems, Inc., a large agricultural construction and equipment distribution company, building and equipping livestock and poultry production facilities. He currently serves on the Nebraska State Chamber of Commerce and Industry Executive Board, Nebraska Diplomats and the Gage County Economic Development Board.
     Mr. Boesiger has served as our Secretary and director since April 29, 2005.
William L. Riechers, Director, Age 53
     For the past five years, Bill Riechers has served as project coordinator and consultant for a company he owns, Value Add Ventures, LLC. As a project coordinator and consultant, he coordinates the project financing associated with the construction of ethanol plants. The following are the ethanol projects for which Mr. Riechers has served as a project coordinator: Big River Resources, LLC; Golden Grain Energy, LLC; Amaizing Energy, LLC; Western Wisconsin Renewable Energy; Glacial Lakes Energy, LLC; United Wisconsin Grain Producers, LLC; Granite Falls Energy, LLC; and Siouxland Ethanol. Since February of 2002, Mr. Riechers has had a consulting agreement with Fagen, Inc. As a part of this consulting agreement, Mr. Riechers receives a monthly fee of $2,000 from Fagen, Inc.
     Mr. Riechers has served as our director since April 29, 2005.
Vinson W. VanEngen, Director, Age 57
     For the past five years, Vincent VanEngen has owned and operated a 1,700 acre no-till farming operation in the Adams Nebraska area. He also serves as an emergency medical technician for the Adams Rescue Squad.
     Mr. VanEngen has served as our director since April 29, 2005.

Duane H. Wollenburg, Director, Age 52
     For the past five years, Duane Wollenburg has owned and operated Swan City Farms, Inc., an operation in Southeast Nebraska comprised of 50% irrigated and 50% dryland crops. He presently owns and manages a property/liability insurance agency and seed business and is acting president of Cooperative Railways, LLC.
     Mr. Wollenburg has served as our director since April 29, 2005.
Kenneth S. Brinkman, Director, Age 50
     For the past five years, Kenneth S. Brinkman has served as the Dealer Principal of Brinkman Brothers, Inc., a family owned business. He has also owned and managed 800 acres of farm ground.
     Mr. Brinkman has served as our director since April 29, 2005.
Mark O. Weber, Director, Age 48
     For the past five years, Mark Weber has owned and operated a family farm raising corn, soybeans, and wheat. He also owned and operated a wean-to-finish hog operation in Southeast Nebraska.
     Mr. Weber has served as our director since April 29, 2005.
Steven L. Dean, Director, Age 56
     For the past five years, Steve Dean has owned and operated a corn and soybean farm and cow/calf operation. He has also been a sales representative for Pioneer Hi-Bred International.
     Mr. Dean has served as our director since April 29, 2005.
Amy J. Johnston, Director, Age 32
     For the past five years, Amy Johnston has worked as a Sales Executive for Interact Incorporated, a telecommunications software firm in Lincoln, Nebraska.
     Ms. Johnston has served as our director since April 29, 2005.
Gary R. Bentzinger, Director, Age 60
     For the past five years, Gary R. Bentzinger has owned and operated a diversified farming operation in Southeastern Nebraska.
     Mr. Bentsinger has served as our director since April 29, 2005.
Donald W. Olsson, Director, Age 55
     For the past five years, Donald W. Olsson has been involved in Banking and Financial services. He currently serves as a Vice President, Commercial Lending at Union Bank and Trust Company in Lincoln, NE.
     Mr. Olsson has served as our director since April 29, 2005.
Ron L. Miller, Director, Age 64
     For the past five years, Ron L. Miller has owned, operated and managed several enterprises, including a farming operation, a retail farm machinery business and a commercial trucking company. Mr. Miller is an emergency medical technician for the volunteer rescue squad and is Fire Chief of the Clatonia Fire Department.

     Mr. Miller has served as our director since April 29, 2005.
Tom Roode, Director, Age 59
     Up until 2004, Tom Roode served as president of Roode Packing Co. 1990. In 2004 he sold the Fairbury Brand Trademark, formulas and recipes for meat products made at Roode Packing Co. Mr. Roode continues to own the building where Roode Packing Company operates.
     Mr. Roode has served as our director since August 12, 2005.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
     The following table sets forth certain information regarding the beneficial ownership of our units as of June 30, 2005, by each person or entity known by us to be the beneficial owner of more than five percent of the outstanding units:

		Amount and nature
Title of Class	Name and Address	of beneficial owner	Percent of Class
Membership Unit	Jack L. Alderman(1)
	105 E Veterans St.
	Tomah, WI 54660	80 units	41.24%

Membership Unit	Patricia E. Alderman
	105 E Veterans St.
	Tomah, WI 54660	20 units	10.31%

Membership Unit	Robert Holmes(2)
	206 Dawnee
	Tomah, WI 54660	20 units	10.31%

(1)	Jack L. Alderman is a director on our board of directors.

(2)	Units beneficially owned by Robert Holmes as grantor of Holmes Residuary Trust.
Security Ownership of Management
     As of the date of this prospectus, our directors and officers own membership units as follows:
UNITS BENEFICIALLY OWNED BY DIRECTORS AND OFFICERS

				Percentage of Total After the Offering
	Name and Address of	Amount and Nature	Percent of Class	Maximum Units Sold	Minimum Units Sold
Title of Class	Beneficial Owner(1)	of Beneficial Owner	Prior to Offering	in Offering	in Offering
Membership Units	Jack L. Alderman	80 units	41.24%	1.29%	4.46%
Membership Units	Everett W. Larson	4 units	2.06%	.06%	.22%
Membership Units	Nicholas J. Cusick	2 units	1.03%	.03%	.11%
Membership Units	Dennis L. Boesiger	3 units	1.55%	.05%	.17%
Membership Units	William L. Riechers	8 units	4.12%	.13%	.45%
Membership Units	Vinson W. VanEngen	3 units	1.55%	.05%	.17%
Membership Units	Duane H. Wollenburg	2 units	1.03%	.03%	.11%
Membership Units	Kenneth S. Brinkman	2 units	1.03%	.03%	.11%
Membership Units	Mark O. Weber	2 units	1.03%	.03%	.11%

				Percentage of Total After the Offering
	Name and Address of	Amount and Nature	Percent of Class	Maximum Units Sold	Minimum Units Sold
Title of Class	Beneficial Owner(1)	of Beneficial Owner	Prior to Offering	in Offering	in Offering
Membership Units	Steven L. Dean	2 units	1.03%	.03%	.11%
Membership Units	Amy J. Johnston	2 units	1.03%	.03%	.11%
Membership Units	Gary R. Bentzinger	2 units	1.03%	.03%	.11%
Membership Units	Donald W. Olsson	2 units	1.03%	.03%	.11%
Membership Units	Ron L. Miller	2 units	1.03%	.03%	.11%
	Totals:	116 units	59.79	1.85%	6.46%

(1)	Except where otherwise indicated, the address of the beneficial owner is deemed to be the same address as the Company.

(2)	Beneficial ownership is determined in accordance with SEC rules and generally includes holding voting and investment power with respect to the securities.
EXECUTIVE COMPENSATION
     Jack L. Alderman is currently serving as our chairman and president and Everett Larson is currently serving as our vice chairperson and vice president. Nicholas J. Cusick is our treasurer, and Dennis Boesiger is our secretary. We entered into a project development fee agreement with Jack L. Alderman under which Mr. Alderman is entitled to a development fee equal to $250,000. The development fee is payable to Mr. Alderman on the date upon which our ethanol plant first begins producing ethanol for sale. Everett W. Larson, another one of our directors, is also providing organizational and project development services and we are compensating him for these services. We pay Mr. Larson $1,000 a month for his services until the date upon which our ethanol plant first begins producing ethanol for sale.
     One of our directors, Bill Riechers, is also serving as our project coordinator, and is getting compensated as such. Mr. Riechers received a one-time cash payment of $25,000 upon execution of the agreement and will receive a weekly payment of $300 per day up to and not exceeding $1,500 per week. If we are able to secure adequate debt financing to capitalize the project, Mr. Riechers will receive an additional one-time cash bonus of $250,000, less any amounts previously paid to Mr. Riechers as project coordinator. This amount will be payable to Mr. Riechers at successful closing and funding of our debt financing.
     Each of our directors also receives compensation for the following: attending board of directors meetings ($100 per meeting); attending formal community meeting ($50 per meeting); attending at formal equity drive meeting ($25 per meeting); and conducting out-of-town business for the Company ($100 per occurrence).
     We do not have any other compensation arrangements for our directors and officers.
Employment Agreements
     Other than the project development fee agreement we entered into with Jack L. Alderman and Everett Larson and the project coordinator agreement we entered into with Bill Riechers, we have no employment agreements with any executive officer or director. In the future, we may enter into employment agreements with our executive officers or other employees that we may hire.

Reimbursement of Expenses
     We reimburse our officers and directors for expenses incurred in connection with their service. Our reimbursement policy is to reimburse our officers and directors for out-of-pocket expenses.
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     Our operating agreement provides that none of our directors or officers will be personally liable to us or our members for monetary damages for a breach of their fiduciary duty. This could prevent both us and our unit holders from bringing an action against any director for monetary damages arising out of a breach of that director’s fiduciary duty or grossly negligent business decisions. This provision does not affect possible injunctive or other equitable remedies to enforce a director’s duty of loyalty for acts or omissions not taken in good faith, involving willful misconduct or a knowing violation of the law, or for any transaction from which the director derived an improper financial benefit. It also does not eliminate or limit a director’s liability for participating in unlawful payments or distributions or redemptions, or for violations of state or federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.
     Under Nebraska law, no member or director will be liable for any of our debts, obligations or liabilities merely because he or she is a member or director. In addition, Nebraska law permits, and our operating agreement contains, extensive indemnification provisions which require us to indemnify any officer or director who was or is party, or who is threatened to be made a party to a current or potential legal action because he or she is our director or officer. We must also indemnify against expenses, including attorney fees, judgments, claims, costs and liabilities actually and reasonably incurred by these individuals in connection with any legal proceedings, including legal proceedings based upon violations of the Securities Act of 1933 or state securities laws. Our indemnification obligations may include criminal or other proceedings.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Since our inception, we have engaged in transactions with related parties. Our initial directors constitute our founding members. As such, we currently do not have outside directors or unaffiliated unit holders to evaluate related party transactions.
Transactions with Fagen, Inc.
     On April 19, 2005, we entered into a letter of intent with Fagen, Inc., as amended by amendment number one dated July 12, 2005 and amendment number two dated October 5, 2005, in which Fagen, Inc., would design and build an ethanol plant for a price of approximately $58,884,000. It is our belief that the terms of our letter of intent with Fagen, Inc., are comparable to those that we could have obtained from an unaffiliated third party. Under the terms of the letter of intent, Fagen, Inc. agrees to enter into definitive agreements to provide design and construction related services to us. The letter of intent does not constitute a binding agreement, but the parties are obligated to enter into good faith negotiations to prepare definitive agreements. Prior to negotiating definitive agreements, any party could withdraw from the terms of the letter of intent. Under the letter of intent, Fagen, Inc. agrees to provide services to us in the following areas:
•	Providing a preliminary schedule and guaranteed maximum price and design-build agreement for the design and construction of our plant;

•	Assisting in all phases of the permitting process, including taking a lead role in obtaining all required permits for the construction and operation of the proposed plant;

•	Designing and building the proposed plant in accordance with a design-build contract, based upon the Design-Build Institute of America form contract; and

•	Assisting in identifying appropriate operational management for our plant.
     From our inception, Fagen, Inc. has assisted us with development of our project. As a result, Fagen, Inc. is a related party due to its qualification as a promoter under Item 404 of Regulation S-B of the Securities Act of 1933.
Transaction with director, Bill Riechers
     On May 13, 2005, we entered into a consulting agreement with Bill Riechers to serve as our project coordinator in developing, financing and constructing our plant. Bill Riechers is a director of our Company. Under the terms of the agreement, he will:
•	Assist in negotiations of contracts with various service and product providers;

•	Assist in the planning of our equity marketing effort, including preparation of written and visual equity marketing materials and training our officers and directors to conduct our equity marketing effort;

•	Assist in the securing of debt financing for, and commencement of, construction of our plant;

•	Assist in the education of local lenders including, the preparation of a “banker’s book” tailored to our project; and

•	Perform such other reasonably necessary duties as we may request for the timely and successful securing of debt financing and commencement of construction of the project.
     Mr. Riechers received a one-time cash payment of $25,000 upon execution of the agreement and will receive a weekly payment of $300 per day up to and not exceeding $1,500 per week. In addition, if we are able to secure adequate debt financing to capitalize the project, Mr. Riechers will receive a one-time cash bonus of $250,000, less all amounts previously paid Mr. Riechers (i.e., less the one-time cash payment of $25,000, less the aggregate of weekly compensation payments and less any reimbursed expenses).
     We believe that the terms of the consulting agreement with Mr. Riechers is comparable to that which we could have obtained from an unaffiliated third party.
Transaction with Director, Jack L. Alderman
     On June 17, 2005, we entered into a project development agreement with Jack L. Alderman to serve as our project coordinator in developing, financing and constructing our plant. Jack L. Alderman is chairman of our board of directors and president of our Company. Under the terms of the agreement, his duties will include assumption of responsibility for public relations, on-site development issues, and timely completion of the project. Mr. Alderman shall also be responsible for apprising our board of the status of the project and of any material events, assisting us with the development of policies regarding construction of the project, and any other duties as directed by our board with respect to the development, financing and construction of our plant. For performing these development services for us, we intend to pay Mr. Alderman a one-time development fee equal to $250,000. This fee is payable to Mr. Alderman on the date upon which our ethanol plant first begins producing ethanol for sale.
     We believe that the terms of the consulting agreement with Mr. Alderman are comparable to that which we could have obtained from an unaffiliated third party.
PLAN OF DISTRIBUTION
     Before purchasing any units, an investor must execute a subscription agreement, a promissory note and security agreement and sign our operating agreement. The subscription agreement will contain, among other provisions, an acknowledgement that the investor received a prospectus, such as this, and that the investor agrees to be bound by our operating agreement. All subscriptions are subject to approval by our directors and we reserve the right to reject any subscription agreement.

The Offering
     We are offering, on a best efforts basis, a maximum of 5,810 units and a minimum of 1,990 units at a purchase price of $10,000 per unit. You must purchase a minimum of two units to participate in the offering. You may purchase any number of additional units subject to the 40% ownership limitation provided in our operating agreement. Our board of directors determined the offering price for the units arbitrarily, without any consultation with third parties. The offering price of the units is not, therefore, based on customary valuation or pricing techniques for new issuances. We anticipate our directors, as listed on page 6 of this prospectus, will sell our units in this offering, without the use of an underwriter. We will not pay commissions to our directors for these sales. Our directors will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.
     Our minimum offering amount is $19,900,000 and our maximum offering amount is $58,100,000. The offering will end no later than [one year from the effective date of this registration statement]. If we sell the maximum number of units prior to [one year from the effective date of this registration statement], the offering will end on or about the date the maximum number of units is sold. We may choose to end the offering any time prior to [one year date], after we sell the minimum number of units. If we abandon the project for any reason, we will terminate the offering. Even if we successfully close the offering by selling the minimum number of units by [one year date], we may still be required to return the offering proceeds to investors if we are unable to satisfy the conditions for releasing funds from escrow, which include our receipt of a written debt financing commitment. After the offering, there will be 4,594 units issued and outstanding if we sell the maximum number of units offered in this offering and 1,594 units issued and outstanding if we sell the minimum number of units offered in this offering. This includes 194 seed capital units issued in our previous seed capital private placement.
     Our directors and officers will be allowed to purchase the units that are being offered, subject to the limitation in our operating agreement that no member can own more than 40% of the total issued and outstanding units. These units may be purchased for the purpose of satisfying the minimum amount of units required to close the offering. Units purchased by these individuals and entities will be subject to the same restrictions regarding transferability as described in this prospectus and our operating agreement, and will, therefore, be purchased for investment, rather than resale.
     You should not assume that we will sell the $19,900,000 minimum only to unaffiliated third party investors. We may sell units to affiliated or institutional investors that may acquire enough units to influence the manner in which E Energy Adams is managed. These investors may influence the business in a manner more beneficial to them than to other investors.
     We currently plan to register the offering in the states of Nebraska, Iowa, Kansas, Missouri, Wisconsin, South Dakota and Florida. We may also offer or sell our units in other states in reliance on exemptions from the registration requirements of the laws of those other states. However, we may not generally solicit investors in any jurisdictions other than Nebraska, Iowa, Kansas, Missouri, Wisconsin, South Dakota and Florida. This limitation may result in the offering being unsuccessful.
     We expect to incur offering expenses in the amount of approximately $330,000 to complete this offering.
Suitability of Investors
     Investing in the units offered hereby involves a high degree of risk. Accordingly, the purchase of units is suitable only for persons of substantial financial means that have no need for liquidity in their investments and can bear the economic risk of loss of any investment in the units. Units will be sold only to persons that meet these and other requirements. You cannot invest in this offering unless you meet the following suitability test: (1) You have annual income from whatever source of at least $45,000 and you have a net worth of at least $45,000 exclusive of home, furnishings and automobiles; or (2) you have a net worth of at least $100,000 exclusive of home, furnishings and automobiles. For married persons, the tests will be applied on a joint husband and wife basis regardless of whether the purchase is made by one spouse or the husband and wife jointly.

     Even if you represent that you meet the suitability standards set forth above, the board of directors reserves the right to reject any subscription for any reason, including if the board determines that the units are not a suitable investment for you.
     Each subscriber must make certain written representations, including that he/she/it:
•	is purchasing such units for the purpose of investment and not for resale;

•	has been encouraged to rely upon the advice of such subscriber’s legal counsel and accountants or other financial advisers with respect to the tax and other considerations relating to the purchase of units; and

•	will acquire the units for the subscriber’s own account without a view to public distribution or resale and that such subscriber has no contract, undertaking, agreement or arrangement to sell or otherwise transfer or dispose of any units or any portion thereof to any other person.
Subscription Period
     The offering must close upon the earlier occurrence of (1) our acceptance of subscriptions for units equaling the maximum amount of $58,100,000; or (2) [one year from the effective date of this registration statement]. However, we may close the offering any time prior to [one year from the effective date of this registration statement] upon the sale of the minimum aggregate offering amount of $19,900,000. If we abandon the project for any reason prior to [one year date], we will terminate the offering and return funds to investors. Even if we successfully close the offering by selling at least the minimum number of units prior to [one year date], the offering proceeds will remain in escrow until we satisfy the conditions for releasing funds from escrow, including our receipt of a written debt financing commitment. We may admit members to E Energy Adams and continue to offer any remaining units to reach the maximum number to be sold until the offering closes. We reserve the right to cancel or modify the offering, to reject subscriptions for units in whole or in part and to waive conditions to the purchase of units. Additionally, in our sole discretion, we may also determine that it is not necessary to sell all available units. If we sell subscriptions for all of the available units, we have the discretion to reject any subscriptions, in whole or in part, for any reason.
     This offering may be terminated for a variety of reasons, most of which are discussed in detail in the section entitled “RISK FACTORS.” In the event of termination of this offering prior to its successful closing, funds invested with us will be returned with interest, less escrow fees. We intend to return those funds by the close of the next business day or as soon as possible after the termination of the offering.
Subscription Procedures
     Before purchasing any units, you must complete the subscription agreement included as Exhibit C to this prospectus, draft a check payable to “Union Bank & Trust Company, Escrow Agent for E Energy Adams, LLC” in the amount of not less than 10% of the amount due for the units for which subscription is sought, which amount will be deposited in the escrow account; sign a full recourse promissory note and security agreement for the remaining 90% of the total subscription price; and deliver to us these items and an executed copy of the signature page of our operating agreement. In the subscription application, an investor must make representations to us concerning, among other things, that he or she has received our prospectus and any supplements, agrees to be bound by the operating agreement and understands that the units are subject to significant transfer restrictions. The subscription application also requires information about the nature of your desired ownership, your state of residence, and your taxpayer identification or Social Security Number. We encourage you to read the subscription agreement carefully.
     Anytime after we receive subscriptions for the minimum amount of the offering, we may mail written notice to our investors that full payment under the promissory note is due within 20 days. We will deposit funds paid in satisfaction of the promissory notes into our escrow account where they will be held until we satisfy the conditions for releasing funds from escrow. Unpaid amounts will accrue interest at a rate of 12% per year and each investor will agree to reimburse us for amounts we must spend to collect the outstanding balance. In the event that a subscriber defaults on the promissory note, we intend to pursue that defaulting subscriber for payments of the amount due by any legal means, including, but not limited to, retention of the initial 10% payment and acquisition of a judgment against the subscriber.

     If you subscribe to purchase units after we have received subscriptions for the aggregate minimum offering amount of $19,900,000, you will be required to pay the full purchase price immediately upon subscription.
     We might not consider acceptance or rejection of your application until after we have received applications totaling at least $19,900,000 from investors or until a future date near the end of this offering. If we accept your subscription and meet the conditions for releasing funds from escrow, your subscription will be credited to your capital account in accordance with our operating agreement and we will issue to you a membership unit certificate signifying the ownership of your membership units. If we reject your subscription, we will return your subscription, check, and signature page within thirty days of rejection.
     Changes in the offering’s material terms after the registration statement’s effectiveness will terminate the original offer and subscribers would then be entitled to a refund. Material changes include the following: (1) extension of the offering beyond the period of one year; (2) change in the offering price other than that disclosed in this prospectus; (3) change in the minimum purchase required of investors; (4) change in the amount of proceeds necessary to release the proceeds in escrow; and (5) material change in the application of proceeds.
     If you are deemed the beneficial owners of 5% or more of our issued and outstanding units you may have reporting obligations under Section 13 and Section 16 of the Securities and Exchange Act. If you anticipate being a beneficial owner of 5% or more of our outstanding units you should consult legal counsel to determine what filing and reporting obligations may be required under the federal securities laws.
Escrow Procedures
     Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account that we have established with Union Bank & Trust Company, as escrow agent under a written escrow agreement. We will not release funds from the escrow account until specific conditions are satisfied. The conditions are (1) the subscription proceeds in the escrow account equals or exceeds $19,900,000, exclusive of interest; (2) our receipt of a written debt financing commitment for debt financing ranging from approximately $23,930,000 to $62,130,000, depending on the amount necessary to fully capitalize the project; (3) we elect, in writing, to terminate the escrow agreement; and (4) we have sent an affidavit prepared by our escrow agent to the states in which our units are registered stating that conditions (1) and (2) have been met.
     We will invest the escrow funds in short-term certificates of deposit issued by a bank, short-term securities issued by the United States government, money market funds, repurchase agreements or other financial vehicles including those available through the escrow agent. Even if we are successful in releasing funds from escrow, we intend to allow the offering to continue until [one year from date of effectiveness of this registration statement] or some earlier date, at our discretion. If we sell units for the aggregate minimum offering price of $19,900,000 prior to [one year from the effective date of this registration statement], we may demand and collect the balance of the purchase price payable on these units after [one year from the effective date of this registration statement]. We may terminate the offering prior to closing the offering in which event we will return your investment along with your portion of the total interest earned on the account, less your portion of escrow fees in a yet to be determined amount per investor, by the close of the next business day or as soon as possible after the termination of the offering under the following scenarios:
•	if we determine in our sole discretion to terminate the offering prior to [one year from effective date of this registration statement]; or

•	if we do not raise the $19,900,000 minimum aggregate offering amount by [one year from effective date of this registration statement].
Delivery of Unit Certificates
     If we satisfy the conditions for releasing funds from escrow, we will issue certificates for the units subscribed in the offering upon such release. Unless otherwise specifically provided in the subscription agreement, we will issue certificates for any subscription signed by more than one subscriber as joint tenants with full rights of survivorship. We will imprint the certificates with a conspicuous legend referring to the restrictions on transferability and sale of the units. See “DESCRIPTION OF MEMBERSHIP UNITS — Restrictive Legend on Membership Certificates.”

Summary of Promotional and Sales Material
     In addition to and apart from this prospectus, we may use certain sales material in connection with this offering. The material may include a brochure, question-and-answer booklet, speech for public seminars, invitations to seminars, news articles, public advertisements and audio-visual materials. In certain jurisdictions, such sales materials may not be available. This offering is made only by means of this prospectus and other than as described herein, we have not authorized the use of any other sales material. Although the information contained in such sales materials does not conflict with any of the information contained in this prospectus, such material does not purport to be complete and should not be considered as a part of this prospectus or of the registration statement of which this prospectus is a part, or as incorporated in this prospectus or the registration statement by reference.
DESCRIPTION OF MEMBERSHIP UNITS
     An investor in us is both a holder of units and a member of the limited liability company at the time of acceptance of the investment. As a unit holder, an investor will be entitled to certain economic rights, such as the right to the distributions that accompany the units. As a member of the limited liability company, an investor will be entitled to certain other rights, such as the right to vote at our member meetings. Although an investor will usually play both the role of member and unit holder, these roles may be separated upon termination of membership in the limited liability company. The separation of such roles may include the loss of certain rights, such as voting rights.
Membership Units
     Ownership rights in us are evidenced by units. There is one class of membership units in E Energy Adams. Each unit represents a pro rata ownership interest in our capital, profits, losses and distributions. Unit holders who are also members have the right to vote and participate in our management as provided in the operating agreement. We maintain a membership register at our principal office setting forth the name, address, capital contribution and number of units held by each member.
Restrictive Legend on Membership Certificate
     We will place restrictive legends on your membership certificate or any other document evidencing ownership of our units. The language of the legend will be similar to the following:
          The transferability of the units represented by this certificate is restricted. Such units may not be sold, assigned, or transferred, nor will any assignee, vendee, transferee or endorsee thereof be recognized as having acquired any such units for any purposes, unless and to the extent such sale, transfer, hypothecation or assignment is permitted by, and is completed in strict accordance with, applicable state and federal law and the terms and conditions set forth in the Operating Agreement.
          The securities represented by this certificate may not be sold, offered for sale or transferred in the absence of either an effective registration under the Securities Act of 1933, as amended, and under applicable state securities laws, or an opinion of counsel satisfactory to the Company that such transaction is exempt from registration under the Securities Act of 1933, as amended, and under applicable state securities laws.
Maximum Ownership Percentage
     Under our operating agreement, no member may own more than 40% of the total issued and outstanding units of E Energy Adams. The calculation of a 40% limitation includes the number of units owned by the investor and his or her spouse, children, parents, brothers and sisters and any units owned by any corporation, partnership or other entity in which the investor or his/her family members owns or controls a majority of the voting power. The maximum ownership percentage serves to delay or prevent a change in control of E Energy Adams.

Voting Limitations
     Each member is entitled to one vote per unit owned. Members may vote units in person or by proxy at a meeting of the unit holders, on all matters coming before a member vote. Members do not have cumulative voting or pre-emptive rights.
Separable Interests
     Although we are managed by our directors, our operating agreement provides that certain transactions, such as amending our operating agreement or dissolving the company, require member approval. Each member has the following rights:
•	To receive a share of our profits and losses;

•	To receive distributions of our assets, if and when declared by our directors;

•	To participate in the distribution of our assets in the event we are dissolved or liquidated;

•	To access information concerning our business and affairs at our place of business; and

•	To vote on matters coming before a vote of the members.
     Our operating agreement provides that if your membership is terminated, regardless of whether you transfer your units or we admit a substitute member, then you will lose all your rights to vote your units and the right to access information concerning our business and affairs at our place of business. Under our operating agreement, information that will be available exclusively to members includes state and federal tax returns and a current list of the names, addresses and capital account information of each member and unit holder. This information is available upon request by a member for purposes reasonably related to that person’s interest as a member. In addition, a member’s use of this information is subject to certain safety, security and confidentiality procedures established by us.
     Unit holders who have only economic rights in our units but not voting rights will continue to have the right to a share of our profits and losses and the right to receive distributions of our assets and to participate in the distribution of our assets in the event we are dissolved or liquidated. Unit holders will also have access to company information that is periodically submitted to the Securities and Exchange Commission. See “DESCRIPTION OF BUSINESS.”
     Your membership interest may be terminated in accordance with the Nebraska Limited Liability Company Act. In addition, if you are an individual, you will cease to be a member upon your death or if you have been declared incompetent by a court of law. If you are a corporation, trust, limited liability company, or partnership, you will cease to be a member at the time your existence is terminated. If you are an estate, then your membership will terminate when the fiduciary of the estate distributes all of your units. Accordingly, it is possible to be a unit holder of E Energy Adams, but not a member.
     If you transfer your units, and the transfer is permitted by the operating agreement, or has been approved by the board of directors, then the transferee will be admitted as a new member of E Energy Adams only if the transferee:
•	Agrees to be bound by our operating agreement;

•	Pays or reimburses us for legal, filing and publication costs that we incur relating to admitting such transferee as a new member, if any;

•	Delivers, upon our request, any evidence of the authority such person or entity has to become a member of E Energy Adams; and

•	Delivers, upon our request, any other materials needed to complete transferee’s transfer.
     The board of directors, in its discretion, may prohibit the transferee from becoming a member if he or she does not comply with these requirements.

Distributions
     Distributions are payable at the discretion of our board of directors, subject to the provisions of the Nebraska Limited Liability Company Act, our operating agreement and the requirements of our creditors. Our board has no obligation to distribute profits, if any, to members. We have not declared or paid any distributions on our units.
     Unit holders are entitled to receive distributions of cash or property if and when a distribution is declared by our directors. Distributions will be made to investors in proportion to the number of units investors own as compared to all of our units that are then issued and outstanding. Our directors have the sole authority to authorize distributions based on available cash (after payment of expenses and resources), however, we will attempt to distribute an amount approximating the additional federal and state income tax attributable to investors as a result of profits allocated to investors.
     We do not expect to generate revenues until the proposed plant is operational. After operation of the proposed plant begins, we anticipate, subject to any loan covenants or restrictions with our senior and subordinated lenders, distributing a portion of our net cash flow to our members in proportion to the units held and in accordance with our operating agreement. By net cash flow, we mean our gross cash proceeds received less any portion, as determined by our directors in their sole discretion, used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies. Our board may elect to retain future profits to provide operational financing for the plant, debt retirement and possible plant expansion or other business expansion opportunities.
     We do not know the amount of cash that we will generate, if any, once we begin operations. At the start, we will generate no revenues and do not expect to generate any operating revenue until the proposed ethanol plant is operating fully. Cash distributions are not assured, and we may never be in a position to make distributions. Whether we will be able to generate sufficient cash flow from our business to make distributions to members will depend on numerous factors, including:
•	Successful and timely completion of construction since we will not generate any revenue until our plant is constructed and operational;

•	Required principal and interest payments on any debt and compliance with applicable loan covenants which will reduce the amount of cash available for distributions;

•	Our ability to operate our plant at full capacity which directly impacts our revenues;

•	Adjustments and amounts of cash set aside for reserves and unforeseen expenses; and

•	State and federal regulations and subsidies, and support for ethanol generally which can impact our profitability and the cash available for distributions.
Capital Accounts and Contributions
     The purchase price paid for our units constitutes a capital contribution for purposes of becoming a unit holder and will be credited to your capital account. As a unit holder, your capital account will be increased according to your share of our profits and other applicable items of income or gain specially allocated to you pursuant to the special allocation rules described below. In addition, we will increase your capital account for the amount of any of our liabilities that are assumed by you or are secured by any property which we distribute to you. We will decrease your capital account for your share of our losses and other applicable items of expenses or losses specially allocated to you pursuant to the special allocation rules described below. We will also decrease your capital account in an amount equal to the value of any property we distribute to you. In addition, we will decrease your capital account for the amount of any of your liabilities that are assumed by us or are secured by property you have contributed to us. In the event you transfer your units and we have approved such transfer, then your capital account, to the extent it relates to the units transferred, will be transferred to the transferee. Our operating agreement does not require you to make additional capital contributions to us. Interest will not accrue on your capital contributions, and you have no right to withdraw or be repaid your capital contributions made to us.
Allocation of Profits and Losses
     Except as otherwise provided in the special allocation rules described below, profits and losses that we recognize will be allocated to you in proportion to the number of units you hold. Our profits and losses will be determined by our directors on either a daily, monthly, quarterly or other basis permitted under the Internal Revenue Code, as amended, and corresponding Treasury Regulations.
Special Allocation Rules
     The amount of profits and losses that we allocate to you is subject to a number of exceptions referred to as special allocations. These include special allocations required by the Internal Revenue Code and Treasury Regulations aimed at highly leveraged limited liability companies that allocate taxable losses in excess of a unit holder’s actual capital contributions. Our operating agreement also requires that our directors make offsetting special allocations in any manner they deem appropriate that, after such offsetting allocations are made, each Unit holder’s capital account balance is equal to the capital account balance that that unit holder would have had if special allocations required by the Internal Revenue Code and Treasury Regulations were not made to that unit holder’s capital account.
Restrictions on Transfers of Units
     The units will be subject to certain restrictions on transfers pursuant to our operating agreement. In addition, transfers of the units may be restricted by state securities laws. As a result, investors may not be able to liquidate their investments in the units and therefore may be required to assume the risks of investing in us for an indefinite period of time. Investment in us should be undertaken only by those investors who can afford an illiquid investment.
     We have restricted the ability to transfer units to ensure that E Energy Adams is not deemed a “publicly traded partnership” and thus taxed as a corporation. Under our operating agreement, no transfer may occur without the approval of the board of directors. The board of directors will only permit transfers that fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code, to include the following:
•	Transfers by gift to the member’s spouse and/or descendants;

•	Transfers upon the death of a member;

•	Certain other transfers provided that for the applicable tax year, the transfers in the aggregate do not exceed 2% of the total outstanding units; and

•	Transfer through a Qualified Matching Service.
     Any transfer in violation of the publicly traded partnership requirements or our operating agreement will be null and void. Furthermore, there is no public or other market for these securities. We do not anticipate such a market will develop.
     The units are unsecured equity interests in E Energy Adams and are subordinate in right of payment to all of our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the unit holders. There is no assurance that there would be any remaining funds for distribution to the unit holders, after the payment of all of our debts.
SUMMARY OF OUR OPERATING AGREEMENT
     Statements contained in this section of the prospectus regarding the contents of our Operating Agreement are not necessarily complete, and reference is made to the copy of our Operating Agreement filed as exhibit B to this prospectus.
Binding Nature of the Agreement
     We will be governed primarily according to the provisions of our operating agreement and the Nebraska Limited Liability Company Act. Among other items, our operating agreement contains provisions relating to the election of directors, restrictions on transfers, member voting, and other company governance matters. If you invest in E Energy Adams, you will be bound by the terms of this agreement. Its provisions may not be amended without the approval of the affirmative vote of the holders of a majority of the units constituting a quorum, represented either in person or by proxy or mail ballot, at any regular or special meeting of the members.
Management
     Initially, the total number of initial directors of E Energy Adams shall be a minimum of seven and a maximum of 15. The current directors and their business experience are set out in further detail in “DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS.” At the first annual or special meeting of the members following the date on which substantial operations of our ethanol plant commences, the number of directors shall be reduced and become fixed at nine. If this reduction in the number of directors requires the removal of any director, Jack L. Alderman shall not be included in the directors removed at that time. While the number of elected directors is fixed at nine, the actual size of the board will depend on how many directors may be appointed by members purchasing 200 or more units in this registered offering. The majority of our board must be elected at large by the members regardless of how many directors are appointed by members purchasing 200 or more of our units in this registered offering. Directors are elected by plurality vote of the members which means that the nominees receiving the greatest number of votes relative to all other nominees are elected as directors.
     Nominations for directors may be made by the nominating committee of the board of directors or by the board of directors as a whole. Members may also nominate candidates for our board by giving advance written notice to E Energy Adams with information about the nominee and the nominating member. Any board nomination made by a member must be accompanied by a nominating petition signed by unit holders representing at least 5% of our outstanding units.
     No matter may be submitted to the members for approval without the prior approval of the board of directors. This means that the board of directors controls virtually all of our affairs. We do not expect to develop a vacancy on the board of directors until after substantial completion of the plant.
     Our operating agreement is unlike the articles of incorporation or bylaws of typical public companies whose shares trade on NASDAQ or a stock exchange. Our units do not trade on an exchange and we are not governed by the rules of NASDAQ or a stock exchange concerning company governance.
     The directors must elect a chairman who will preside over any meeting of the board of directors, and a vice-chairman who shall assume the chairman’s duties in the event the chairman is unable to act.
     According to our operating agreement, the directors may not take the following actions without the unanimous consent of the members:
•	Cause or permit E Energy Adams to engage in any activity that is inconsistent with our purposes;

•	Knowingly act in contravention or the operating agreement or act in a manner that would make it impossible for us to carry on our ordinary business, except as otherwise provided in the operating agreement;

•	Possess our property or assign rights in specific company property other than for E Energy Adams’s purpose; or

•	Cause us to voluntarily take any action that would cause our bankruptcy.
     In addition, without the consent of a majority of the membership voting interests the directors do not have the authority to cause E Energy Adams to:
•	Merge, consolidate, exchange or otherwise dispose of at one time, all or substantially all of our property, except for a liquidating sale of the property in connection with our dissolution;

•	Confess a judgment against us in an amount in excess of $500,000;

•	Issue units at a purchase price of less than $5,000 per unit;

•	Issue more than 7,000 units; or

•	Elect to dissolve the Company.

Replacement of Directors
     Our operating agreement defines a procedure to replace the board in staggered terms, where, upon the expiration of the initial board, the first group of directors shall serve for one year, the second group shall serve for two years, and the third group shall serve for three years. The successors for each group of directors shall be elected for a 3-year term and, at that point, one-third of the total number of directors will be elected by the members each year. The directors shall be placed into groups by resolution of the initial board of directors prior to the expiration of the initial term. Our operating agreement, however, provides that Jack L. Alderman will automatically be placed in Group III. These procedures provide that replacement directors may be nominated either by the board of directors or by the members upon timely delivery of a petition signed by investors holding at least five percent of the outstanding units, provided that the members also meet other requirements, all of which are described in our operating agreement. In order for a petition to be considered timely, it must be delivered to our secretary not more than 90 days, nor less than 60 days prior to the annual meeting of our members.
Members’ Meetings and Other Members’ Rights
     There will be an annual meeting of members at which the board of directors will give our annual company report. Members will address any appropriate business including the election of directors to those director seats becoming vacant under the then adopted staggered term format. In addition, members owning an aggregate of 30% of the units may demand in writing that the board call a special meeting of members for the purpose of addressing appropriate member business. The board of directors may also call a special meeting of members at any time.
     Member meetings shall be at the place designated by the board or members calling the meeting. Members of record will be given notice of member meeting neither more than 60 days nor less than five days in advance of such meetings.
     In order to take action at a meeting, members holding at least 25% of the outstanding units must be represented in person, by proxy or by mail ballot. Voting by proxy or by mail ballot shall be permitted on any matter if it is authorized by our directors. Assuming a quorum is present, members take action by a vote of the majority of the units represented at the meeting (in person, by proxy or by mail ballot) and entitled to vote on the matter, unless the vote of a greater or lesser proportion or numbers is otherwise required by our operating agreement or by the Nebraska Limited Liability Company Act.
     For the purpose of determining the members entitled to notice of or to vote at any members’ meeting, members entitled to receive payment of any distribution, or to make a determination of members for any other purpose, the date on which notice of the meeting is mailed (or otherwise delivered) or the date on which the resolution declaring the distribution is adopted, as the case may be, shall be the record date for determination of the members.
     Members do not have dissenter’s rights. This means that in the event we merge, consolidate, exchange or otherwise dispose of all or substantially all of our property, unit holders do not have the right to dissent and seek payment for their units.
     We will maintain our books, accountings and records at our principal office. A member may inspect them during normal business hours. Our books and accountings will be maintained in accordance with generally accepted accounting principles.
Unit Transfer Restrictions
     A unit holder’s ability to transfer units is restricted under the operating agreement. Unit holders may not transfer their units prior to the time that our ethanol plant is substantially operational unless such transfer is:
•	To the investor’s administrator or trustee to whom such units are transferred involuntarily by operation of law, such as death; or

•	Made without consideration to or in trust for the investor’s descendants or spouse.

     Once we begin substantial operation of the proposed ethanol plant, investors may transfer their units to any person or organization only if such transfer meets the conditions precedent to a transfer under our operating agreement and:
•	Has been approved by our directors in accordance with the terms of the operating agreement; or

•	The transfer is made to any other member or to any affiliate or related party of another member or the transferring member.
     To maintain partnership tax status, the units may not be traded on an established securities market or readily tradable on a secondary market. We do not intend to list the units on the New York Stock Exchange, the NASDAQ Stock Market or any other stock exchange. To help ensure that a market does not develop, our operating agreement prohibits transfers without the approval of the directors. The directors will generally approve transfers so long as the transfers fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code. If any person transfers units in violation of the publicly traded partnership rules or without our prior consent, the transfer will be null and void. These restrictions on transfer could reduce the value of an investor’s units.
Amendments
     Our operating agreement may be amended by the affirmative vote of the holders of a majority of the units constituting a quorum, represented either in person or by proxy or mail ballot, at any regular or special meeting of the members. No amendment may adversely affect a member’s economic interest or modify the liability of a member, without that member’s consent. The operating agreement defines economic interest as a member’s share of profits and losses, the right to receive distributions of the company’s assets and the right to information concerning the business and affairs of the company.
Dissolution
     Our operating agreement provides that a voluntary dissolution of E Energy Adams may be affected only upon the prior approval of a 75% super majority of all units entitled to vote.
FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS
     This section of the prospectus describes some of the more important federal income tax risks and consequences of your participation in E Energy Adams. No information regarding state and local taxes is provided. Each prospective member should consult his or her own tax advisor concerning the impact that his or her investment in E Energy Adams may have on his or her federal income tax liability and the application of state and local income and other tax laws to his or her investment in E Energy Adams. Although we will furnish unit holders with such information regarding E Energy Adams as is required for income tax purposes, each unit holder will be responsible for preparing and filing his or her own tax returns.
     The following discussion of the tax aspects of an investment in our units is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Department regulations (“Regulations”), and administrative rulings and judicial decisions interpreting the Code. Significant uncertainty exists regarding certain tax aspects of limited liability companies. Such uncertainty is due, in part, to continuing changes in federal tax law that have not been fully interpreted through regulations or judicial decisions. Tax legislation may be enacted in the future that will affect E Energy Adams and a unit holder’s investment in E Energy Adams. Additionally, the interpretation of existing law and regulations described here may be challenged by the Internal Revenue Service during an audit of our information return. If successful, such a challenge likely would result in adjustment of a unit holder’s individual return.
     The tax opinion contained in this section and the opinion attached as exhibit 8.1 to the registration statement constitutes the opinion of our tax counsel, Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C., regarding our classification for federal income tax purposes. An opinion of legal counsel represents an expression of legal counsel’s professional judgment regarding the subject matter of the opinion. It is neither a guarantee of any indicated result nor an undertaking to defend any indicated result should that result be challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.
     In the opinion attached as exhibit 8.1 to the registration statement, our tax counsel has also confirmed as correct their representation to us that the statements and legal conclusions contained in this section regarding general federal income tax consequences of owning our units as a result of our partnership tax classification are accurate in all material respects. The tax consequences to us and our members are highly dependent on matters of fact that may occur at a future date and are not addressed in our tax counsel’s opinion. With the exception of our tax counsel’s opinion that we will be treated as a partnership for federal income tax purposes, this section represents an expression of our tax counsel’s professional judgment regarding general federal income tax consequences of owning our units, insofar as it relates to matters of law and legal conclusions. This section is based on the assumptions and qualifications stated or referenced in this section. It is neither a guarantee of the indicated result nor an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. No rulings have been or will be requested from the Internal Revenue Service concerning any of the tax matters we describe. Accordingly, you should know that the opinion of our tax counsel does not assure the intended tax consequences because it is in no way binding on the Internal Revenue Service or any court of law. The Internal Revenue Service or a court may disagree with the following discussion or with any of the positions taken by us for federal income tax reporting purposes, and the opinion of our tax counsel may not be sufficient for an investor to use for the purpose of avoiding penalties relating to a substantial understatement of income tax under Section 6662(d). See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS — Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties” below.
     Investors are urged to consult their own tax advisors with specific reference to their own tax and financial situations, including the application and effect of state, local and other tax laws, and any possible changes in the tax laws after the date of this prospectus. This section is not to be constructed as a substitute for careful tax planning.
Partnership Status
     Our tax counsel has opined that, assuming we do not elect to be treated as a corporation, we will be treated as a partnership for federal income tax purposes. This means that we will not pay any federal income tax and the unit holders will pay tax on their shares of our net income. Under Treasury regulations, known as “check-the-box” regulations, an unincorporated entity such as a limited liability company will be taxed as partnership unless the entity is considered a publicly traded limited partnership or the entity affirmatively elects to be taxed as a corporation.
     We will not elect to be taxed as a corporation and will endeavor to take steps as are feasible and advisable to avoid classification as a publicly traded limited partnership. Congress has shown no inclination to adopt legislation that would jeopardize the tax classification of the many entities that have acted in reliance on the check-the-box regulations.
     As a partnership, if we fail to qualify for partnership taxation, we would be treated as a “C corporation” for federal income tax purposes. As a C corporation, we would be taxed on our taxable income at corporate rates, currently at a maximum rate of 35%. Distributions would generally be taxed again to unit holders as corporate dividends. In addition, unit holders would not be required to report their shares of our income, gains, losses or deductions on their tax returns until such are distributed. Because a tax would be imposed upon us as a corporate entity, the cash available for distribution to unit holders would be reduced by the amount of tax paid, in which case the value of the units would be reduced.
Publicly Traded Partnership Rules
     To qualify for taxation as a partnership, we cannot be a publicly traded partnership under Section 7704 of the Internal Revenue Code. Generally, Section 7704 provides that a partnership will be classified as a publicly traded partnership and will be taxed as a corporation if its interests are:
•	Traded on an established securities market; or

•	Readily tradable on a secondary market or the substantial equivalent.

     Although there is no legal authority on whether a limited liability company is subject to these rules, in the opinion of our counsel, it is probable that we are subject to testing under the publicly traded partnership rules because we elected to be classified and taxed as a partnership.
     We will seek to avoid being treated as a publicly traded partnership. Under Section 1.7704-1(d) of the Treasury Regulations, interests in a partnership are not considered traded on an established securities market or readily tradable on a secondary market unless the partnership participates in the establishment of the market or the inclusion of its interests in a market, or the partnership recognizes any transfers made on the market by redeeming the transferor partner or admitting transferee as a partner.
     We do not intend to list the units on the New York Stock Exchange, the NASDAQ Stock Market or any other stock exchange. In addition, our operating agreement prohibits any transfer of units without the approval of our directors. Our directors intend to approve transfers that fall within safe harbor provisions of the Treasury Regulations, so that we will not be classified as a publicly traded partnership. These safe harbor provisions generally provide that the units will not be treated as readily tradable on a secondary market, or the substantial equivalent, if the interests are transferred:
•	In “private” transfers;

•	Pursuant to a qualified matching service; or

•	In limited amounts that satisfy a 2% test.
     Private transfers include, among others:
•	Transfers by gifts in which the transferee’s tax basis in the units is determined by reference to the transferor’s tax basis in the interests transferred;

•	Transfers at death, including transfers from an estate or testamentary trust;

•	Transfers between members of a family as defined in Section 267(c)(4) of the Internal Revenue Code;

•	Transfers from retirement plans qualified under Section 401(a) of the Internal Revenue Code or an IRA; and

•	“Block transfers.” A block transfer is a transfer by a unit holder and any related persons as defined in the Internal Revenue Code in one or more transactions during any thirty-calendar-day period of units that in the aggregate represents more than two percent of the total interests in partnership capital or profits.
     Transfers through a qualified matching service are also disregarded in determining whether interests are readily tradable. A matching service is qualified only if:
•	It consists of a computerized or printed system that lists customers’ bid and/or ask prices in order to match unit holders who want to sell with persons who want to buy;

•	Matching occurs either by matching the list of interested buyers with the list of interested sellers or through a bid and ask process that allows interested buyers to bid on the listed interest;

•	The seller cannot enter into a binding agreement to sell the interest until the 15th calendar day after his interest is listed, which time period must be confirmable by maintenance of contemporaneous records;

•	The closing of a sale effectuated through the matching service does not occur prior to the 45th calendar day after the interest is listed;

•	The matching service displays only quotes that do not commit any person to buy or sell an interest at the quoted price (nonfirm price quotes), or quotes that express an interest in acquiring an interest without an accompanying price (nonbinding indications of interest), and does not display quotes at which any person is committed to buy or sell an interest at the quoted price;

•	The seller’s information is removed within 120 days of its listing and is not reentered into the system for at least 60 days after its deletion; and

•	The sum of the percentage interests transferred during the entity’s tax year, excluding private transfers, cannot exceed ten percent of the total interests in partnership capital or profits.

     In addition, interests are not treated as readily tradable if the sum of the percentage of the interests transferred during the entity’s tax year, excluding private transfers, do not exceed two percent of the total interests in partnership capital or profits. We expect to use a combination of these safe harbor provisions to avoid being treated as a publicly traded partnership.
     After we commence operations, we may decide to implement a qualified matching service in order to provide a mechanism for our members to transfer limited quantities of our membership units. A qualified matching service typically involves the use of a computerized or printed listing system that lists customers’ bids and/or ask prices to match members who want to dispose of their membership interests with persons who want to buy such interests. If we decide to do so, in addition to the tax laws described above, we must also comply with securities laws and rules regarding exemption from registration as a broker-dealer. Alternatively, we may determine to use an alternative trading service to handle qualified matching service matters for us. If we manage a qualified matching service ourselves, we will not undertake activities that are allowed by the tax laws, if such activities would disqualify us for exemption from registration as a broker-dealer. For example, while the tax rules allow interested buyers and interested sellers to locate each other via a qualified matching service, we could not directly participate in the match making without registering as a broker-dealer. We have no intention of registering as a broker-dealer. Therefore, among other restrictions, we must not have any involvement in matching interested buyers with interested sellers. This may make it difficult for our members to find buyers for their units.
Tax Treatment of our Operation; Flow-Through Taxable Income and Loss; Use of Calendar Year
     We will pay no federal income tax. Instead, as unit holders, investors will be required to report on their income tax return their allocable share of the income, gains, losses and deductions we have recognized without regard to whether they receive cash distributions.
     Because we will be taxed as a partnership, we will have our own taxable year that is separate from the taxable years of our unit holders. Unless a business purpose can be established to support a different taxable year, a partnership must use the “majority interest taxable year” which is the taxable year that conforms to the taxable year of the holders of more than 50% of its interests. In this case, the majority interest taxable year is the calendar year.
Tax Consequences to Our Unit Holders
     As a unit holder, for your taxable year with which or within which our taxable year ends you will be required to report on your own income tax return, your distributive share of our income, gains, losses and deductions regardless of whether you receive any cash distributions. To illustrate, a unit holder reporting on a calendar year basis will include his or her share of our 2005 taxable income or loss on his or her 2005 income tax return. A unit holder with a June 30 fiscal year will report his share of our 2005 taxable income or loss on his income tax return for the fiscal year ending June 30, 2006. We will provide each unit holder with an annual Schedule K-1 indicating such holder’s share of our income, loss and separately stated components.
Tax Treatment of Distributions
     Distributions made by us to a unit holder generally will not be taxable to the unit holder for federal income tax purposes as long as distributions do not exceed the unit holder’s basis in his units immediately before the distribution. Cash distributions in excess of unit basis, which is unlikely to occur, are treated as gain from the sale or exchange of the units under the rules described below for unit dispositions.
Initial Tax Basis of Units and Periodic Basis Adjustments
     Under Section 722 of the Internal Revenue Code, investors’ initial basis in the units investors purchase will be equal to the sum of the amount of money investors paid for investors’ units. Here, an investor’s initial basis in each unit purchased will be $10,000.
     An investor’s’ initial basis in the units will be increased to reflect the investor’s distributive share of our taxable income, tax-exempt income, gains and any increase in the investor’s share of recourse and qualified non-recourse indebtedness. If the investor makes additional capital contributions at any time, the adjusted basis of the investor’s units will be increased by the amount of any cash contributed or the adjusted basis in any property contributed if additional units are not distributed to investors.
     The basis of an investor’s units will be decreased, but not below zero, by:
•	The amount of any cash we distribute to the investors;

•	The basis of any other property distributed to the investor;

•	The investor’s distributive share of losses and nondeductible expenditures that are “not properly chargeable to capital account;” and

•	Any reduction in the investor’s share of certain items of Company debt.
     The unit basis calculations are complex. A member is only required to compute unit basis if the computation is necessary to determine his tax liability, but accurate records should be maintained. Typically, basis computations are necessary at the following times:
•	The end of a taxable year during which we suffered a loss, for the purpose of determining the deductibility of the member’s share of the loss;

•	Upon the liquidation or disposition of a member’s interest, or

•	Upon the non-liquidating distribution of cash or property to an investor, in order to ascertain the basis of distributed property or the taxability of cash distributed.
     Except in the case of a taxable sale of a unit or E Energy Adams’s liquidation, exact computations usually are not necessary. For example, a unit holder who regularly receives cash distributions that are less than or equal to his or her share of our taxable income will have a positive unit basis at all times. Consequently, no computations are necessary to demonstrate that cash distributions are not taxable under Section 731(a)(1) of the Internal Revenue Code. The purpose of the basis adjustments is to keep track of a member’s tax investment in us, with a view toward preventing double taxation or exclusion from taxation of income items upon ultimate disposition of the units.
Tax Credits to Unit Holders
Small Ethanol Producer Tax Credit
     The Energy Policy Act of 2005 expands who qualifies as a small ethanol producer. Historically, small ethanol producers were allowed a 10-cents-per-gallon production income tax credit on up to 15 million gallons of production annually. The size of the plant eligible for the tax credit was limited to 30 million gallons. Under the Energy Policy Act of 2005 the size limitation on the production capacity for small ethanol producers increases from 30 million to 60 million gallons. The credit can be taken on the first 15 million gallons of production. The tax credit is capped at $1.5 million per year per producer. Because we expect to be classified as a partnership for tax purposes, we would expect to pass the tax credits through to our unit holders. Unit holders would then be able to report and utilize the tax credits on their own income tax returns. If our production exceeds production limits of 60 million gallons a year, we will be ineligible for the credit.
     Under current law, the small ethanol producer tax credit is a “passive” credit. This means that unit holders will be able to utilize the tax credits only to reduce the tax on passive activity income. See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS—Passive Activity Income.” Although we would generate passive income for our unit holders, there can be no assurance when, if ever, we will generate passive income allowing the use of credits. Further, each unit holder may have other sources of passive activity income or loss that will affect the ability to utilize the credits. Unused credits may be carried forward to offset tax on passive activity income in future years.
     Historically, the small ethanol producer tax credit did not apply to reduce the alternative minimum tax, “AMT.” As a result, although the tax credit would otherwise apply, certain unit holders did not realize the full benefit of the tax credit due to the application of the AMT. The American Jobs Creation Act of 2004 changed the tax law for tax years beginning after December 31, 2004, to allow the credit to reduce the AMT.

     The small ethanol producer tax credit originally scheduled to expire in 2007 has been extended through 2008. Although Congress may further extend or make permanent the credit, there is no assurance that the tax credit will be extended beyond 2008.
Deductibility of Losses; At-Risk and Passive Loss Limitations
     Generally, a unit holder may deduct losses allocated to him, subject to a number of restrictions. An investor’s ability to deduct any losses we allocate to the investor is determined by applying the following three limitations dealing with basis, at-risk and passive losses:
•	Basis. An investor may not deduct an amount exceeding the investor’s adjusted basis in the investor’s units pursuant to Internal Revenue Code Section 704(d). If the investor’s share of the Company’s losses exceed the investor’s basis in the investor’s units at the end of any taxable year, such excess losses, to the extent that they exceed the investor’s adjusted basis, may be carried over indefinitely and deducted to the extent that at the end of any succeeding year the investor’s adjusted basis in the investor’s units exceeds zero.

•	At-Risk Rules. Under the “at-risk” provisions of Section 465 of the Internal Revenue Code, if an investor is an individual taxpayer, including an individual partner in a partnership, or a closely-held corporation, the investor may deduct losses and tax credits from a trade or business activity, and thereby reduce the investor’s taxable income from other sources, only to the extent the investor is considered “at risk” with respect to that particular activity. The amount an investor is considered to have “at risk” includes money contributed to the activity and certain amounts borrowed with respect to the activity for which the investor may be liable.

•	Passive Loss Rules. Section 469 of the Internal Revenue Code may substantially restrict an investor’s ability to deduct losses and tax credits from passive activities. Passive activities generally include activities conducted by pass-through entities, such as a limited liability company, certain partnerships or S corporations, in which the taxpayer does not materially participate. Generally, losses from passive activities are deductible only to the extent of the taxpayer’s income from other passive activities. Passive activity losses that are not deductible may be carried forward and deducted against future passive activity income or may be deducted in full upon disposition of a unit holder’s entire interest in us to an unrelated party in a fully taxable transaction. It is important to note that “passive activities” do not include dividends and interest income that normally is considered to be “passive” in nature. For unit holders who borrow to purchase their units, interest expense attributable to the amount borrowed will be aggregated with other items of income and loss from passive activities and subjected to the passive activity loss limitation. To illustrate, if a unit holder’s only passive activity is our limited liability company, and if we incur a net loss, no interest expense on the related borrowing would be deductible. If that unit holder’s share of our taxable income were less than the related interest expense, the excess would be nondeductible. In both instances, the disallowed interest would be suspended and would be deductible against future passive activity income or upon disposition of the unit holder’s entire interest in our limited liability company to an unrelated party in a fully taxable transaction.
Passive Activity Income
     If we are successful in achieving our investment and operating objectives, investors may be allocated taxable income from us. To the extent that an investor’s share of our net income constitutes income from a passive activity, as described above, such income may generally be offset by the investor’s net losses and credits from investments in other passive activities.
Alternative Minimum Tax
     Individual taxpayers are subject to an “alternative minimum tax” if such tax exceeds the individual’s regular income tax. Generally, alternative minimum taxable income is the taxpayer’s adjusted gross income increased by the amount of certain preference items less certain itemized deductions. We may generate certain preference items. Depending on a member’s other items of income, gain, loss, deduction and credit, the impact of the alternative minimum tax on a member’s overall federal income tax liability may vary from no impact to a substantial increase in tax. Accordingly, each prospective investor should consult with his tax advisor regarding the impact of an investment in E Energy Adams on the calculation of his alternative minimum tax, as well as on his overall federal income tax liability.
Allocations of Income and Losses
     Your distributive share of our income, gain, loss or deduction for federal income tax purposes generally is determined in accordance with our operating agreement. Under Section 704(b) of the Internal Revenue Code, however, the Internal Revenue Service will respect our allocation, or a portion of it, only if it either has “substantial economic effect” or is in accordance with the “partner’s interest in the partnership.” If the allocation or portion thereof contained in our operating agreement does not meet either test, the Internal Revenue Service may reallocate these items in accordance with its determination of each member’s economic interest in us. Treasury Regulations contain guidelines as to whether partnership allocations have substantial economic effect. The allocations contained in the operating agreement are intended to comply with the Treasury Regulations’ test for having substantial economic effect. New unit holders will be allocated a proportionate share of income or loss for the year in which they became unit holders. The operating agreement permits our directors to select any method and convention permissible under Internal Revenue Code Section 706(d) for the allocation of tax items during the time any person is admitted as a unit holder. In addition, the operating agreement provides that upon the transfer of all or a portion of a unit holder’s units, other than at the end of the fiscal year, the entire year’s net income or net loss allocable to the transferred units will be apportioned between the transferor and transferee.
Tax Consequences Upon Disposition of Units
     Gain or loss will be recognized on a sale of our units equal to the difference between the amount realized and the unit holder’s basis in the units sold. The amount realized includes cash and the fair market value of any property received plus the member’s share of certain items of our debt. Although unlikely, since certain items of our debt are included in an investor’s basis, it is possible that an investor could have a tax liability upon the sale of the investor’s units that exceeds the proceeds of sale.
     Gain or loss recognized by a unit holder on the sale or exchange of a unit held for more than one year generally will be taxed as long-term capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Internal Revenue Code Section 751 to the extent attributable to depreciation recapture or other “unrealized receivables” or “substantially appreciated inventory” owned by us. We will adopt conventions to assist those members that sell units in apportioning the gain among the various categories.
Effect of Tax Code Section 754 Election on Unit Transfers
     The adjusted basis of each unit holder in his units, “outside basis,” initially will equal his proportionate share of our adjusted basis in our assets, “inside basis.” Over time, however, it is probable that changes in unit values and cost recovery deductions will cause the value of a unit to differ materially from the unit holder’s proportionate share of the inside basis. Section 754 of the Internal Revenue Code permits a partnership to make an election that allows a transferee who acquires units either by purchase or upon the death of a unit holder to adjust his share of the inside basis to fair market value as reflected by the unit price in the case of a purchase or the estate tax value of the unit in the case of an acquisition upon death of a unit holder. Once the amount of the transferee’s basis adjustment is determined, it is allocated among our various assets pursuant to Section 755 of the Internal Revenue Code.
     A Section 754 election is beneficial to the transferee when his outside basis is greater than his proportionate share of the entity’s inside basis. In this case, a special basis calculation is made solely for the benefit of the transferee that will determine his cost recovery deductions and his gain or loss on disposition of property by reference to his higher outside basis. The Section 754 election will be detrimental to the transferee if his outside basis is less than his proportionate share of inside basis.
     If we make a Section 754 election, Treasury Regulations require us to make the basis adjustments. In addition, these regulations place the responsibility for reporting basis adjustments on us. We must report basis adjustments by attaching statements to our partnership returns. In addition, we are required to adjust specific partnership items in light of the basis adjustments. Consequently, amounts reported on the transferee’s Schedule K-1 are adjusted amounts.
     Transferees are subject to an affirmative obligation to notify us of their bases in acquired interests. To accommodate concerns about the reliability of the information provided, we are entitled to rely on the written representations of transferees concerning either the amount paid for the partnership interest or the transferee’s basis in the partnership interest under Section 1014 of the Internal Revenue Code, unless clearly erroneous.
     Our operating agreement provides our directors with authority to determine whether or not a Section 754 election will be made. Depending on the circumstances, the value of units may be affected positively or negatively by whether or not we make a Section 754 election. If we decide to make a Section 754 election, the election will be made on a timely filed partnership income tax return and is effective for transfers occurring in the taxable year of the return in which the election is made. Once made, the Section 754 election is irrevocable unless the Internal Revenue Service consents to its revocation.
Our Dissolution and Liquidation may be Taxable to Investors, Unless our Properties are Distributed In-Kind
     Our dissolution and liquidation will involve the distribution to investors of the assets, if any, remaining after payment of all of our debts and liabilities. Upon dissolution, investors’ units may be liquidated by one or more distributions of cash or other property. If investors receive only cash upon the dissolution, gain would be recognized by investors to the extent, if any, that the amount of cash received exceeds investors’ adjusted bases in investors’ units. We will recognize no gain or loss if we distribute our own property in a dissolution event. However, since our primary asset will likely be the ethanol plant, it is unlikely that we will make a distribution in kind.
Reporting Requirements
     The IRS requires a taxpayer who sells or exchanges a membership unit to notify the Company in writing within 30 days, or for transfers occurring on or after December 16 of any year, by January 15 of the following year. Although the IRS reporting requirement is limited to Section 751(a) exchanges, it is likely that any transfer of a Company membership unit will constitute a Section 751(a) exchange. The written notice required by the IRS must include the names and addresses of both parties to the exchange, the identifying numbers of the transferor, and if known, of the transferee, and the exchange date. Currently the IRS imposes a penalty of $50 for failure to file the written notice unless reasonable cause can be shown.
Tax Information to Members
     We will annually provide each member with a Schedule K-1 (or an authorized substitute). Each member’s Schedule K-1 will set out the holder’s distributive share of each item of income, gain, loss, deduction or credit to be separately stated. Each member must report all items consistently with Schedule K-1 or, if an inconsistent position is reported, must notify the IRS of any inconsistency by filing Form 8062 “Notice of Inconsistent Treatment or Administrative Adjustment Request” with the original or amended return in which the inconsistent position is taken.
Audit of Income Tax Returns
     The Internal Revenue Service may audit our income tax returns and may challenge positions taken by us for tax purposes and may seek to change our allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging our allocations in a manner that reduces loss or increases income allocable to investors, investors may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor’s tax returns, especially if adjustments are required, which could result in adjustments on an investors’ tax returns. Any of these events could result in additional tax liabilities, penalties and interest to investors, and the cost of filing amended tax returns.
     Generally, investors are required to file their tax returns in a manner consistent with the information returns filed by us, such as Schedule K-1, or investors may be subject to possible penalties, unless they file a statement with their tax returns describing any inconsistency. In addition, we will select a “tax matters member” who will have certain responsibilities with respect to any Internal Revenue Service audit and any court litigation relating to us. Investors should consult their tax advisors as to the potential impact these procedural rules may have on them.
     Prior to 1982, regardless of the size of a partnership, adjustments to a partnership’s items of income, gain, loss, deduction or credit had to be made in separate proceedings with respect to each partner individually. Because a large partnership sometimes had many partners located in different audit districts, adjustments to items of income, gains, losses, deductions or credits of the partnership had to be made in numerous actions in several jurisdictions, sometimes with conflicting outcomes. The Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) established unified audit rules applicable to all but certain small partnerships. These rules require the tax treatment of all “partnership items” to be determined at the partnership, rather than the partner, level. Partnership items are those items that are more appropriately determined at the partnership level than at the partner level, as provided by regulations. Since we will be taxed as a partnership, the TEFRA rules are applicable to our members and us.
     The Internal Revenue Service may challenge the reporting position of a partnership by conducting a single administrative proceeding to resolve the issue with respect to all partners. But the Internal Revenue Service must still assess any resulting deficiency against each of the taxpayers who were partners in the year in which the understatement of tax liability arose. Any partner of a partnership can request an administrative adjustment or a refund for his own separate tax liability. Any partner also has the right to participate in partnership-level administrative proceedings. A settlement agreement with respect to partnership items binds all parties to the settlement. The TEFRA rules establish the “Tax Matters Member” as the primary representative of a partnership in dealings with the Internal Revenue Service. The Tax Matters Member must be a “member-manager” which is defined as a company member who, alone or together with others, is vested with the continuing exclusive authority to make the management decisions necessary to conduct the business for which the organization was formed. In our case, this would be a member of the board of directors who is also a unit holder of the company. Our operating agreement provides for board designation of the Tax Matters Member. Currently, Jack L. Alderman is serving as our Tax Matters Member. The Internal Revenue Service generally is required to give notice of the beginning of partnership-level administrative proceedings and any resulting administrative adjustment to all partners whose names and addresses are furnished to the Internal Revenue Service.
Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties
     If we incorrectly report an investor’s distributive share of our net income, such may cause the investor to underpay his taxes. If it is determined that the investor underpaid his taxes for any taxable year, the investor must pay the amount of taxes he underpaid plus interest on the underpayment and possibly penalties from the date the tax was originally due. Under recent law changes, the accrual of interest and penalties may be suspended for certain qualifying individual taxpayers if the IRS does not notify an investor of amounts owing within 18 months of the date the investor filed his income tax return. The suspension period ends 21 days after the Internal Revenue Service sends the required notice. The rate of interest is compounded daily and is adjusted quarterly.
     Under Section 6662 of the Internal Revenue Code, penalties may be imposed relating to the accuracy of tax returns that are filed. A 20% penalty is imposed with respect to any “substantial understatement of income tax” and with respect to the portion of any underpayment of tax attributable to a “substantial valuation misstatement” or to “negligence.” All those penalties are subject to an exception to the extent a taxpayer had reasonable cause for a position and acted in good faith.
     The Internal Revenue Service may impose a 20% penalty with respect to any underpayment of tax attributable to negligence. An underpayment of taxes is attributable to negligence if such underpayment results from any failure to make a reasonable attempt to comply with the provisions of the Code, or any careless, reckless, or intentional disregard of the federal income tax rules or regulations. In addition, regulations provide that the failure by a taxpayer to include on a tax return any amount shown on an information return is strong evidence of negligence. The disclosure of a position on the taxpayer’s return will not necessarily prevent the imposition of the negligence penalty.

State and Local Taxes
     In addition to the federal income tax consequences described above, investors should consider the state and local tax consequences of an investment in us. This prospectus makes no attempt to summarize the state and local tax consequences to an investor. Investors are urged to consult their own tax advisors regarding state and local tax obligations.
LEGAL MATTERS
     The validity of the issuance of the units offered and the validity of the disclosure relating to the principal federal income tax consequences of owning and disposing of the units offered will be passed upon for us by Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C.
     E Energy Adams is not a party to any pending legal proceedings.
EXPERTS
     Boulay, Heutmaker, Zibell & Co., P.L.L.P., independent registered public accounting firm, has audited our financial statements at June 30, 2005, as set forth in their report appearing in this prospectus and registration statement. We have included our financial statements in the prospectus and elsewhere in this registration statement in reliance on the report from Boulay, Heutmaker, Zibell & Co., P.L.L.P., given on their authority as experts in accounting and auditing.
TRANSFER AGENT
     We will serve as our transfer agent and registrar.
ADDITIONAL INFORMATION
     We filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form SB-2 (the “Registration Statement”) under the Securities Act, with respect to the offer and sale of membership units pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of such contracts, agreements or documents and are not necessarily complete. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.
     As of effectiveness of our registration statement, we will be required to file periodic reports with the Securities and Exchange Commission (“SEC”) pursuant to Section 15 of the Securities Exchange Act of 1934. Our quarterly reports will be made on Form 10-QSB, and our annual reports are made on Form 10-KSB. As of the date of this prospectus, our filings will be made pursuant to Regulation S-B for small business filers. We will also make current reports on Form 8-K. Except for our duty to deliver audited annual financial statements to our members pursuant to our operating agreement, we are not required to deliver an annual report to security holders and currently have no plan to do so. However, each filing we make with the SEC is immediately available to the public for inspection and copying at the Commission’s public reference facilities and the web site of the Commission referred to above or by calling the SEC at 1-800-SEC-0330.
[Remainder of page intentionally left blank.]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
E Energy Adams, LLC
Adams, Nebraska
We have audited the accompanying balance sheet of E Energy Adams, LLC (a development stage company), as of June 30, 2005, and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (March 25, 2005) to June 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of E Energy Adams, LLC, (a development stage company) as of June 30, 2005, and the results of its operations and its cash flows for the period from inception (March 25, 2005) to June 30, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants
Minneapolis, Minnesota
September 7, 2005

E ENERGY ADAMS, LLC
(A Development Stage Company)
June 30, 2005
Balance Sheet

ASSETS

Current Assets
Cash	$797,058
Prepaid expenses and other	28,465

Total current assets	825,523

Property and Equipment
Office equipment	730

Other Assets
Deferred offering costs	26,353

Total Assets	$852,606

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable	$12,856
Accrued expenses	10,293

Total current liabilities	23,149

Commitments and Contingencies

Members’ Equity
Member contributions, net of costs related to capital contributions, 194 units outstanding at June 30, 2005	952,808
Deficit accumulated during development stage	(123,351)

Total members’ equity	829,457

Total Liabilities and Members’ Equity	$852,606

Notes to Financial Statements are an integral part of this Statement.

E ENERGY ADAMS, LLC
(A Development Stage Company)
Statement of Operations

From Inception
(March 25, 2005)
to June 30, 2005

Revenues	$—

Operating Expenses
Professional fees	68,313
General and administrative	55,038

Total	123,351

Operating Loss	(123,351)

Net Loss	$(123,351)

Net Loss Per Unit (86 weighted average units outstanding)	$(1,434.31)

Notes to Financial Statements are an integral part of this Statement.

E ENERGY ADAMS, LLC
(A Development Stage Company)
Period from March 25, 2005 (Date of Inception) to June 30, 2005
Statement of Changes in Members’ Equity

Balance — March 25, 2005	$—

Capital contributions — 80 units, $5,000 per unit, April 30, 2005	400,000

Capital contributions — 114 units, $5,000 per unit, May 31, 2005	570,000

Cost of raising capital	(17,192)

Net loss	(123,351)

Balance — June 30, 2005	$829,457

Notes to Financial Statements are an integral part of this Statement.

E ENERGY ADAMS, LLC
(A Development Stage Company)
Statement of Cash Flows

From Inception
(March 25, 2005)
to June 30, 2005

Cash Flows from Operating Activities
Net loss	$(123,351)
Change in assets and liabilities
Prepaid expenses and other	(28,465)
Accounts payable	12,856

Net cash used in operating activities	(128,667)

Cash Flows from Investing Activities
Capital expenditures	(730)

Net cash used in investing activities	(730)

Cash Flows from Financing Activities
Member contributions	970,000
Payments for deferred offering costs	(26,353)
Costs related to capital contributions	(17,192)

Net cash provided by financing activities	926,455

Net Increase in Cash	797,058

Cash — Beginning of Period	—

Cash — End of Period	$797,058

Notes to Financial Statements are an integral part of this Statement.

E ENERGY ADAMS, LLC
(A Development Stage Company)
Notes to Financial Statements
June 30, 2005
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Business
E Energy Adams, LLC, (a Nebraska Limited Liability Company) was organized with the intentions of developing, owning and operating a 50 million gallon dry mill corn-processing ethanol plant in Gage County, Nebraska. Construction is anticipated to begin in 2006 with expected completion in summer of 2007. As of June 30, 2005, the Company is in the development stage with its efforts being principally devoted to equity raising and organizational activities.
Fiscal Reporting Period
The Company has adopted a fiscal year ending September 30 for reporting financial operations.
Accounting Estimates
Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.
Significant estimates include the deferral of expenditures for offering costs which are dependent upon successful financing and project development, as discussed below. It is at least reasonably possible that these estimates may change in the near term.
Cash
The Company maintains its accounts primarily at one financial institution. At times throughout the year, the Company’s cash and cash equivalents balances may exceed amounts insured by the Federal Deposit Insurance Corporation.
Equipment
Equipment is stated at the lower of cost or estimated fair value. Depreciation is provided over an estimated useful life by use of the straight line depreciation method. Maintenance and repairs are expensed as incurred; major improvements and betterments are capitalized.
Deferred Offering Costs
The Company defers the costs incurred to raise equity financing until that financing occurs. At such time that the issuance of new equity occurs, these costs will be netted against the proceeds received; or if the financing does not occur, they will be expensed.
Income Taxes
E Energy Adams, LLC is treated as a partnership for federal and state income tax purposes, and generally does not incur income taxes. Instead its earnings and losses are included in the income tax returns of its members. Therefore, no provision or liability for federal or state income taxes has been included in these financial statements.

E ENERGY ADAMS, LLC
(A Development Stage Company)
Notes to Financial Statements
June 30, 2005
Recently Issued Accounting Pronouncements
Management has reviewed recently issued account pronouncements and does not expect the implementation of these pronouncements to have a significant effect on the Company’s financial statements.
2. DEVELOPMENT STAGE ENTERPRISE
The Company was formed on March 25, 2005 to have a perpetual life. The Company was initially capitalized by a member who contributed $400,000 for 80 membership units. Additionally, the Company was further capitalized by 25 additional members, contributing an aggregate of $570,000 for 114 units. These contributions were pursuant to a private placement memorandum in which the Company offered a maximum of 200 units of securities at a cost of $5,000 per unit for a maximum of $1,000,000. Each investor was required to purchase a minimum of two units for a minimum investment of $10,000 and increments of one unit thereafter. This offering was closed and the units were issued May 31, 2005.
Income and losses are allocated to all members based upon their respective percentage of units held. See Note 3 for further discussion of members’ equity.
3. MEMBERS’ EQUITY
The Company is preparing Form SB-2 Registration Statement with the Securities and Exchange Commission (SEC). The Offering is expected to be for a minimum of 1,990 and up to 5,810 membership units for sale at $10,000 per unit. The Company has one class of membership units with each unit representing a pro rata ownership interest in the Company’s capital, profits, losses and distributions. Investments will be held in escrow until the earliest of the receipt of $19,900,000 or more in cash proceeds and a written debt financing commitment for an amount ranging from approximately $23,930,000 to $62,130,000, one year from the effective date of the registration statement or termination of the offering.
4. COMMITMENTS AND CONTINGENCIES
Design build letter of intent
The total cost of the project, including the construction of the ethanol plant and start-up expenses, is expected to approximate $83,000,000. The Company has signed a letter of intent with a contractor to design and build the ethanol plant at a total contract price of approximately $58,884,000. The letter of intent shall terminate on March 31, 2006 unless the basic size and design of the facility have been agreed upon, a specific site or sites have been determined and agreed upon, and at least 10% of the necessary equity has been raised. Further, the letter of intent terminates at March 31, 2007 unless financing for the facility has been secured. Either of the termination dates may be extended upon mutual written agreement. A consultant of the contractor is a member and director of the Company.
Land contracts
In February 2005, the Gage County Economic Development Corporation entered into an option to purchase approximately 172 acres of land, which also includes an easement to access the land. This option was entered into to enable the Gage County Economic Development Corporation to seek a developer to construct an ethanol fuel plant on this site. The Economic Development Corporation paid a non refundable option deposit of $5,000. The total purchase price of the land is $800,000 in the event the option is exercised on or before February 28, 2007. The total purchase price will increase an additional 4% increase for inflation calculated on an annual basis from March 1, 2005 through date of closing in the event the option is exercised with a closing date on or after March 1, 2007. The initial term of the option shall expire on February 28, 2008. On July 19, 2005, the Gage County Economic

E ENERGY ADAMS, LLC
(A Development Stage Company)
Notes to Financial Statements
June 30, 2005
Development Corporation signed over all of its right, title and interest in this option agreement for this site to the Company.
In July 2005, the Company entered into two contracts with an unrelated party to have the option to purchase approximately 15 acres and 7 acres of land in Gage County Nebraska for $5,000 per acre. These parcels are adjacent to the aforementioned 172 acres and may provide additional rail access to the property. The Company paid a non-refundable option deposit of $1,000 for each option which is to be applied to the purchase price of the properties. The option shall remain in effect for a period of two years from the effective date of this agreement.
Consulting contracts
In April 2005, the Company entered into an agreement with an unrelated party to develop a business plan. The fee for this service will be billed on a per hour basis with reimbursement for travel and out of pocket expenses.
In May 2005, the Company entered into a consulting agreement with a related party to provide services relating to contract negotiation, marketing, and the securing of debt financing. The Company will pay the consultant a one-time fee of $25,000 and $300 per day, not to exceed $1,500 per week commencing on the effective date of this agreement. Additionally, the Company will pay a one-time bonus of $250,000, less all amounts previously paid to the consultant which includes the one-time fee, weekly compensation and reimbursed expenses, upon the Company raising the amount of equity required by a prospective lender to secure a loan adequate to finance the Company’s business plan, successful execution of a definitive debt financing agreement of a binding commitment for debt financing and the loan transaction contemplated by such commitment closes and is funded. The agreement has no term, but may be terminated at any time by either party upon fourteen days notice. The consultant is a member and director of the Company as well as engaged as a consultant for the Company’s general contractor. As of June 30, 2005 the Company has incurred $31,277 of these costs of which $549 is included in accounts payable.
In May 2005, the Company entered into an agreement with a related party to provide organizational and development services for $1,000 per month. The term of this agreement shall terminate upon the earlier of any of the following — the date the ethanol plant first begins producing ethanol for sale, upon dissolution, bankruptcy or insolvency of the Company, upon the related party’s voluntary resignation as a member of the board, or upon two week written notice of intent to terminate by either party.
In June 2005, the Company entered into an agreement with a related party to provide organizational and development services. The Company is to pay a development fee equal to $250,000 on the date upon which the ethanol plant first begins producing ethanol for sale. The Company is to also reimburse the related party for expenses incurred in the performance of his duties. The term of this agreement shall terminate upon the earlier of any of the following — payment in full of the development fee, upon the dissolution, bankruptcy, or insolvency of the Company, the related party’s voluntary resignation as a member of the board, or by mutual written agreement of the parties.
In June 2005, the Company entered into an agreement with an unrelated party for engineering services for spur track design. The cost of these services will be on an hourly rate according to the service being provided.
In July 2005, the Company executed a rental lease agreement with an unrelated party for office space. The Company is to pay $300 per month plus $60 per month for utilities for the term of two years. The Company is also required to pay a one time non refundable payment of $3,000 payable at the inception of lease to be used for office renovation. The Company paid the non-refundable payment on June 27, 2005. The lease may be terminated by the Company at any time by giving 30 days advance notice of the termination date.
In August 2005, the Company entered into an agreement with an unrelated party to assist the Company in obtaining necessary water discharge permits. The Company will pay for these services on an hourly basis plus reimbursable expenses.

E ENERGY ADAMS, LLC
(A Development Stage Company)
Notes to Financial Statements
June 30, 2005
In August 2005, the Company entered into an agreement with an unrelated party for consulting and energy management services for supplies of natural gas and electricity for the plant. The agreement commenced on August 1, 2005 and will continue until twenty-four months after the plant’s completion date. The initial fee is $15,000 plus pre-approved travel expenses for the period commencing August 1, 2005 through plant completion. The fee for ongoing services upon plant completion is $2,900 per month plus pre-approved travel expenses. The Company may defer payment until the financing for the plant has been secured. The agreement may be terminated by either party effective after the initial term upon sixty days prior written notice.

MINIMUM 1,990 UNITS
MAXIMUM 5,810 UNITS
PROSPECTUS
______, 2005
     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, units only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.
     No action is being taken in any jurisdiction outside the United States to permit a public offering of the units or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.
     Through and including ___, 2005 (the 90th day after the effective date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Directors and officers of E Energy Adams, LLC may be entitled to benefit from the indemnification provisions contained in the Company’s operating agreement and the Nebraska Limited Liability Company Act. The general effect of these provisions is summarized below.
     Our operating agreement provides that to the maximum extent permitted under the Nebraska Limited Liability Company Act and any other applicable law, no member or director of E Energy Adams shall be personally liable for any debt, obligation or liability of the Company merely by reason of being a member or director or both. No director of the Company shall be personally liable to the Company or its members for monetary damages for a breach of fiduciary duty by such director; provided that the provision shall not eliminate or limit the liability of a director for the following: (1) receipt of an improper financial benefit to which the director is not entitled; (2) liability for receipt of distributions in violation of the articles of organization, operating agreement, or the Nebraska Limited Liability Company Act; (3) a knowing violation of law; or (4) acts or omissions involving fraud, bad faith or willful misconduct. To the maximum extent permitted under the Nebraska Limited Liability Company Act and other applicable law, the Company, its receiver, or its trustee (however in the case of a receiver or trustee only to the extent of Company property) is required to indemnify, save, and hold harmless and pay all judgments and claims against each director relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such director or officer in connection with the business of the Company. The indemnification includes reasonable attorneys’ fees incurred by a director or officer in connection with the defense of any action based on covered acts or omissions. Attorneys’ fees may be paid as incurred, including those for liabilities under federal and state securities laws, as permitted by law. To the maximum extent permitted by law, in the event of an action by a unit holder against any director, including a derivative suit, we must indemnify, hold harmless and pay all costs, liabilities, damages and expenses of the director, including attorneys’ fees incurred in the defense of the action. Notwithstanding the foregoing provisions, no director shall be indemnified by the Company in contradiction of the Nebraska Limited Liability Company Act. The Company may purchase and maintain insurance on behalf of any person in his or her official capacity against any liability asserted against and incurred by the person arising from the capacity, regardless of whether the Company would otherwise be required to indemnify the person against the liability.
     Generally, under Nebraska law, a member or manager is not personally obligated for any debt or obligation of the Company solely because they are a member or manager of the Company. However, Nebraska law allows a member or manager to agree to become personally liable for any or all debts, obligations, and liabilities if the operating agreement provides.
     The principles of law and equity supplement the Nebraska Limited Liability Company Act, unless displaced by particular provisions of the Act.
     There is no pending litigation or proceeding involving a director, officer, employee or agent of the Company as to which indemnification is being sought. The Company is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, member, manager, employee or agent.
ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

Securities and Exchange Commission registration fee	$6,839
Legal fees and expenses	150,000
Consulting Fees	30,000
Accounting fees	50,000
Blue Sky filing fees	15,500
Printing expenses	15,000
Advertising	56,050
Miscellaneous expenses	6,611

Total	$330,000	*

* All of the above items except the SEC registration fee are estimated.
ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES
     During the time period beginning on E Energy Adams’s formation on March 25, 2005 and ending on May 31, 2005, we issued and sold 194 membership units to our seed capital investors at a purchase price of $5,000 per unit, without registering the units with the Securities and Exchange Commission. All sales were made pursuant to Rule 506 of Regulation D. Each of these sales was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) and Rule 506 of the Securities Act of 1933 as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid in these transactions and we conducted no general solicitation in connection with the offer or sale of the securities. The purchasers of the securities in each transaction made representations to us regarding their status as accredited investors as defined in Regulation C and their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to unit certificates and instruments issued in such transactions. All purchasers were provided a private placement memorandum containing all material information concerning our company and the offering. All purchases were made with cash and the total amount of cash consideration for those securities was $970,000.
ITEM 27. EXHIBITS.
3.1	Articles of Organization

3.2	Operating Agreement of the registrant

4.1	Form of Membership Unit Certificate

4.2	Form of Subscription Agreement of registrant

4.3	Form of Escrow Agreement between E Energy Adams, LLC and Union Bank & Trust Company

5.1	Form of Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain securities matters

8.1	Form of Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain tax matters

10.1	Letter of Intent dated April 19, 2005 between E Energy Adams, LLC and Fagen, Inc. Assignment of Option to Purchase Real Estate between Gage County Economic Development, Inc. dated July 19, 2005

10.2	Consulting Agreement dated May 13, 2005 between E Energy Adams, LLC and Bill Riechers

10.3	Project Development Fee Agreement between E Energy Adams, LLC and Everett W. Larson dated May 13, 2005

10.4	Project Development Fee Agreement between E Energy Adams, LLC and Jack L. Alderman dated May 13, 2005

10.5	Amendment Number One to Letter of Intent dated July 12, 2005 between E Energy Adams, LLC and Fagen, Inc.

10.6	Assignment of Option dated July 19, 2005 between E Energy Adams, LLC and Gage County Economic Development, Inc.

10.7	Option Agreement dated July 29, 2005 between E Energy Adams, LLC and Jean G. TenHulzen

Revocable Trust

10.8	Option Agreement dated July 29, 2005 between E Energy Adams, LLC and Jean G. TenHulzen Revocable Trust

10.9	Energy Management Agreement dated September 2, 2005 between E Energy Adams, LLC and U.S. Energy Services, Inc.

10.10	Amendment Number Two to Letter of Intent dated October 5, 2005 between E Energy Adams, LLC and Fagen, Inc.

23.1	Consent of Boulay, Heutmaker, Zibell & Co., P.L.L.P. dated October 7, 2005
ITEM 28. UNDERTAKINGS.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
     (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
     (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) To deem, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the registered securities which remain unsold at the end of the offering.

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Adams, State of Nebraska on October 4, 2005.

E ENERGY ADAMS, LLC

Date: 10-4-2005	/s/ Jack L. Alderman

Jack L. Alderman
Chairman, President and Director
(Principal Executive Officer)

Date: 10-4-2005	/s/ Nicholas J. Cusick

Nicholas J. Cusick
Treasurer and Director
(Principal Financial and Accounting Officer)
     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Date: 10-4-2005	/s/ Jack L. Alderman

Jack L. Alderman, Chairman, President, Director
(Principal Executive Officer)

Date: 10-4-2005	/s/ Everett W. Larson

Everett W. Larson, Vice Chairman, Vice President and Director

Date: 10-4-2005	/s/ Nicholas J. Cusick

Nicholas J. Cusick, Treasurer, Director
(Principal Financial and Accounting Officer)

Date: 10-4-2005	/s/ Dennis L. Boesiger

Dennis L. Boesiger, Secretary, Director

Date: 10-4-2005	/s/ William L. Riechers

William L. Riechers, Director

Date: 10-4-2005	/s/ Vinson W. VanEngen

Vinson W. VanEngen, Director

Date: 10-4-2005	/s/ Duane H. Wollenburg

Duane H. Wollenburg, Director

Date: 10-4-2005	/s/ Kenneth S. Brinkman

Kenneth S. Brinkman, Director

Date: 10-4-2005	/s/ Mark O. Weber

Mark O. Weber, Director

Date: 10-4-2005	/s/ Steven L. Dean

Steven L. Dean, Director

Date: 10-4-2005	/s/ Amy J. Johnston

Amy J. Johnston, Director

Date: 10-4-2005	/s/ Gary R. Bentzinger

Gary R. Bentzinger, Director

Date: 10-4-2005	/s/ Donald “Bud” W. Olsson

Donald “Bud” W. Olsson, Director

Date: 10-4-2005	/s/ Ron L. Miller

Ron L. Miller, Director

Date: 10-4-2005	/s/ Tom Roode

Tom Roode, Director